Exhibit 4.2

NOVA BIOSOURCE FUELS, INC.,

THE GUARANTORS LISTED HEREIN,

NOVA HOLDING SENECA LLC,

AND

THE BANK OF NEW YORK TRUST COMPANY, N.A.,

as Trustee

INDENTURE

Dated as of September 28, 2007

10% CONVERTIBLE SENIOR SECURED NOTES DUE 2012

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v

		Page

Section 15.10.	Successors	116
Section 15.11.	Severability	116
Section 15.12.	Counterpart Originals	116
Section 15.13.	Table of Contents, Headings, etc.	116

ARTICLE 16. LETTER OF CREDIT		116

Section 16.01.	Letter of Credit	116

Exhibit A – FORM OF NOTE

Exhibit B – FORM OF CERTIFICATE OF TRANSFER

INDENTURE dated as of September 28, 2007 between Nova Biosource Fuels, Inc., a Nevada corporation (including any successors or assigns, the “Company”), the Guarantors (as defined below), Nova Holding Seneca LLC, a Delaware limited liability company (“Seneca”), and The Bank of New York Trust Company, N.A., a national banking association, as trustee (the “Trustee”).

The Company, the Guarantors, Seneca (solely for purposes of the covenant contained in Section 5.23) and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the 10% Convertible Senior Secured Notes due 2012 (including all 10% Convertible Senior Secured Notes issued in exchange, transfer or replacement hereof, the “Notes”):

ARTICLE 1.
DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01.                                                 Definitions.

“Acquired Debt” means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any real property or fixed assets acquired by such specified Person.

“Additional Interest” means all liquidated damages then owing pursuant to Section 2(c) of the Registration Rights Agreement and all other interest owing on the Notes pursuant to this Indenture, including, but not limited to, pursuant to Section 2.12 of this Indenture and paragraph 1. “Interest” of the Form of Note attached as Exhibit A hereto (the “Form of Note”). References in this Indenture and in the Notes to the “interest” accrued or payable on the Notes shall be deemed to include any Additional Interest and Special Interest that may become accrued or payable thereon pursuant to the terms of this Indenture, the Notes and the Transaction Documents unless the context otherwise requires.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this Indenture, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided, that, solely for the purposes of this definition of “Affiliate,” beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control. Notwithstanding the foregoing, no Holder shall be deemed, for purposes of this Indenture, to be an Affiliate of the Company or any of its Subsidiaries solely by reason of holding the Notes.

“After-Acquired Property” means all assets and property acquired by the Company or any Guarantor after the date of this Indenture.

“Agent” means any Registrar, Paying Agent, Conversion Agent or co-registrar.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. For purposes of this definition, “Beneficially Owns” and “Beneficially Owned” shall have a correlative meaning.

“Board of Directors” means:

(i)                                     with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(ii)                                  with respect to a partnership, the Board of Directors of the general partner of the partnership;

(iii)                               with respect to a limited liability company, the managing member or members, the manager or any controlling committee or board of managers or managing members thereof; and

(iv) with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means any day other than a Legal Holiday.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(i)                                     in the case of a corporation, corporate stock;

(ii)                                  in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(iii)                               in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(iv)                              any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Capitalized Interest” means interest due on the Notes pursuant to Section 14.02(a) that has been capitalized by adding it to the outstanding Principal Amount of the Notes at the Company’s election pursuant to Section 14.02(c) of this Indenture.

“Cash Equivalents” means:

(i)                                     United States dollars,

(ii)                                  securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided, that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than six months from the date of acquisition;

(iii)                               certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500,000,000 and a Thompson Bank Watch Rating of “B” or better;

(iv)                              repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above;

(v)                                 commercial paper having the highest rating obtainable from either Moody’s or Standard & Poor’s, in each case, maturing within six months after the date of acquisition;

(vi)                              AAA-rated taxable securities having maturities of not more than six months including, but not limited to, auction rate securities and variable rate demand notes (for securities where the interest rate resets via a “dutch auction” or “put” mechanism, the auction date or put date will be used to determine the maturity date);

(vii)                           U.S. corporate bonds or notes with maturities of not more than six months and having a minimum long-term credit rating of “A2” by Moody’s and “A” by Standard & Poor’s; and

(viii)                        money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (i) through (vii) of this definition.

“Change of Control” means the occurrence of any of the following after the Closing Date:

(a)                                  any “person” becomes the “beneficial owner” (as these terms are defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Company’s Capital Stock that is at the time entitled to vote by the holder thereof in the election of the Board of Directors (or comparable body); or

(b)                                 the first day on which a majority of the members of the Board of Directors are not Continuing Directors; or

(c)                                  the adoption of a plan relating to the liquidation or dissolution of the Company; or

(d)                                 the consolidation or merger of the Company with or into any other Person, or the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the Company’s assets and those of its subsidiaries taken as a whole to any “person” (as this term is used in Section 13(d)(3) of the Exchange Act), other than:

(i)                                     any transaction pursuant to which the holders of 50% or more of the total voting power of all shares of the Company’s Capital Stock entitled to vote generally in elections of directors of the Company immediately prior to such transaction have the right to exercise, directly or indirectly, 50% or more of the total voting power of all shares of the Company’s Capital Stock entitled to vote generally in elections of directors of the continuing or surviving Person (or any parent thereof) immediately after giving effect to such transaction; or

(ii)                                  any merger primarily for the purpose of changing the Company’s jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of Common Stock solely into shares of common stock of the surviving entity; or

(e)                                  the termination of trading of the Common Stock, which will be deemed to have occurred if the Common Stock or other common equity interests into which the Notes are convertible is neither listed for trading on a United States national securities exchange nor approved for listing on any United States system of automated dissemination of quotations of securities prices.

However, a Change of Control will be deemed not to have occurred if more than 90% of the consideration in the transaction or transactions (other than cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) which otherwise would constitute a Change of Control under clauses (a) or (d) above consists of shares of common stock, depositary receipts or other certificates representing common equity interests traded or to be traded immediately following such transaction on an Eligible Market, and, as a result of the transaction or transactions, the obligations of the Company under the Notes are expressly assumed by the person issuing such consideration in such transaction or transactions and the Notes become convertible into such common stock, depositary receipts or other certificates representing common equity interests.

“Closing Sale Price” of any share of Common Stock or any other security on the Trading Day means the last closing trade price for such security on the principal United States securities market on which such security is traded (which is currently the American Stock Exchange in respect of the Common Stock) as reported by Bloomberg Financial Markets (or any successor thereto, “Bloomberg”), or, if such exchange begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or last trade price, respectively, of such exchange prior to 4:00:00 p.m. (New York City time) as reported by

Bloomberg, or, if such exchange is not the principal securities exchange or trading market for such security, the last trade price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last trade price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no last trade price is reported for such security by Bloomberg, the average of the highest bid prices and the lowest ask prices of any market makers for such security in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Closing Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Price of such security on such date shall be the fair market value as determined by the Company and the Majority Holders.

“Collateral” shall have the same meaning as Pledged Collateral.

“Collateral Agent” shall have the meaning set forth in the Security Agreement.

“Collateral Documents” means the Security Agreement and the other agreements, documents, or instruments, including any financing statements, and any amendments or supplements thereto, creating, perfecting, or evidencing any Liens securing the Notes, the Note Guarantees and any other Obligation under this Indenture or the Collateral Documents.

“Common Stock” means the Common Stock of the Company, par value $0.001 per share, as it exists on the date of this Indenture and any shares of any class or classes of Capital Stock of the Company resulting from any reclassification or reclassifications thereof and which have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company and which are not subject to redemption by the Company; provided, however, that if at any time there shall be more than one such resulting class, the shares of each such class then so issuable on conversion of the Notes shall be substantially in the proportion which the total number of shares of such class resulting from all such reclassifications bears to the total number of shares of all such classes resulting from all such reclassifications.

“Company” means Nova Biosource Fuels, Inc., a Nevada corporation, and any and all successors thereto in accordance with this Indenture, and thereafter “Company” shall mean such successor Company.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus or minus, as applicable, without duplication:

(1)                                  an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2)                                  provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3)                                  the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(4)                                  depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

(5)                                  non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation, amortization and other non-cash expenses of, a Restricted Subsidiary of the Company will be added to Consolidated Net Income to compute Consolidated Cash Flow of the Company only to the extent that a corresponding amount would be permitted at the date of determination to be dividended or distributed to the Company by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1)                                  the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2)                                  the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(3)                                  the cumulative effect of a change in accounting principles will be excluded;

(4)                                  the Net Income of any Person acquired during the specified period for any period prior to the date of acquisition will be excluded; and

(5)                                  notwithstanding clause (1) above, the Net Income of any Unrestricted Subsidiary will be excluded, whether or not distributed to the specified Person or one of its Subsidiaries.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors who (i) was a member of the Board of Directors on the date hereof; or (ii) was nominated for election or elected to the Board of Directors with the approval of a majority of the Continuing Directors who were members of the Board of Directors at the time of such new director’s nomination or election.

“Corporate Trust Office of the Trustee” shall be 601 Travis Street, 18th Floor, Houston, Texas 77002, attention: Corporate Trust Services, or such other address as to which the Trustee may give notice to the Company.

“Credit Facilities” means, one or more debt facilities or commercial paper facilities, in each case, with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Credit Parties” means collectively, the Company, each Guarantor and Seneca.

“Default” or “default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Depositary” means The Depository Trust Company until a successor Depositary shall have become such pursuant to the applicable provisions of this Indenture, and thereafter “Depositary” shall mean such successor Depositary.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 5.07 of this Indenture. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of hereof shall be the maximum amount that the Company and its Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Eligible Market” means The New York Stock Exchange, Inc., the American Stock Exchange, The NASDAQ Global Market, The NASDAQ Global Select Market or The NASDAQ Capital Market.

“Equity Conditions” means each of the following conditions:  (i) on each day during the period beginning ninety (90) days prior to the applicable date of determination and ending on and including the applicable date of determination (the “Equity Conditions Measuring Period”), the Common Stock is designated for quotation on an Eligible Market and shall not have been suspended from trading on such exchange or market (other than suspensions of not more than two (2) days and occurring prior to the applicable date of determination due to business announcements by the Company) nor shall delisting or suspension by such exchange or market been threatened or pending either (A) in writing by such Eligible Market or (B) by falling below the then effective minimum listing maintenance requirements of such exchange or market; (ii) during the Equity Conditions Measuring Period, the Notes and all shares of Common Stock issuable upon conversion of the Notes shall be eligible for sale without restriction pursuant to an effective registration statement under the Registration Rights Agreement, other than any restrictions on sale imposed on any Holder by virtue of such Holder being an affiliate of the Company; (iii) during the Equity Conditions Measuring Period, the Company shall have delivered shares of Common Stock upon conversion of the Notes to the Holders on a timely basis on the applicable Share Delivery Due Date; and (iv) during the Equity Conditions Measuring Period, there shall not have occurred either (A) the public announcement of a pending, proposed or intended Fundamental Transaction which has not been abandoned, terminated or consummated, or (B) a Default or Event of Default.

“Equity Conditions Failure” means that (i) on any day during the period commencing ten (10) Trading Days prior to the applicable Interest Notice Date through the applicable Interest Payment Date, or (ii) on any day during the period commencing ten (10) Trading Days prior to the applicable Optional Redemption Notice through the applicable Optional Redemption Date, the Equity Conditions have not been satisfied (or waived in writing by each Holder).

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Event of Loss” means any loss of, destruction of or damage to, or any condemnation or other governmental taking of any property of the Company or any of its Subsidiaries in any single occurrence or series of related occurrences that involves assets having a Fair Market Value of at least $1.0 million in the aggregate.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Securities” means (i) equity or equity-linked securities issued to employees, officers or directors of the Company pursuant to any stock, option or incentive compensation plan approved and adopted by the Board of Directors of the Company, (ii) shares of Capital Stock issued upon conversion or exercise of equity-linked securities outstanding on the Issue Date and as in effect on the Issue Date or issued under clause (i) above, provided that the terms of such equity or equity-linked securities are not amended, modified or changed on or after the Issue Date, and (iii) shares of Common Stock issuable upon conversion of the Notes.

“Existing Indebtedness” means Indebtedness of the Company and its Subsidiaries in existence on the date of this Indenture and set forth on Schedule 3.1 (gg) of the Securities Purchase Agreement, until such amounts are repaid.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of the Company (unless otherwise provided in this Indenture).

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “calculation date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)                                  acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the calculation date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period;

(2)                                  the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the calculation date, will be excluded;

(3)                                  the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the calculation date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the calculation date;

(4)                                  any Person that is a Restricted Subsidiary on the calculation date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5)                                  any Person that is not a Restricted Subsidiary on the calculation date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(6)                                  if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the calculation date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the calculation date in excess of 12 months).

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)                                  the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interests rates; plus

(2)                                  the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3)                                  any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4)                                  the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the date of this Indenture, including those set forth in (1) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, (2) the statements and pronouncements of the Financial Accounting Standards Board, (3) such other statements by such other entity as approved by a significant segment of the accounting profession and (4) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in registration statements filed under the Securities Act and periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

“Global Notes” means one or more Notes in global form registered in the register in the name of a Depositary or a nominee thereof.

“Government Securities” means securities that are direct obligations of, or obligations guaranteed by, the United States of America, and the payment for which the United States pledges its full faith and credit.

“Guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof), of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities, or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantors” means each of Nova Holding Clinton County, LLC and Nova Biofuels Clinton County, LLC, and any other Subsidiary of the Company that executes a Note Guarantee in accordance with the provisions of this Indenture, in each case, together with their respective successors and assigns, unless and until the Note Guarantee of such Person has been released in accordance with the provisions of this Indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under (i) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements, (ii) other agreements or arrangements designed to manage interest rates or interest rate risk, and (iii) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Holder” means a Person in whose name a Note is registered.

“Indebtedness” means with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables that are not yet overdue by 30 days), whether or not contingent:

(i)                                     in respect of borrowed money;

(ii)                                  evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(iii)                               in respect of banker’s acceptances;

(iv)                              representing Capital Lease Obligations;

(v)                                 representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed;

(vi)                              representing any Hedging Obligations; if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP; or

(vii)                           all Disqualified Stock.

In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by or other contingent obligation of the specified Person of any Indebtedness of or relating to or arising from any other Person.

“Indenture” means this Indenture, as amended or supplemented from time to time in accordance with its terms.

“Interest” means, when used with reference to the Notes, the sum of (i) any interest accrued and unpaid at the Interest Rate pursuant to Section 14.02(a) hereof, (ii) accrued and unpaid Additional Interest, if any, payable under the terms of the Registration Rights Agreement, (iii) accrued and unpaid Special Interest, if any, pursuant to Section 7.03 hereof, and (iv) accrued and unpaid Late Charges, if any.

“Interest Make-Whole” means with respect to each $1,000 principal amount of Notes, an amount in cash equal to (i) with respect to any conversion prior to the fourth semi-annual Interest Payment Date, the amount of any interest pursuant to Section 14.02(a) that would have accrued with respect to the Principal Amount being converted under this Indenture at the Interest Rate for the period from the applicable Conversion Date through September 30, 2009, and (ii) the amount of any interest pursuant to Section 14.02(a) that, but for the Optional Redemption pursuant to Section 3.07, would have accrued with respect to the Conversion Amount being redeemed under this Indenture at the Interest Rate for the period from the applicable Optional Redemption Date through September 30, 2010.

“Interest Payment Date” means March 31 and September 30 of each year until the Stated Maturity with the first Interest Payment Date being March 31, 2008.

“Interest Rate” means a rate per annum equal to either (i) 10%, for any portion of the Interest that is paid in cash with respect to the applicable interest period paid on the applicable Interest Payment Date or (ii) 12%, for any portion of the Interest that is added as Capitalized Interest pursuant to Section 14.02(c) with respect to the applicable interest period paid on the applicable Interest Payment Date.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition in such Subsidiary. The acquisition by the Company or any Subsidiary of the Company of a Person that holds an Investment in a third Person shall be deemed to be an Investment by the Company or such Subsidiary in such third Person.

“Issue Date” means the date of the first issuance of Notes under this Indenture.

“Late Charge” means a late charge being incurred and payable by the Company in an amount equal to interest at a rate per annum equal to the sum of 2% and the applicable Interest Rate.

“LC Agent” means, The Bank of New York Trust Company, N.A., until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“LC Amount” means an amount in cash equal to the aggregate amount sufficient for the Company to fully pay the initial four interest payments on the Notes, with the first such Interest Payment Date being March 31, 2008.

“LC Bank” means the issuer of the Letter of Credit who shall initially be Sterling Bancshares, Inc..

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in The City of New York, the State of Texas or at a place of payment under this Indenture are authorized by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday at a place of payment under this Indenture, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on such payment for the intervening period. If a record date is a Legal Holiday, the record date shall not be affected.

“Letter of Credit” means the irrevocable letter of credit in an amount not less than the LC Amount issued on or before the Issue Date by the LC Bank in favor of the LC Agent for the benefit of the Holders, with an expiration date (the “LC Expiration Date”) no earlier than 91 days after September 30, 2009.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

“Majority Holders” means the Holders of a majority in aggregate Principal Amount of the Notes at the time outstanding.

“Moody’s” means Moody’s Investors Services, Inc.

“Net Income” means, with respect to any specified Person, the Net Income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1)           any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2)           any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale) or any Event of Loss (including, without limitation, any insurance proceeds in respect thereof), net of

(i)            the direct costs relating to such Asset Sale or Event of Loss, including, without limitation, legal, accounting and investment banking fees, sales commissions, relocation expenses incurred as a result of the Asset Sale or Event of Loss, and taxes paid or payable as a result of the Asset Sale or Event of Loss after taking into account any available tax credits or deductions and any tax sharing arrangements,

(ii)           amounts required to be applied to the repayment of Indebtedness, secured by a Lien on the asset or assets of higher priority than the Lien securing the Notes or the Note Guarantees that were the subject of such Asset Sale or Event of Loss, and

(iii)          any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“Non-Recourse Debt” means Indebtedness:

(1)           as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2)           no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3)           as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

“Non-Stock Change of Control” means a transaction described under clause (a) or clause (d) in the definition of Change of Control pursuant to which 10% or more of the consideration for Common Stock (other than cash payments for fractional shares, if applicable, and cash payments made in respect of dissenters’ appraisal rights) in such transaction consists of cash or securities (or other property) that are not shares of common stock, depositary receipts or other certificates representing common equity interests traded or scheduled to be traded immediately following such transaction on an Eligible Market and into which the Notes are convertible pursuant to the assumption of the obligations under the Notes by the person issuing such consideration in such transaction.

“Note Guarantee” means the Guarantee by each Guarantor of the Company’s payment obligations under this Indenture.

“Notes” has the meaning assigned to it in the preamble to this Indenture.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Offering” means the offering of the Notes by the Company.

“Officer” means, with respect to any Person, the Chair of the Board, the Vice Chair of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice-President of such Person.

“Officers’ Certificate” means a certificate signed on behalf of the Company by two Officers of the Company, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company, that meets the requirements of Sections 15.04 and 15.05 hereof.

“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee, that meets the requirements of Sections 15.04 and 15.05 hereof. The counsel may be internal or external counsel to the Company or counsel to the Trustee.

“Permitted Business” means (i) the research, development, design, engineering, procurement, construction, ownership, operation and maintenance of biodiesel and related feedstock, co-product and derived products production technology, equipment, refineries, storage, transfer, loading, unloading, blending and transportation facilities, (ii) the production, refining, purification, blending, storage, transfer, handing, transportation, purchasing, marketing and sale of biodiesel, biodiesel feedstocks, related co-products and derived products, (iii) the ownership, cultivation, production, extraction, processing, purification, blending, storage, transfer, handling, transportation, purchasing, marketing and sale of biodiesel and other renewable energy feedstocks and consumables, (iv) the purchase, sale, investment and ownership of commodities, futures, forwards, contracts, swaps, derivatives, credits, securities and other instruments related to biodiesel, petroleum, refined energy products, energy, feedstocks, comsumables, biodiesel co-products and derived products, and facilities and equipment construction, procurement and fabrication, (v) the provision of consulting, management, research, development, design, engineering, procurement and construction services with respect to biodiesel and other renewable or alternative energy sources and related feedstocks, co-products and derived products, and (vi) any reasonable extensions and complementary businesses thereto.

“Permitted Investments” means:

(i)            any Investment in the Company or in a Restricted Subsidiary of the Company;

(ii)           any Investment in Cash Equivalents;

(iii)          any Investment by the Company or any Subsidiary of the Company in a Person, if as a result of such Investment: (a) such Person becomes a Restricted Subsidiary of the Company; or (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(iv)          any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 5.10 hereof;

(v)           any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

(vi)          any Investments received in compromise or resolution of litigation, arbitration or other disputes;

(vii)         Investments represented by Hedging Obligations;

(viii)        Guarantees by the Company of Permitted Project Debt during the construction phase prior to final acceptance (as determined by the Project lender in accordance with the credit agreement governing such Permitted Project Debt) of the applicable Project or Projects, as the case may be in an aggregate amount at any time outstanding not to exceed the lesser of (i) 80% of the amount equal to $1.50 (or such higher amount as proportionately adjusted by increases in Chemical Engineering’s CE Plant Cost Index from and after the Issue Date) per gallon per year of nameplate biodiesel production capacity with respect to each such Project under construction and (ii) $162.0 million;

(ix)           Investments by the Company in Seneca made with the net proceeds of the offering of the Notes pursuant to the Securities Purchase Agreement; and

(x)            repurchases of the Notes, including the related Note Guarantees in accordance with the terms of this Indenture.

“Permitted Liens” means:

(i)            Liens on feedstock, inventory, supplies, consumables and other assets securing Indebtedness permitted to be incurred pursuant to clause (i) of the definition of “Permitted Debt”;

(ii)           Liens securing Existing Indebtedness permitted to be incurred pursuant to clause (ii) of the definition of “Permitted Debt”;

(iii)          Liens securing or to secure in the future Indebtedness and other Obligations under this Indenture, the Notes and the Note Guarantees, permitted to be incurred pursuant to clause (iii) of the definition of “Permitted Debt”;

(iv)          Liens on property, plant or equipment securing Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations permitted to be incurred pursuant to clause (v) of the definition of “Permitted Debt”;

(v)           Liens contemplated and permitted by Section 5.23;

(vi)          Liens in favor of the Company or any Guarantor;

(vii)         Liens to secure the performance of statutory obligations, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(viii)        Liens for taxes, assessments or charges, claims or other obligations owed to governmental or quasi-governmental authorities that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(ix)           Liens imposed by law, such as carriers’, warehousemen’s, materialmans’, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business and securing obligations that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as if required in conformity with GAAP has been made therefor; and

(x)            survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with and do not secure Indebtedness and that do not, individually or in the aggregate, materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person.

“Permitted Project Debt” means any Indebtedness (which is not exchangeable into Common Stock or involve in any manner the issuance of any security convertible into or exchangeable or exercisable for Common Stock) of one or more Unrestricted Subsidiaries (including at all times Seneca and the Seneca Project Entity) issued or incurred with one or more commercial banks or other financial institutions to finance or facilitate the purchase, acquisition, engineering, procurement, construction, commissioning, operation, expansion and improvement and related capital expenditures and working capital funding of one or more Projects that are in Permitted Businesses and that is secured by, or subject to a lease of, in whole or in part, the assets or property owned or used by one or more Unrestricted Subsidiaries owning, leasing or operating such Project or Projects.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew,

refund, refinance, replace, defease or discharge other Permitted Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that

(i)            the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(ii)           such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

(iii)          if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(iv)          such Indebtedness is incurred either by the Company or by the Subsidiary who is the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, or government or other entity.

“Physical Note” means permanent certificated Note in registered form issued in denomination of $1,000 principal amount and integral multiples thereof.

“Pledged Collateral” means any assets of the Company or any Guarantor or any other Person defined as “Pledged Collateral” or “Collateral” in any Collateral Document.

“Principal” or “Principal Amount” means, when referring to the principal or principal amounts of any Note, as set forth on the face of the Note as such amount may be (i) reduced by any conversions, redemptions or otherwise pursuant hereto and (ii) increased by the amount of any Capitalized Interest thereon pursuant to the terms of this Indenture.

“Pro Rata Amount” means, with respect to any Holder, a fraction, the numerator of which is the aggregate principal amount of Notes held by such Holder and the denominator of which is the aggregate principal amount of Notes outstanding.

“Projects” means one or more refineries, facilities, plants or other assets or property, other than the assets of Clinton County Bio Energy L.L.C., an Iowa limited liability company, that is in a Permitted Business.

“Public Acquirer Change of Control” means a Non-Stock Change of Control in which the (a) acquirer has a class of common stock (or depositary receipts or shares in respect thereof) traded on an Eligible Market or that shall be so traded or quoted when issued or exchanged in connection with such Non-Stock Change of Control (the “Public Acquirer Common Stock”), (b) the Public Acquirer Common Stock that the Notes are convertible into are registered under the Exchange Act; and (c) the Public Acquirer Common Stock that the Notes are convertible into are registered or exempt from registration under the Securities Act and are freely tradeable without restrictions under the Securities Act and any necessary qualification or registration under applicable state securities laws have been made (subject to the availability of any exemption from such qualification and registration requirements). If an acquirer does not itself have a class of common stock (or depositary receipts or shares in respect thereof) satisfying the foregoing requirement, it shall be deemed to have Public Acquirer Common Stock (or depositary receipts or shares in respect thereof) if a corporation that directly or indirectly owns at least a majority of the acquirer has a class of common stock (or depositary receipts or shares in respect thereof) satisfying the foregoing requirement, provided that such majority-owning corporation fully and unconditionally guarantees the Notes, in which case all references to Public Acquirer Common Stock shall refer to such class of common stock (and the Note shall be convertible into such class of common stock). Majority owned for these purposes means having “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of all shares of the respective entity’s capital stock that are entitled to vote generally in the election of directors.

“Public Acquirer Common Stock” has the meaning specified in the definition of Public Acquirer Change of Control.

“Qualified Institutional Buyer” or “QIB” shall have the meaning specified in Rule 144A.

“Redemption Dates” means, collectively, the Event of Default Redemption Date, Change of Control Redemption Date, the Excess Proceeds Redemption Date, the Holder Optional Redemption Date and the Optional Redemption Date, each of the foregoing, individually, a Redemption Date.

“Redemption Prices” means, collectively, the Event of Default Redemption Price, Change of Control Redemption Price, the Excess Proceeds Redemption Price, Holder Optional Redemption Price and the Optional Redemption Price, each of the foregoing, individually, a Redemption Price.

“Registration Rights Agreement” means the Registration Rights Agreement dated as of the date of this Indenture among the Company and the purchasers of the Notes identified therein, as such agreements may be amended, modified or supplemented from time to time in accordance with their terms.

“Regulation S” means Regulation S promulgated under the Securities Act (or any successor provision promulgated by the SEC).

“Responsible Officer”, when used with respect to the Trustee, means any vice president, assistant vice president, assistant treasurer, trust officer or any other officer within the Corporate

Trust Administration of the Trustee (or any successor group of the Trustee) or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Subsidiary” means any Subsidiary of the Company which at the time of determination is not an Unrestricted Subsidiary. Initially, the Restricted Subsidiaries of the Company shall be the Guarantors.

“Rule 144” means Rule 144 promulgated under the Securities Act (or any successor provision promulgated by the SEC).

“Rule 144A” means Rule 144A promulgated under the Securities Act (or any successor provision promulgated by the SEC).

“SEC” means the Securities and Exchange Commission.

“Secured Indebtedness” means any Permitted Indebtedness secured by assets of the Company other than the Collateral.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Purchase Agreement” means the Securities Purchase Agreement dated as of the date of this Indenture among the Company and the purchasers of the Notes identified therein, as such agreements may be amended, modified or supplemented from time to time in accordance with their terms.

“Security Agreement” means the Security Agreement dated as of the date of this Indenture by and among the Company, the Guarantors, the Trustee and the Collateral Agent, as such agreement may be amended, modified or supplemented from time to time in accordance with its terms and with this Indenture.

“Seneca Plant” means the biodiesel refinery under construction at the Shipyard Industrial Park, Village of Seneca, State of Illinois, which is designed to produce approximately sixty (60) million gallons-per-year of biodiesel, and all auxiliary and other facilities constructed or to be constructed by or on behalf of the Seneca Project Entity, together with all fixtures and improvements thereto, and all other real property, easements and rights-of-way held by or on behalf of the Seneca Project Entity and all rights to use easements and rights-of-way of others.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article I, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of this Indenture.

“Standard & Poor’s” means Standard & Poor’s Corporation.

“Stated Maturity” when used in respect of any Note, means the date specified in such Note as the fixed date on which an amount equal to the Principal of such Note together with accrued and unpaid Interest, and any other amounts accrued and unpaid hereunder if any, is due and payable.

“Subsidiary” means, with respect to any specified Person:

(i)            any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(ii)           any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the date on which this Indenture is qualified under the TIA.

“Trading Day” means:

(i)            if the Common Stock is listed or admitted for trading on any national or regional securities exchange, days on which such national or regional securities exchange is open for business; or

(ii)           if the Common Stock is quoted on any system of automated dissemination of quotations of securities prices, days on which trades may be effected through such system; and

(iii)          if the Common Stock is not listed on a national or regional securities exchange or quoted on any system of automated dissemination of quotation of securities prices, days on which the Common Stock is traded regular way in the over-the-counter market and for which a closing bid and a closing asked price for the Common Stock are available.

“Transaction Documents” means this Indenture, the Notes, the Note Guarantees, the Collateral Documents, the Securities Purchase Agreement and the Registration Rights Agreement.

“Trustee” means The Bank of New York Trust Company, N.A., until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“UCC” means the Uniform Commercial Code as in effect in the State of New York or any other applicable jurisdiction.

“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary on the date of designation:

(1)           has no Indebtedness other than Non-Recourse Debt;

(2)           except as permitted by the covenant Section 5.11, is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(3)           is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4)           has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.

Initially, notwithstanding the foregoing, the Unrestricted Subsidiaries of the Company shall be all of the Subsidiaries of the Company (and their respective Subsidiaries) other than the Restricted Subsidiaries (or their future Subsidiaries) as of the Issue Date.

The Board of Directors may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated, provided that:

(i)            the Company certifies to the Trustee that such designation complies with Sections 5.07 and 5.19; and

(ii)           each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries.

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if:

(i)            immediately after giving effect to such designation, the Company is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with Section 5.09; and

(ii)           immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing.

Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the board resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:  (a) the sum of the products obtained by multiplying (x) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (b) the then outstanding principal amount of such Indebtedness.

“Weighted Average Price” means, for any security as of any date, the dollar volume-weighted average price for such security on the principal market or exchange on which such security is traded during the period beginning at 9:30:01 a.m., New York City time (or such other time as such principal market or exchange publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York City time (or such other time as such principal market or exchange publicly announces is the official close of trading) as reported by Bloomberg through its “Volume at Price” functions, or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York City time (or such other time as such market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York City time (or such other time as such market publicly announces is the official close of trading) as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Weighted Average Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Company and the Majority Holders. All such determinations are to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period. For the avoidance of doubt in no event shall the Trustee or Conversion Agent have any responsibility to either obtain or monitor such prices.

Section 1.02.                Other Definitions.

Term	Defined in Section
Additional Shares	4.06
Affiliate Transaction	5.11
Agent Members	2.15
Asset Sale	5.10

Authentication Order	2.02
Authorized Share Allocation	4.04
Authorized Share Failure	4.04
Buy-In	4.04
Buy-In Price	4.04
Cash Interest	14.02
Change of Control Conversion/Repurchase Period	5.15
Change of Control Notice	5.15
Change of Control Offer	5.15
Change of Control Redemption Date	5.15
Change of Control Redemption Notice	5.15
Change of Control Redemption Price	5.15
Closing Price	4.05
Consolidated Cash Flow Test	14.02
Conversion Agent	2.03
Conversion Amount	4.01
Conversion Date	4.02
Conversion Limitation	4.02
Conversion Price	4.01
Conversion Rate	4.01
Conversion Securities	4.12
Covenant Defeasance	9.02
Current Market Price	4.05
Determination Date	4.05
Equity Conditions Measuring Period	1.01
Event of Default	7.01
Event of Default Redemption Price	7.03
Excess Proceeds	5.10
Excess Proceeds Notice	3.08
Excess Proceeds Offer	3.08
Excess Proceeds Redemption	3.08
Excess Proceeds Redemption Price	5.10
Expiration Date	4.05
Expiration Time	4.05
Form of Note	2.01
Holder	1.03

Holder Optional Redemption	3.09
Holder Optional Redemption Date	3.09
Holder Optional Redemption Notice	3.09
Holder Optional Redemption Price	3.09
incur	5.09
indenture securities	1.03
indenture to be qualified	1.03
indenture trustee	1.03
institutional trustee	1.03
Interest Election Notice	14.01
Interest Notice Date	14.02
Lease	5.22
Leased Premises	5.22
Leases	5.22
Legend	2.13
Make-Whole Premium Table	4.06
obligor	1.03
Offer Amount	3.08
Offer Period	3.08
Optional Redemption Notice	3.03
Optional Redemption Price	3.07
Paying Agent	2.03
Payment Default	7.01
Permitted Asset Sale	5.10
Permitted Debt	5.09
Premises	5.21
Pricing Condition	3.07
Public Acquirer Change of Control	4.07
Purchased Shares	4.05
record date	4.05
Registrar	2.03
Repurchase Notice	3.09
Required Reserve Amount	4.04
Reset Trading Average	4.10
Rights	4.05
Rights Plan	4.05

Seneca Project Entity	5.23
Share Delivery Due Date	4.02
Special Interest	7.03
Spinoff Valuation Period	4.05
Stock Price	4.06
Stock Price Cap	4.06
Stock Price Threshold	4.06
Stockholder Approval	5.26
Surviving Entity	6.01
transfer	2.13
Trigger Event	4.05
Triggering Distribution	4.05
Withdrawal Event	16.01

Section 1.03.        Incorporation by Reference of Trust Indenture Act.

Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture.

The following TIA terms used in this Indenture have the following meanings:

“indenture securities” means the Notes and the Note Guarantees;

“indenture security Holder” means a Holder of a Note;

“indenture to be qualified” means this Indenture;

“indenture trustee” or “institutional trustee” means the Trustee; and

“obligor” on the Notes and the Note Guarantees means the Company and the Guarantors, respectively, and any successor obligor upon the Notes and the Note Guarantees, respectively.

All other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule under the TIA have the meanings so assigned to them.

Section 1.04.                Rules of Construction.

Unless the context otherwise requires:

(a)           a term has the meaning assigned to it;

(b)           an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c)           “or” is not exclusive;

(d)           words in the singular include the plural, and in the plural include the singular;

(e)           provisions apply to successive events and transactions; and

(f)            references to sections of or rules under the TIA, the Securities Act or the Exchange Act shall be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time.

ARTICLE 2.
THE NOTES

Section 2.01.                Title, Terms, Form and Dating.

The Notes shall be known and designated as the “10% Convertible Senior Secured Notes Due 2012” of the Company. The Principal Amount shall be payable on the Stated Maturity or on an applicable Redemption Date or as otherwise provided under this Indenture.

The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto (the “Form of Note”). The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note shall be dated the date of its authentication. The Notes shall be in denominations of $1,000 and integral multiples thereof.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Company, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

Section 2.02.                Execution and Authentication.

Two Officers shall sign the Notes for the Company by manual or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.

A Note shall not be valid until authenticated by the manual signature of the Trustee. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee shall, upon a written order of the Company signed by two Officers (an “Authentication Order”) accompanied by an Officers’ Certificate, authenticate Notes for original issue up to the aggregate principal amount of $55.0 million plus any Capitalized Interest permitted to be issued in lieu of cash interest payments on the Notes as permitted by Section 14.02(c) hereof and paragraph “1. Interest” in the Form of Note.

The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Company.

Section 2.03.                Registrar, Paying Agent and Conversion Agent.

The Company shall maintain an office or agency in The City of New York where Notes may be presented for registration of transfer or for exchange (“Registrar”), an office or agency where Notes may be presented for payment (“Paying Agent”) and an office or agency where the Notes may be presented for conversion (“Conversion Agent”). The Registrar shall keep a register of the Notes and of their transfer and exchange. The Company may appoint one or more co-registrars and one or more additional paying agents and conversion agents. The term “Registrar” includes any co-registrar, the term “Paying Agent” includes any additional paying agent, and the term “Conversion Agent” includes any additional conversion agent. The Company may change any Paying Agent, Registrar or Conversion Agent without notice to any Holder. The Company shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Company fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Company or any of its Subsidiaries may act as Paying Agent or Registrar.

The Company initially appoints the Trustee to act as the Registrar, Paying Agent and Conversion Agent.

Section 2.04.                Paying Agent to Hold Money in Trust.

The Company shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of Principal, premium, if any, Interest or any other amounts due on the Notes, and will notify the Trustee of any default by the Company in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Company or a Subsidiary) shall have no further liability for the money. If the Company or a Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Company, the Trustee shall serve as Paying Agent for the Notes.

Section 2.05.        Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with TIA § 312(a). If the Trustee is not the Registrar, the Company shall furnish to the Trustee at least seven Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of Notes and the Company shall otherwise comply with TIA § 312(a).

Section 2.06.        Transfer and Exchange.

(a)           Subject to compliance with any applicable additional requirements contained in Section 2.13, when a Note is presented to a Registrar with a request to register a transfer thereof or to exchange such Note for an equal Principal Amount of Notes of other authorized denominations, the Registrar shall register the transfer or make the exchange as requested; provided, however, that every Note presented or surrendered for registration of transfer or exchange shall be duly endorsed or accompanied by an assignment form and, if applicable, an appropriately completed certificate of transfer in the form attached as Exhibit B hereto, and in form satisfactory to the Registrar duly executed by the Holder thereof or its attorney duly authorized in writing. To permit registration of transfers and exchanges, upon surrender of any Note for registration of transfer or exchange at an office or agency maintained pursuant to Section 2.03, the Company shall execute and the Trustee shall authenticate Notes of a like aggregate Principal Amount at the Registrar’s request. Any exchange or transfer shall be without charge, except that the Company or the Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto other than any tax or other governmental charge payable upon any exchange or transfer pursuant to Sections 2.10, 2.13(a), 3.07, 3.08, 3.09, 5.10, 5.15 and 10.05.

(b)           The Company shall not be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for repurchase under Sections 3.07, 3.08 and 3.09 hereof and ending at the close of business on the day of selection, (B) to register the transfer of or to exchange any Note so selected for repurchase in whole or in part, except the unpurchased portion of any Note being redeemed in part or (C) to register the transfer of or to exchange a Note between a record date and the next succeeding Interest Payment Date set forth on the face of such Note.

(c)           All Notes issued upon any transfer or exchange of Notes shall be valid obligations of the Company, evidencing the same debt and entitled to the same benefits under this Indenture, as the Notes surrendered upon such transfer or exchange.

(d)           Any Registrar appointed pursuant to Section 2.03 hereof shall provide to the Trustee such information as the Trustee may reasonably require in connection with the delivery by such Registrar of Notes upon transfer or exchange of Notes.

(e)           The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(f)            Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of Principal of and Interest and any other amounts due on such Notes and for all other purposes, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary.

(g)           All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.

Section 2.07.        Replacement Notes.

If any mutilated Note is surrendered to the Trustee or the Company and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Company shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note if the Trustee’s requirements are met. If required by the Trustee or the Company, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Company to protect the Company, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Company may charge for its expenses in replacing a Note.

Every replacement Note is an additional obligation of the Company and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.08.        Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee, except for those canceled by it, those converted pursuant to Article 4, those delivered to it for cancellation, and those described in this Section as not outstanding. Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note.

If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser.

If the entire Principal, accrued and unpaid Interest on such Principal, accrued and unpaid Late Charges on such Principal and Interest and any other amounts due on any Note is considered paid under Section 5.01 hereof, such Note ceases to be outstanding and Interest on it ceases to accrue.

If the Paying Agent (other than the Company, a Subsidiary or an Affiliate of any thereof) holds, on a Redemption Date or Stated Maturity, money sufficient to pay all Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue Interest.

Section 2.09.        Treasury Notes.

In determining whether the Holders of the required Principal Amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that the Trustee knows are so owned shall be so disregarded.

Section 2.10.        Temporary Notes.

Until certificates representing Notes are ready for delivery, the Company may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of certificated Notes but may have variations that the Company considers appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee. Without unreasonable delay, the Company shall prepare and the Trustee shall authenticate definitive Notes in exchange for temporary Notes without charge to the Holders.

Holders of temporary Notes shall be entitled to all of the benefits of this Indenture as physical Notes.

Section 2.11.        Cancellation.

The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar, Paying Agent and Conversion Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange, payment or conversion. The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement, cancellation or conversion and shall dispose of canceled Notes (subject to the record retention requirement of the Exchange Act). Except as otherwise provided in this Indenture, the Company may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation, or that any Holder has converted pursuant to Article 4 hereof.

Section 2.12.        Defaulted Interest.

If the Company defaults in a payment of Interest or any other amounts due on the Notes, Late Charges shall apply and the Company shall pay the Late Charges in any lawful manner plus, to the extent lawful, Late Charges payable, to the Persons who are Holders on a subsequent special record date. The Company shall notify the Trustee in writing of the amount of Late Charges proposed to be paid on each Note and the date of the proposed payment. The Company shall fix or cause to be fixed each such special record date and payment date, provided that no such special record date shall be less than 10 days prior to the related payment date for such Late Charges. At least 15 days before the special record date, the Company (or, upon the written request of the Company, the Trustee in the name and at the expense of the Company) shall mail or cause to be mailed to Holders a notice that states the special record date, the related payment date and the amount of such Interest to be paid.

Section 2.13.                Legend; Additional Transfer and Exchange Requirements.

(a)           If Notes are issued upon the transfer, exchange or replacement of Notes subject to restrictions on transfer and bearing the legends set forth on the Form of Note (collectively, the “Legend“), or if a request is made to remove the Legend on a Note, (i) the Notes so issued shall bear the Legend, or (ii) the Legend shall not be removed, as the case may be, unless in the case of clause (ii) there is delivered to the Company and the Registrar such satisfactory evidence, which shall include an Opinion of Counsel if requested by the Company or such Registrar, as may be reasonably required by the Company and the Registrar, that neither the Legend nor the restrictions on transfer set forth therein are required to ensure that transfers thereof comply with the provisions of Rule 144A, Rule 144 or Regulation S under the Securities Act or that such Notes are not “restricted” within the meaning of Rule 144 under the Securities Act; provided that no such evidence need be supplied in connection with the sale of such Note pursuant to a registration statement that is effective at the time of such sale. Upon (1) provision of such satisfactory evidence if requested, or (2) notification by the Company to the Trustee and Registrar of the sale of such Note pursuant to a registration statement that is effective at the time of such sale, the Trustee, at the written direction of the Company, shall authenticate and deliver a Note that does not bear the Legend. If the Legend is removed from the face of a Note and the Note is subsequently held by an Affiliate of the Company, the Legend shall be reinstated.

(b)           No transfer of a Note to any Person shall be effective under this Indenture or the Notes unless and until such Note has been registered in the name of such Person.

(c)           Subject to the succeeding paragraph, every Note shall be subject to the restrictions on transfer provided in the Legend. Whenever any restricted Note is presented or surrendered for registration of transfer or for exchange for a Note registered in a name other than that of the Holder, such Note must be accompanied by a certificate of transfer in the form attached as Exhibit B hereto, dated the date of such surrender and signed by the Holder of such Note, as to compliance with any applicable restrictions on transfer. The Registrar shall not be required to accept for such registration of transfer or exchange any Note not so accompanied by a properly completed certificate.

(d)           The restrictions imposed by the Legend upon the transferability of any Note shall cease and terminate when such Note has been sold pursuant to an effective registration statement under the Securities Act or transferred in compliance with Rule 144 under the Securities Act (or any successor provision thereto) or, if earlier, upon the expiration of the holding period applicable to sales thereof under Rule 144(k) under the Securities Act (or any successor provision). Any Note as to which such restrictions on transfer shall have expired in accordance with their terms or shall have terminated may, upon a surrender of such Note for exchange to the Registrar in accordance with the provisions of this Section 2.13 (accompanied, in the event that such restrictions on transfer have terminated by reason of a transfer in compliance with Rule 144 or any successor provision, by, if requested by the Company or the Registrar, an Opinion of Counsel reasonably acceptable to the Company and addressed to the Company in form acceptable to the Company, to the effect that the transfer of such Note has been made in compliance with Rule 144 or such successor provision), be exchanged for a new Note, of like tenor and aggregate Principal Amount, which shall not bear the restrictive Legend. The Company shall inform the Trustee of the effective date of any registration statement registering the Notes under the Securities Act. The Trustee shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the aforementioned opinion of counsel or registration statement.

As used in the preceding Subsections 2.13(c) and (d), the term “transfer” encompasses any sale, transfer or other disposition of any Note.

Section 2.14.                CUSIP Numbers.

The Company in issuing the Notes may use one or more “CUSIP” numbers (if then generally in use), and, if so, the Trustee shall use “CUSIP” numbers in notices of redemption or purchase as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption or purchase and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption or purchase shall not be affected by any defect in or omission of such numbers. The Company will promptly notify the Trustee of any change in the “CUSIP” numbers.

Section 2.15.                Book-Entry Provisions for Global Notes.

(a)           The Global Note initially shall (i) be registered in the name of the Depositary or the nominee of such Depositary, (ii) be delivered to the Trustee as custodian for the Depositary and (iii) bear legends as set forth on the face of the Form of Note.

(b)           Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under this Indenture in respect of any Global Note held on their behalf by the Depositary, or the Trustee as its custodian, or under the Global Note, and the Depositary may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of the Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices governing the exercise of the rights of any Holder.

(c)           Transfers of the Global Note shall be limited to transfers in whole, but not in part, to the Depositary, its successors or their respective nominees. Interests of beneficial owners in a Global Note may be transferred or exchanged, in whole or in part, for Physical Notes in accordance with the rules and procedures of the Depositary and the provisions of Section 2.13. In addition, Physical Notes shall be transferred to all Beneficial Owners in exchange for their beneficial interests in the Global Note if (A) such Depositary has notified the Company (or the Company becomes aware) that the Depositary (i) is unwilling or unable to continue as Depositary for such Global Note or (ii) has ceased to be a clearing agency registered under the Exchange Act when the Depositary is required to be so registered to act as such Depositary and, in either such case, no successor Depositary shall have been appointed within 90 days of such notification or of the Company becoming aware of such event; or (B) there shall have occurred and be continuing an Event of Default in respect of such Global Note and the outstanding Notes shall have become due and payable pursuant to Section 7.02 and the Trustee requests that

Physical Note be issued; provided that Holders of Physical Note offered and sold in reliance on Rule 144A shall have the right, subject to applicable law, to request that such Notes be exchanged for interests in the applicable Global Note.

(d)           In connection with any transfer or exchange of a portion of the beneficial interest in the Global Note to Beneficial Owners pursuant to clause (c) of this Section 2.15, the Registrar shall (if one or more Physical Notes are to be issued) reflect on its books and records the date and a decrease in the Principal Amount of the Global Note in an amount equal to the Principal Amount of the beneficial interest in the Global Note to be transferred, and the Company shall execute, and the Trustee shall authenticate and deliver, one or more Physical Notes of like tenor and amount.

(e)           In connection with the transfer of the entire Global Note to Beneficial Owners pursuant to clause (c) of this Section 2.15, the Global Note shall be deemed to be surrendered to the Trustee for cancellation, and the Company shall execute, and the Trustee shall authenticate and deliver, to each beneficial owner identified by the Depositary in exchange for its beneficial interest in the Global Note, an equal aggregate Principal Amount of Physical Notes of authorized denominations and the same tenor.

(f)            Any Physical Note bearing a restrictive Legend delivered in exchange for an interest in the Global Note pursuant to clause (c) or (d) of this Section 2.15 shall bear the legend regarding transfer restrictions applicable to the Physical Notes set forth on the face of the form of Note in Exhibit A hereto.

(g)           The Holder of the Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.

(h)           The Trustee shall have no responsibility or obligation to any Beneficial Owner of a Global Note, a member or, or a participant in the Depositary or other Person in respect of the accuracy of the books or records, or the acts or omissions, of the Depositary or its nominee or of any participant or member thereof, in respect of any ownership interest in the Notes or in respect of the delivery to any participant, member, Beneficial Owner or other Person (other than the Depositary) of any notice (including any notice of redemption) or the payment of any amount, under or in respect of such Notes. All notices and communications to be given to the Holders and all payment to be made to Holders under the Notes shall be given or made only to or upon the order of the registered Holders (which shall be the Depositary or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through the Depositary subject to the applicable procedures of the Depositary. The Trustee may rely on information furnished by the Depositary in respect of its Agent Members and any Beneficial Owners.

Section 2.16.                Transfers to QIBs.

The following provisions shall apply in respect of the registration of any proposed transfer of a Note constituting a Note bearing a restrictive Legend to a QIB:

(a)           the Registrar shall register the transfer if such transfer is being made by a proposed transferor who has checked the box provided for on the form of Note stating, or has otherwise advised the Company and the Registrar in writing, that the sale has been made in compliance with the provisions of Rule 144A to a transferee who has signed the certification provided for on the form of Note stating, or has otherwise advised the Company and the Registrar in writing, that it is purchasing the Note for its own account or an account in respect of which it exercises sole investment discretion and that it and any such account is a QIB within the meaning of Rule 144A, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as it has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A.

(b)           if the proposed transferee is an Agent Member, and the Notes to be transferred consist of Physical Notes which after transfer are to be evidenced by an interest in the Global Note, upon receipt by the Registrar of instructions given in accordance with the Depositary’s and the Registrar’s procedures, the Registrar shall reflect on its books and records the date and an increase in the Principal Amount of the Global Note in an amount equal to the Principal Amount of the Physical Notes to be transferred, and the Trustee shall cancel the Physical Notes so transferred.

ARTICLE 3.
REDEMPTION AND PREPAYMENT

Section 3.01.                Notices to Trustee.

If the Company elects to exercise the Optional Redemption Right pursuant to Section 3.07 hereof, it shall notify the Trustee in writing of the Optional Redemption Date and the Principal Amount of the Notes to be redeemed, together with an Officers’ Certificate that all conditions precedent with respect to such redemption contained in Section 3.01 have been satisfied.

The Company shall give each notice to the Trustee and the Registrar provided for in this Section 3.01 at least 35 days prior to any Optional Redemption Date unless the Trustee consents to a shorter period. Such notice shall be accompanied by an Officer’s Certificate to the effect that such redemption will comply with the conditions herein, including but not limited to Section 3.07 herein. If fewer than all the Notes are to be redeemed, the record date relating to such redemption shall be selected by the Company and set forth in the related notice given to the Trustee, which record date shall be not less than 15 days after the date of such notice.

Section 3.02.                Selection of Notes To Be Redeemed.

In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed, then by lot or at random. Notes and portions of them the Trustee selects shall be in amounts of $1,000 or a whole multiple of $1,000. Provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption. The Trustee shall notify the Company promptly of the Notes or portions of Notes to be redeemed. The Trustee may rely upon information provided by the Registrar for purposes of this Section 3.02.

If any Note selected for partial redemption is converted in part before termination of the conversion right in respect of the portion of the Note so selected, the converted portion of such Note shall be deemed (so far as may be) to be the portion selected for redemption such that the amount designated for partial redemption shall be reduced by the amount so converted. Notes which have been converted during a selection of Notes to be redeemed may be treated by the Trustee as outstanding for the purpose of such selection.

Section 3.03.                Notice of Redemption

At least 30 days but not more than 60 days before an Optional Redemption Date, the Company shall deliver a notice of redemption (an “Optional Redemption Notice“) (with a copy to the Trustee) to each Holder of Notes to be redeemed at such Holder’s registered address.

The Optional Redemption Notice shall identify the Notes to be redeemed and shall state:

(i)            each date when, pursuant to the provisions of Section 3.07 hereof, the Company elects to redeem the Notes in whole or in part (the “Optional Redemption Date”);

(ii)           the Optional Redemption Price;

(iii)          the Conversion Price;

(iv)          the name and address of the Paying Agent where Notes are to be surrendered;

(v)           that Notes called for redemption may be converted at any time before the close of business on the Business Day immediately preceding the Optional Redemption Date;

(vi)          that Notes called for redemption must be surrendered to the Paying Agent to collect the Optional Redemption Price;

(vii)         if fewer than all the outstanding Notes are to be redeemed, the identification and Principal Amounts of the particular Notes to be redeemed;

(viii)        that, unless the Company defaults in making such redemption payment, Interest on Notes (or portion thereof) called for redemption ceases to accrue on and after the Optional Redemption Date; and

(ix)           the CUSIP number or ISIN number, if any, printed on the Notes being redeemed.

At the Company’s request, the Trustee shall give the Optional Redemption Notice in the Company’s name and at the Company’s expense. In such event, the Company shall provide the Trustee with the information required by this Section 3.03.

Section 3.04.                Effect of Notice of Redemption.

Once an Optional Redemption Notice is delivered to the Holders, the Notes (or portions thereof) called for redemption shall become irrevocably due and payable on the Optional Redemption Date and at the Optional Redemption Price stated in the Optional Redemption Notice. An Optional Redemption Notice may not be conditional and shall be irrevocable. Upon surrender to the Paying Agent, such Notes shall be paid at the Optional Redemption Price stated in the Optional Redemption Notice; provided that if the Optional Redemption Date is on or after a regular record date and on or prior to the Interest Payment Date, the accrued and unpaid Interest shall be payable to the Holder of the redeemed Notes registered on the relevant record date. Failure to give notice or any defect in the notice to any Holder shall not affect the validity of the notice to any other Holder.

Section 3.05.                Deposit of Redemption Price.

No later than 11:00 a.m. (New York City time) on the Business Day prior to the date on which any Redemption Price on any Note is due and payable, the Company shall deposit with the Paying Agent (or, if the Company or a Subsidiary is the Paying Agent, shall segregate and hold in trust) money sufficient to pay the Redemption Price on all Notes to be redeemed on the applicable Redemption Date other than Notes or portions of Notes called for redemption which are owned by the Company or a Subsidiary and have been delivered by the Company or such Subsidiary to the Trustee for cancellation. If the Company complies with the provisions of this Section, then on and after the applicable Redemption Date, Interest will cease to accrue on the Notes (or portions of the Notes) called for redemption.

Section 3.06.                Notes Redeemed in Part.

Upon cancellation of a Note that is redeemed in part, the Company shall issue and the Trustee shall authenticate for the Holder (at the Company’s expense) a new Note equal in Principal Amount to the unredeemed portion of the Note surrendered. The Trustee shall notify the Registrar of the issuance of such new Note.

Section 3.07.                Optional Redemption by the Company.

The Notes may not be redeemed at the option of the Company pursuant to this Indenture at any time prior to September 30, 2009. If, at any time and from time to time on or after September 30, 2009 there is not an Equity Conditions Failure, then the Company shall have the right to redeem (the “Optional Redemption Right”) all or any portion of the Notes at a redemption price (the “Optional Redemption Price”) equal to (i) if the Optional Redemption Date is prior to September 30, 2010 and the Closing Sale Price of the Common Stock is greater than $6.00 (subject to adjustment for any stock dividend, stock split, stock combination, reclassification or other transactions after the Issue Date as set forth in Section 4.05) for each of 20 of any 30 consecutive Trading Days preceding the applicable Optional Redemption Notice (“Pricing Condition”) , then 100% of the Principal Amount plus accrued and unpaid Interest on such Principal, Late Charges on such Principal and Interest, and Interest Make-Whole, if any, (ii) if the Optional Redemption Date is on or after September 30, 2010 and prior to September 30, 2011, then if the Pricing Condition is satisfied, 100%, otherwise, 105%, of the Principal Amount as designated in the Optional Redemption Notice plus accrued and unpaid Interest on such Principal, and Late Charges on such Principal and Interest, if any, and (iii) if the Optional Redemption Date is on or after September 30, 2011 and prior to September 30, 2012, then if the Pricing Condition is satisfied, 100%, otherwise, 102.5% of the Principal Amount as designated in the Optional Redemption Notice, plus accrued and unpaid Interest on such Principal, and Late Charges on such Principal and Interest, if any, subject to the right of Holders of record on the relevant regular record date to receive Interest due on an Interest Payment Date that is on or prior to the Optional Redemption Date.

Section 3.08.                Offer to Purchase by Application of Excess Proceeds.

In the event that, pursuant to Section 5.10 hereof, the Company shall be required to commence an offer to all Holders of Notes to purchase the maximum Principal Amount of Notes that may be purchased out of the Excess Proceeds (an “Excess Proceeds Offer”), it shall follow the procedures specified below.

The Excess Proceeds Offer shall remain open for a period of at least 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the “Offer Period”). As promptly as practicable and no later than three Business Days after the termination of the Offer Period (the “Excess Proceeds Redemption Date“), the Company shall purchase the Principal Amount of Notes required to be purchased pursuant to Section 5.10 hereof (the “Offer Amount”) or, if less than the Offer Amount has been tendered, all Notes tendered in response to the Excess Proceeds Offer. Payment for any Notes so purchased shall be made in the same manner as Interest payments are made and shall be paid on the Excess Proceeds Redemption Date.

If the Excess Proceeds Redemption Date is on or after an interest record date and on or before the related Interest Payment Date, any accrued and unpaid Interest shall be paid to the Person in whose name a Note is registered at the close of business on such record date.

Upon the commencement of an Excess Proceeds Offer, the Company shall send, by first class mail, a notice to each of the Holders, with a copy to the Trustee. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Excess Proceeds Offer. The Excess Proceeds Offer shall be made to all Holders. The notice which shall govern the terms of the Excess Proceeds Offer (the “Excess Proceeds Notice”) shall state:

(a)           that the Excess Proceeds Offer is being made pursuant to this Section 3.08 and Section 5.10 hereof and the length of time the Excess Proceeds Offer shall remain open;

(b)           the Offer Amount, the Excess Proceeds Redemption Price and the Excess Proceeds Redemption Date;

(c)           that any Note not tendered or accepted for payment shall continue to accrue Interest;

(d)           that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Excess Proceeds Offer shall cease to accrue Interest after the Excess Proceeds Redemption Date;

(e)           that Holders electing to have a Note purchased pursuant to an Excess Proceeds Offer may elect to have Notes purchased in integral multiples of $1,000 only;

(f)            that Holders electing to have a Note purchased pursuant to any Excess Proceeds Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, or transfer by book-entry transfer, to the Company, a depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice no later than the expiration of the Offer Period prior to the Excess Proceeds Redemption Date;

(g)           that Holders shall be entitled to withdraw their election if the Company, the depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the Principal Amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(h)           that, if the aggregate Principal Amount of Notes surrendered by Holders exceeds the Offer Amount, the Company shall select the Notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Company so that only Notes in denominations of $1,000, or integral multiples thereof, shall be purchased); and

(i)            that Holders whose Notes were purchased only in part shall be issued new Notes equal in Principal Amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

On or before the Excess Proceeds Redemption Date, the Company shall, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof tendered pursuant to the Excess Proceeds Offer, or if less than the Offer Amount has been tendered, all Notes tendered, and shall deliver to the Trustee an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 3.08. If the aggregate Principal Amount of Notes tendered into such Excess Proceeds Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased on pro rata basis. The Company, the Depositary or the Paying Agent, as the case may be, shall promptly (but in any case not later than three Business Days after the Excess Proceeds Redemption Date) mail or deliver to each tendering Holder an amount equal to the Excess Proceeds Redemption Price of the Notes tendered by such Holder and accepted by the Company for purchase, and the Company shall promptly issue a new Note, and the Trustee, upon written request from the Company shall authenticate and mail or deliver such new Note to such Holder, in a Principal Amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof. The Company shall publicly announce the results of the Excess Proceeds Offer on the Excess Proceeds Redemption Date.

The Company shall comply with the requirements of Rule 14e-l under the Exchange Act, and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to any Excess Proceeds Offer.

Section 3.09.                Offer to Repurchase Upon Election of Holder.

(a)           Subject to receipt of the Repurchase Notice (as defined in Section 3.09(c) hereof), all or any portion of the Notes of any Holder equal to $1,000 or an integral multiple of $1,000 shall be repurchased by the Company, at the option of such Holder, on September 30, 2010 (the “Holder Optional Redemption Date”) at a purchase price in cash equal to 100% of the Principal Amount of the Notes to be repurchased together with Interest and Late Charges, if any, accrued and unpaid to, but excluding, the Holder Optional Redemption Date (the “Holder Optional Redemption Price”); provided, however, if the Holder Optional Redemption Date falls after a regular record date but on or before the related Interest Payment Date, then the Interest on the Notes payable on such date shall be payable to the Holders in whose name the Notes were registered at the close of business on such regular record date.

(b)           Not more than 60 days and not less than 30 days prior to the Holder Optional Redemption Date, the Company, or, at the written request and expense of the Company, the Trustee, shall mail a written notice of the Holder Optional Redemption Date (the “Holder Optional Redemption Notice”) to the Trustee (if the Trustee does not mail such notice) and to each Holder. The Holder Optional Redemption Notice shall include the form of a repurchase notice to be completed by the Holder and shall state:

(i)            the date by which a Repurchase Notice pursuant to this Section 3.09 must be given;

(ii)           the Holder Optional Redemption Date;

(iii)          the Holder Optional Redemption Price;

(iv)          the Holder’s right to require the Company to repurchase the Notes;

(v)           briefly, the conversion rights of the Notes;

(vi)          the name and address of each Paying Agent and Conversion Agent;

(vii)         the Conversion Price (including any adjustments thereto);

(viii)        that, the Notes as to which a Holder Optional Redemption Notice has been given may be converted into Cash and Common Stock (if any) pursuant to Article 4 of this Indenture only to the extent that the Holder Optional Redemption Notice has been withdrawn in accordance with the terms of this Indenture;

(ix)           that, unless the Company defaults in making the payment of the Redemption Price, interest on Notes called for repurchase shall cease to accrue on and after the Redemption Date and the only remaining right of the Holder shall be to receive payment of the

Redemption Price payable to such Holder upon presentation and surrender to a Paying Agent of the Notes;

(x)            the procedures that the Holder must follow to exercise rights under this Section 3.09;

(xi)           the procedures for withdrawing a Repurchase Notice, including a form of notice of withdrawal;

(xii)          that the Holder must satisfy the requirements set forth in the Notes and Article 4 hereof in order to convert the Notes; and

(xiii)         the CUSIP and/or ICIN numbers of the Notes.

If any of the Notes is in the form of a Global Note, then the Company shall modify such notice to the extent necessary to accord with the procedures of the Depositary applicable to the purchase of Global Notes.

(c)           A Holder may exercise its rights specified in this Section 3.09 (a “Holder Optional Redemption”) upon delivery of a written notice (which shall be in substantially the form included in Exhibit A hereto and which may be delivered by letter, overnight courier, hand delivery, facsimile transmission or in any other written form and, in the case of Global Notes, may be delivered electronically or by other means in accordance with the Depositary’s customary procedures) of the exercise of such rights (a “Repurchase Notice”) to any Paying Agent at any time prior to the close of business on the second Trading Day next preceding the Holder Optional Redemption Date.

(i)            The delivery of such Note to any Paying Agent (together with all necessary endorsements) at the office of such Paying Agent shall be a condition to the receipt by the Holder of the Holder Optional Redemption Price therefor.

(ii)           The Company shall only be obliged to repurchase, pursuant to this Section 3.09, a portion of a Note if the Principal Amount of such portion is $1,000 or an integral multiple of $1,000. Provisions of this Indenture that apply to the repurchase of all of a Note also apply to the repurchase of such portion of such Note.

(iii)          Notwithstanding anything herein to the contrary, any Holder delivering to a Paying Agent the Repurchase Notice contemplated by Section 3.09(c) shall have the right to withdraw such Repurchase Notice in whole or in a portion thereof that is a principal amount of $1,000 or in an integral multiple thereof at any time prior to 5:00 p.m., New York City time, on the second Trading Day next preceding the Holder Optional Redemption Date by delivery of a written notice of withdrawal to the Paying Agent in accordance with Section 3.11.

(iv)          A Paying Agent shall promptly notify the Company of the receipt by it of any Repurchase Notice or written withdrawal thereof.

(v)           Anything herein to the contrary notwithstanding, in the case of Global Notes, any Repurchase Notice may be delivered or withdrawn and such Notes may be surrendered or delivered for repurchase in accordance with the applicable procedures as in effect from time to time.

(d)           The Company shall deliver the applicable Holder Optional Redemption Price to the Holder on the Holder Optional Redemption Date. In the event of a redemption of less than all of the Principal Amount of any Note, the Company shall promptly cause to be issued and delivered to the Holder a new Note representing the outstanding Principal Amount which has not been redeemed.

Section 3.10.                Failure of Company to Pay the Applicable Redemption Price.

In the event that the Company does not pay the applicable Redemption Price to the Holder within the time period required, at any time thereafter and until the Company pays such unpaid Redemption Price in full, the Holder shall have the option, in lieu of redemption, to require the Company to promptly return to the Holder all or any portion of this Note representing the Principal Amount that was submitted for redemption and for which the applicable Redemption Price (together with any Late Charges thereon) has not been paid. Upon the Company’s receipt of such notice, (x) the applicable Redemption Notice shall be null and void with respect to such Principal Amount, (y) the Company shall immediately return the Note, or issue a new Note (which shall be authenticated by the Trustee) to the Holder representing such Conversion Amount to be redeemed and (z) subject to Section 4.05(2)(c) hereof, the Conversion Price of the Note or such new Notes shall be adjusted in accordance with written instructions of the Company to the lesser of (A) the Conversion Price as in effect on the date on which the applicable Redemption Notice is voided and (B) the lowest Closing Sale Price of the Common Stock during the period beginning on and including the date on which the applicable Redemption Notice is delivered to the Company and ending on and including the date on which the applicable Redemption Notice is voided. The Holder’s delivery of a notice voiding a Redemption Notice and exercise of its rights following such notice shall not affect the Company’s obligations to make any payments of Late Charges which have accrued prior to the date of such notice with respect to the Principal Amount subject to such notice.

ARTICLE 4.
CONVERSION

Section 4.01.                Conversion Privilege.

(a)           Conversion at the Option of the Holder. Subject to the further provisions of this Article 4 and paragraph 8 in the Form of Note, at any time or times after the Issue Date and until the Stated Maturity, a Holder of a Note may convert the Conversion Amount of such Note (or any portion thereof equal to $1,000 or any integral multiple of $1,000 in excess thereof) into such number (rounded to the nearest whole number) of validly issued, fully paid and nonassessable shares of Common Stock of the Company as is set forth in Section 4.01(b); provided, however, that if such Note is to be redeemed pursuant to Section 3.07 or presented for purchase pursuant to Section 3.08 or Section 5.15, such conversion right shall terminate at the date such Note is redeemed or purchased pursuant to an Excess Proceeds Offer or a Change of Control Offer, as the case may be, for such Note or such earlier date as the Holder presents such Note for redemption or purchase (unless the Company shall default in paying the applicable

Redemption Price when due, in which case the conversion right shall terminate at the close of business on the date such Default is cured and such Note is redeemed or purchased) subject to paragraph (c) below.

(b)           The number of shares of Common Stock issuable upon conversion of any Conversion Amount pursuant to this Section 4.01 shall be determined by dividing (x) such Conversion Amount by (y) the Conversion Price (the “Conversion Rate”).

“Conversion Amount” means the sum of (A) the portion of the Principal Amount to be converted, redeemed or otherwise with respect to which this determination is being made, (B) accrued and unpaid Interest with respect to such Principal Amount, (C) accrued and unpaid Late Charges, if any, and (D) the Interest Make-Whole, if applicable.

“Conversion Price” means, as of any Conversion Date (as defined below) or other date of determination, initially $3.66 as of the date of this Indenture, subject to adjustment from time to time pursuant to this Article 4.

(c)           The provisions of this Indenture that apply to the conversion of all of a Note also apply to the conversion of a portion of a Note.

(d)           A Note in respect of which a Holder has delivered an “Option of Holder to Elect Purchase” form exercising the option of such Holder to require the Company to purchase such Note pursuant to an Excess Proceeds Offer, a Change of Control Offer or a Redemption pursuant to Section 3.09 hereof may be converted only if such form is withdrawn by a written notice of withdrawal delivered to a Paying Agent no later than the expiration of the offer period in accordance with Section 3.08, or Section 5.15, or at any time prior to 5:00 p.m., New York City time, on the second Trading Day immediately preceding the applicable Redemption Date, as the case may be, specifying the Principal Amount of the Note or portion thereof (which must be a principal amount of $1,000 or an integral multiple of $1,000 in excess thereof) with respect to which such notice of withdrawal is being submitted, as applicable.

(e)           For any Interest Payment Date occurring after the fourth semi-annual Interest Payment Date due on September 30, 2009, if a Note is converted on or after a record date for an interest payment but prior to the corresponding Interest Payment Date, the Holder will be required to pay the Company, at the time it surrenders such Note for conversion, the amount of Interest on such Notes it will receive on the Interest Payment Date corresponding to the period commencing on such conversion date and ending on such Interest Payment Date. Notwithstanding the foregoing and the provisions of Section 4.01(b) hereof, if a Note is converted prior to payment of the fourth semi-annual interest payment due on September 30, 2009, and (i) if the Holder indicates on the applicable Conversion Notice that the applicable Conversion Amount shall not include any Interest Make-Whole, then such Holder shall receive, in addition to the Company’s Common Stock (or other securities or assets as provided for in this Section 4.01) issuable upon such conversion, the LC Amount applicable to such Note or portion of such Note released and delivered by the LC Agent, and (ii) if the Holder indicates on the applicable Conversion Notice that the applicable Conversion Amount shall include the Interest Make-Whole, then the Letter of Credit shall be reduced by the LC Amount applicable to such

Note or portion of such Note; provided, however, that if the conversion is in connection with a Change of Control in which Additional Shares are required to be paid by the Company, then the Letter of Credit shall be reduced by the LC Amount applicable to such Note or portion of such Note.

(f)            A Holder of Notes is not entitled to any rights of a holder of Common Stock until such Holder has converted its Notes to Common Stock in compliance with the procedures set forth in this Article 4, and only to the extent such Notes are deemed to have been converted into Common Stock pursuant to this Article 4.

Section 4.02.                Conversion Procedure.

To convert a Note (or portion thereof) into shares of Common Stock on any date (the “Conversion Date”), a Holder must (a) complete and manually sign the conversion notice on the back of the Note and transmit by facsimile (or otherwise deliver) such notice to a Conversion Agent and the Conversion Agent shall have received such notice, on or prior to 5:00 p.m., New York City time, on such date, (b) surrender the Notes to be converted to the Conversion Agent as soon as practicable on or following such date (or an indemnification undertaking with respect to any such Notes in the case of its loss, theft or destruction), (c)  furnish appropriate endorsements and transfer documents if required by a Registrar or a Conversion Agent, and (d) pay any transfer or similar tax, if required. As soon as practicable after the Conversion Date, but in no event later than three Trading Days following delivery of a Conversion Notice (the “Share Delivery Due Date”) the Company shall deliver to the Holder through a Conversion Agent a certificate for the number of whole shares of Common Stock (or Conversion Securities, if applicable) issuable upon the conversion and shall, (x) provided the Company’s transfer agent is participating in The DTC’s Fast Automated Securities Transfer Program, cause its transfer agent to credit such aggregate number of shares of Common Stock to which each such Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system or (y) if such transfer agent is not participating in DTC’s Fast Automated Securities Transfer Program, execute, and shall deliver, to the address as specified in the Conversion Notice, a certificate, registered in the name of the converting holder or its designee, for the number of shares of Common Stock to which such holder shall be entitled.

The Person or Persons entitled to receive such Common Stock upon such conversion shall be treated for all purposes as the holder or holders of such Common Stock, as of the close of business on the applicable Conversion Date; provided, however, that no surrender of a Note on any date when the stock transfer books of the Company shall be closed shall be effective to constitute the Person or Persons entitled to receive the shares of Common Stock upon such conversion as the holder or holders of such shares of Common Stock on such date, but such surrender shall be effective to constitute the Person or Persons entitled to receive such shares of Common Stock as the holder or holders thereof for all purposes at the close of business on the next succeeding day on which such stock transfer books are open; provided further that such conversion shall be at the Conversion Price in effect on the Conversion Date as if the stock transfer books of the Company had not been closed. Upon conversion in full of a Note, such Person shall no longer be a Holder of such Note.

Upon surrender of a Note that is converted in part, the Company shall execute, and the Trustee shall authenticate and deliver to the Holder, a new Note equal in Principal Amount to the unconverted portion of the Note surrendered.

The Company shall not effect any conversion of a Note, and no Holder shall have the right to convert any portion of such Note, to the extent that after giving effect to such conversion, such Holder (together with such Holder’s affiliates) would beneficially own in excess of 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to such conversion (the “Conversion Limitation”). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such Holder and its affiliates shall include the number of shares of Common Stock issuable upon conversion of a Note with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A) conversion of the remaining, nonconverted portion of any Note beneficially owned by such Holder or any of its affiliates and (B) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by such Holder or any of its affiliates. Except as set forth in the preceding sentence, for purposes of this Section, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act. For purposes of this Section 4.02, in determining the number of outstanding shares of Common Stock, such Holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Company’s most recent annual, quarterly or current report on Form 10-KSB, 10-QSB or Form 8-K, respectively, as the case may be; (y) a more recent public announcement by the Company or (z) any other notice by the Company setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written or oral request of a Holder, the Company shall within two Business Days confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including any Note, by such Holder or its affiliates since the date as of which such number of outstanding shares of Common Stock was reported. By written notice to the Company, any Holder may increase or decrease the Conversion Limitation to any other percentage not in excess of 9.99% specified in such notice; provided that (i) any such increase will not be effective until the 61st day after such notice is delivered to the Company, and (ii) any such increase or decrease will apply only to the Holder sending such notice and not to any other Holder of Notes. Notwithstanding the foregoing, the Conversion Limitation shall not be applicable (i) on any of the ten Trading Days up to and including the Stated Maturity, or (ii) on any of the ten Trading Days up to and including the effective date of such Change of Control or (iii) during the period between the date that the Change of Control notice is sent and the Change of Control Redemption Date.

Section 4.03.                Taxes on Conversion.

If a Holder converts a Note, the Company shall pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of Common Stock (or Conversion Securities, as applicable) upon such conversion. However, the Holder shall pay any such tax which is due because the Holder requests the securities to be issued in a name other than the Holder’s name.

Section 4.04.                Company to Reserve Stock; Related Covenants.

(a)           Reservation of Shares. The Company initially shall reserve out of its authorized and unissued Common Stock a number of shares of Common Stock for each Note not less than 120% of the Conversion Rate with respect to the Conversion Amount of each such Note as of the Issue Date. So long as any Notes are outstanding, the Company shall take all action necessary to reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Notes, 120% of the number of shares of Common Stock as shall from time to time be necessary to effect the conversion of all of the outstanding Notes (without regard to any limitations on conversions) (the “Required Reserve Amount”). The initial number of shares of Common Stock reserved for conversions of the Notes and each increase in the number of shares so reserved shall be allocated pro rata among the Holders based on the Principal Amount of the Notes held by each Holder on the Issue Date or increase in the number of reserved shares, as the case may be (the “Authorized Share Allocation”). In the event that a Holder shall sell or otherwise transfer any of such Holder’s interests in any Notes, each transferee shall be allocated a pro rata portion of such Holder’s Authorized Share Allocation.

(b)           Insufficient Authorized Shares. If at any time while any of the Notes remain outstanding the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon conversion of the Notes at least a number of shares of Common Stock equal to the Required Reserve Amount (an “Authorized Share Failure”), then the Company shall immediately take all action necessary to increase the Company’s authorized shares of Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for the outstanding Notes. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than 60 days after the occurrence of such Authorized Share Failure, the Company shall call a meeting of its shareholders for the approval of an increase in the number of authorized shares of Common Stock. In connection with such meeting, the Company shall provide each shareholder with a proxy statement and shall use its reasonable best efforts to solicit its shareholders’ approval of such increase in authorized shares of Common Stock and to cause its Board of Directors to recommend to the shareholders that they approve such proposal.

(c)           Validity. All shares of Common Stock (or Conversion Securities, as applicable) delivered upon conversion of the Notes shall be newly issued shares, shall be duly authorized, validly issued, fully paid and nonassessable and shall be free from preemptive rights and free of any lien or adverse claim.

(d)           Compliance with Applicable Laws; Additional Listing Application. The Company will comply with all federal and state securities laws regulating the offer and delivery of shares of Common Stock (or Conversion Securities, as applicable) upon conversion of Notes, if any, and will list or cause to have quoted such shares of Common Stock (or Conversion Securities, as applicable) on each national securities exchange or on over-the-counter market or such other market on which the Common Stock (or Conversion Securities, as applicable) is then listed or quoted.

(e)           Conversion Delay. The Company understands that a delay in the delivery of the certificates representing the Common Stock issuable upon conversion of the Notes could result in economic loss to the Holder. In addition to any other rights of Holders, as compensation to the Holder for such late delivery of Common Stock upon conversion of this Note the amount of $50 per Business Day for each $10,000 of Common Stock (measured by the relevant Conversion Price as of the Conversion Date and prorated for amounts other than $10,000) after the Share Delivery Due Date and continuing until the date on which the certificate representing such Common Stock is delivered to the Holder (or its designee) or the obligation to deliver such certificate is terminated as set forth below. The Company shall pay any payments incurred under this paragraph in immediately available funds upon demand.

In addition, if, on or after the Share Delivery Due Date (i) the certificate for such shares of Common Stock has not been delivered by the Company to the Holder and (ii) the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of shares of Common Stock issuable upon such conversion that the Holder anticipated receiving from the Company (a “Buy-In”), then the Company shall, within three (3) Business Days after the Holder’s written request (which request shall include evidence of the purchase and a breakdown of the purchase price) and in such Holder’s discretion, either (x) pay cash to such Holder in an amount equal to such Holder’s total purchase price (including brokerage commissions and other out-of-pocket expenses, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Company’s obligation to deliver such certificate (and to issue such shares of Common Stock) shall terminate, or (y) promptly honor its obligation to deliver to such Holder a certificate or certificates representing such Common Stock and pay cash to such Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, times (B) the Closing Sale Price on the Conversion Date.

Section 4.05.                Adjustment of Conversion Price.

The Conversion Price shall be adjusted from time to time by the Company as follows other than as a result of, or in connection with, the issuance of Excluded Securities:

(1)           Dividends; Distributions; Subdivisions; Combinations. In case the Company shall (A) pay a dividend on its Common Stock in shares of Common Stock, (B) make a distribution on its Common Stock in shares of Common Stock, (C) subdivide its outstanding Common Stock into a greater number of shares, or (D) combine its outstanding Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior thereto shall be adjusted so that the Holder of any Note thereafter surrendered for conversion shall be entitled to receive that number of shares of Common Stock which it would have owned had such Note been converted immediately prior to the happening of such event. An adjustment made pursuant to this subsection (1) shall become effective immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of subdivision or combination.

(2)           Issuances Below Issue Date Closing Sale Price; Issuances Below Conversion Price.

(a)           In case the Company shall issue or sell, or is deemed to have issued or sold, equity or equity-linked securities for a consideration per share of Common Stock (or securities convertible into or exercisable or exchangeable for Common Stock):

(i)            at a price per share (or having a conversion, exercise or exchange price per share) less than $2.70 (subject to adjustment for stock splits, combinations, dividends and other customary adjustments), or

(ii)           following September 30, 2009, at a price per share (or having a conversion, exercise or exchange price per share) less than the lesser of (A) the then current Conversion Price and (B) $2.70 (subject to adjustment for stock splits, combinations, dividends and other customary adjustments),

(treating the conversion, exercise or exchange price per share of the securities convertible into or exercisable or exchangeable for Common Stock as equal to (x) the sum of (i) the price for a unit of the security convertible into or exercisable or exchangeable for Common Stock and (ii) any additional consideration payable upon the conversion of such security into or exercise or exchange of such security for Common Stock divided by (y) the number of shares of Common Stock underlying such security), the Conversion Price in effect immediately prior thereto shall be adjusted so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to such record date by a fraction of which:

(A)          the numerator shall be the number of shares of Common Stock outstanding on the close of business on the relevant record date (or if no record date is fixed, the date immediately prior to the date of announcement of such issuance), plus the number of shares which the aggregate offering price of the total number of shares of Common Stock so offered (or the aggregate conversion, exercise or exchange price of the securities so offered, which shall be determined by multiplying the number of shares of Common Stock issuable upon conversion, exercise or exchange of such securities by the applicable conversion, exercise or exchange price per share of Common Stock pursuant to the terms of such securities) would purchase at the Conversion Price per share of Common Stock on such record date; and

(B)           the denominator shall be the number of shares of Common Stock outstanding on the close of business on such record date with respect to such issuance (or if no record date is fixed, the date immediately prior to the date of announcement of such issuance), plus the number of additional shares of Common Stock offered (or into which the securities so offered are convertible, exchangeable or exercisable).

(b)          Change in Exercise/Conversion Price or Rate of Conversion. If the purchase price provided for in any equity-linked securities, the additional consideration, if any, payable upon the issue, conversion, exchange or exercise of any equity-linked securities, or the rate at which any equity-linked securities are convertible into or exchangeable or exercisable for Common Stock changes at any time, the Conversion Price in effect at the time of such change shall be adjusted to the Conversion Price which would have been in effect at such time had such equity-linked securities provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section 4.05(2)(b), if the terms of any equity-linked security that was outstanding as of the Issue Date are changed in the manner described in the immediately preceding sentence, then such equity-linked security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change.

(c)           Limitations & Interpretations.

Notwithstanding anything to the contrary in this Indenture (including, without limitation, Section 3.10, this Section 4.05(2), Section 4.06 and Section 4.10), unless the Company shall have received Stockholder Approval, the Conversion Price or Conversion Rate shall not be adjusted beyond the amount that the total number of shares issuable upon conversion of the Notes would exceed 22,008,800 shares (as adjusted for stock splits, reverse stock splits, stock combinations, reclassifications and reorganizations) which represents 19.99% of the Company’s Common Stock outstanding as of the close of the Trading Day immediately preceding the date of the Indenture without shareholder approval or as otherwise required pursuant to the listing requirements of the American Stock Exchange or such other national securities exchange on which the Common Stock is then listed.

For purposes of this subsection 4.05(2), if the consideration of such additional shares of Common Stock, other Capital Stock or equity-linked securities consists in whole or in part of property other than cash, the portion of the non-cash consideration shall be computed as the Fair Market Value of such property, as determined in good faith by the Board of Directors of the Company.

For the avoidance of doubt, any adjustment to be made pursuant to this Section 4.05(2) shall be made on a weighted average basis to give effect to the size and price of the capital stock issued that gives or is to give rise to the antidilution protection intended by this Section, rather than on a so-called “full ratchet basis” or by attributing no consideration to the applicable proceeds raised.

Any adjustment required by this Section 4.05(2) shall be made successively whenever any such equity or equity-linked security are issued, and shall become effective immediately after such record date. If at the end of the period during which such equity-linked security are exercisable not all such securities shall have been exercised, the adjusted Conversion Price shall be immediately readjusted to what it would have been based upon the number of additional shares of Common Stock actually issued (or the number of shares of Common Stock issuable upon conversion of convertible securities actually issued).

Notwithstanding the foregoing, if the application of this Section 4.05(2) shall result in an increase in the Conversion Price, no adjustment shall be made for such issuances of equity or equity-linked securities.

(3)           Distributions of Capital Stock, Indebtedness or Other Non-Cash Assets. (i) In case the Company shall distribute to all or substantially all holders of its Common Stock any shares of capital stock of the Company (other than Common Stock), evidences of indebtedness or other non-cash assets (including securities of any person other than the Company but excluding (A) dividends or distributions paid exclusively in cash or (B) dividends or distributions referred to in subsection (1) of this Section 4.05), or shall distribute to all or substantially all holders of its Common Stock rights or warrants to subscribe for or purchase any of its securities (excluding those rights and warrants referred to in subsection (2) of this Section 4.05) and also excluding the distribution of rights to all holders of Common Stock pursuant to a Rights Plan (as defined below) adopted before the date of this Indenture), then in each such case the Conversion Price shall be adjusted so that the same shall equal the price determined by multiplying the current Conversion Price by a fraction of which:

(A)          the numerator shall be Current Market Price per share of the Common Stock on the record date mentioned below less the Fair Market Value on such record date (as determined by the Board of Directors in good faith, whose determination shall be conclusive evidence of such Fair Market Value and which shall be evidenced by an Officers’ Certificate delivered to the Trustee) of the portion of the capital stock, evidences of indebtedness or other non-cash assets so distributed or of such rights, options or warrants applicable to one share of Common Stock (determined on the basis of the number of shares of Common Stock outstanding on the record date); and

(B)           the denominator shall be the Current Market Price per share of the Common Stock on such record date.

Such adjustment shall be made successively whenever any such distribution is made and shall become effective immediately after the record date for the determination of stockholders entitled to receive such distribution.

(ii)           In the event the then Fair Market Value of the portion of the capital stock, evidences of indebtedness or other non-cash assets so distributed or of such rights or warrants applicable to one share of Common Stock is equal to or greater than the Current Market Price per share of the Common Stock on such record date, in lieu of the foregoing adjustment, adequate provision shall be made prior to the time the foregoing adjustment could otherwise be made in a writing delivered to the Trustee and the Holders so that each Holder of a Note shall have the right to receive upon conversion the amount of capital stock, evidences of indebtedness or other non-cash assets so distributed or of such rights or warrants such Holder would have received had such holder converted each Note on such record date. In the event that such dividend or distribution is not so paid or made, the Conversion Price shall again be adjusted to be the Conversion Price which would then be in effect if such dividend or distribution had not been declared. If the Board of Directors determines the Fair Market Value of any distribution for purposes of this Section 4.05(3) by reference to the actual or when issued trading market for any securities, it must in doing so consider the prices in such market over the same period used in computing the Current Market Price of the Common Stock.

Notwithstanding the foregoing, if the securities distributed by the Company to all or substantially all holders of its Common Stock consist of capital stock of, or similar equity interests in, a Subsidiary or other business unit, the Conversion Price shall be decreased so that the same shall be equal to the price determined by multiplying the Conversion Price in effect on the record date with respect to such distribution by a fraction:

(A)          the numerator of which shall be the average Closing Price of one share of Common Stock over the Spinoff Valuation Period (as defined below), such adjustment to become effective immediately prior to the opening of business on the fifteenth Trading Day after the date on which “ex-dividend trading” commences; and

(B)           the denominator of which shall be the sum of (x) the average Closing Price of one share of Common Stock over the ten consecutive Trading Day period (the “Spinoff Valuation Period“) commencing on and including the fifth Trading Day after the date on which “ex-dividend trading” commences on the Common Stock on the American Stock Exchange or such other national or regional exchange or market on which the Common Stock is then listed or quoted and (y) the average Closing Price over the Spinoff Valuation Period of the portion of the securities so distributed applicable to one share of Common Stock.

In lieu of the foregoing, the Company may at the time of the public announcement of such distribution elect in a writing provided to the Trustee and the Holders to reserve the pro rata portion of such Notes so that each Holder of securities shall have the right to receive upon conversion the amount of such shares of capital stock or similar equity interests of such Subsidiary or business unit that such Holder of Notes would have received if such Holder of Notes had converted such Notes on the record date with respect to such distribution.

(iii)          With respect to any rights (the “Rights”) that may be issued or distributed pursuant to any rights plan of the Company (any Rights that may be issued pursuant to any rights plan being referred to as, a “Rights Plan”), upon conversion of the Notes into Common Stock, to the extent that such Rights Plan is in effect upon such conversion, the holders of Notes will receive, in addition to the Common Stock, the Rights described therein (whether or not the Rights have separated from the Common Stock at the time of conversion), subject to the limitations set forth in any such Rights Plan. If the Rights Plan provides that upon separation of rights under such plan from the Common Stock that the Holders would not be entitled to receive any such rights in respect of the Common Stock issuable upon conversion of the Notes, the Conversion Price will be adjusted as provided in this Section 4.05 (with such separation deemed to be the distribution of such rights), subject to readjustment in the event of the expiration, termination or redemption of the rights. Any distribution of rights or warrants pursuant to a Rights Plan complying with the requirements set forth in the immediately preceding sentence of this paragraph shall not constitute a distribution of rights or warrants pursuant to this Section 4.05(3).

(iv)          Rights, options or warrants (other than rights issued pursuant to a Rights Plan) distributed by the Company to all or substantially all holders of Common Stock entitling the holders thereof to subscribe for or purchase shares of the Company’s Capital Stock (either initially or under certain circumstances), which rights, options or warrants, until the occurrence of a specified event or events (a “Trigger Event”):  (i) are deemed to be transferred with such shares of Common Stock; (ii) are not exercisable; and (iii) are also issued in respect of future issuances of Common Stock (including issuances of Common Stock upon conversion of the Notes), shall be deemed not to have been distributed for purposes of this Section 4.05 (and no adjustment to the Conversion Price under this Section 4.05 will be required) until the occurrence of the earliest Trigger Event, whereupon such rights and warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the Conversion Price shall be made under this Section 4.05(3). If any such right, option or warrant, including any such existing rights, options or warrants distributed prior to the date of this Indenture, are subject to events, upon the occurrence of which such rights, options or warrants become exercisable to purchase different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and record date with respect to new rights or warrants with such rights (and a termination or expiration of the existing rights, options or warrants without exercise by any of the holders thereof). In addition, in the event of any distribution (or deemed distribution) of rights, options or warrants, or any Trigger Event or other event (of the type described in the preceding sentence) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Conversion Price under this Section 4.05 was made, (1) in the case of any such rights, options or warrants which shall all have been redeemed, purchased by the Company or repurchased without exercise by any holders thereof, the Conversion Price shall be readjusted upon such final redemption, purchase by the Company or repurchase to give effect to such distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share redemption or repurchase price received by a holder or holders of Common Stock with respect to such rights or warrants (assuming such holder had retained such rights or warrants), made to all or substantially all holders of Common Stock as of the date of such redemption or repurchase, and (2) in the case of such rights, options or warrants which shall have expired or been terminated without exercise by any holders thereof, the Conversion Price shall be readjusted as if such rights and warrants had not been issued.

(4)           Distributions of Cash. In case the Company shall, by dividend or otherwise, at any time distribute (a “Triggering Distribution”) to all or substantially all holders of its Common Stock cash, the Company may, at its sole option, (x) make a payment in cash to each Holder equal to the product of the amount of the Triggering Distribution per share of Common Stock multiplied by result of dividing the aggregate Principal Amount of Notes held by such Holder by the then applicable Conversion Price or (y) decrease the Conversion Price so that the same shall equal the price determined by multiplying such Conversion Price in effect immediately prior to the Business Day immediately preceding the day on which such Triggering Distribution is declared (a “Determination Date”) by a fraction of which:

(A)          the numerator shall be the Current Market Price per share of the Common Stock (as determined in accordance with subsection (6) of this Section 4.05) on the Determination Date less the sum of the Triggering Distribution applicable to one share of Common Stock (determined on the basis of the number of shares of Common Stock outstanding on the Determination Date); and

(B)           the denominator shall be such Current Market Price per share of the Common Stock (as determined in accordance with subsection (6) of this Section 4.05) on the Determination Date.

Such decrease to become effective immediately prior to the opening of business on the day following the date on which the Triggering Distribution is paid.

(5)                                  Purchases of Common Stock by Tender Offer. In case the Company or any of its Subsidiaries shall purchase any shares of the Common Stock by means of tender offer, then immediately prior to the opening of business on the day after the last date (the “Expiration Date”) tenders could have been made pursuant to such tender offer (as it may be amended) (the last time at which such tenders could have been made on the Expiration Date is hereinafter sometimes called the “Expiration Time”), the Conversion Price shall be decreased so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the close of business on the Expiration Date by a fraction of which:

(A)                              the numerator shall be the product of the number of shares of Common Stock outstanding (including Purchased Shares but excluding any shares held in the treasury of the Company) immediately prior to the Expiration Time multiplied by the Current Market Price per share of the Common Stock (as determined in accordance with subsection (6) of this Section 4.05) on the Trading Day next succeeding the Expiration Date; and

(B)                                the denominator shall be the sum of (x) the aggregate consideration (determined as aforesaid) payable to stockholders based on the acceptance (up to any maximum specified in the terms of the tender offer) of all shares validly tendered and not withdrawn as of the Expiration Time (the shares deemed so accepted, up to any such maximum, being referred to as the “Purchased Shares”) and (y) the product of the number of shares of Common Stock outstanding (less any Purchased Shares and excluding any shares held in the treasury of the Company) immediately prior to the Expiration Time and the Current Market Price per share of Common Stock on the Trading Day next succeeding the Expiration Date.

For purposes of this Section 4.05(5), the aggregate consideration in any such tender offer shall equal the sum of the aggregate amount of cash consideration and the aggregate Fair Market Value (as determined by the Board of Directors, whose determination shall be conclusive evidence thereof and which shall be evidenced by an Officers’ Certificate delivered to the Trustee and the Conversion Agent) of any other consideration payable in such tender offer. Such decrease will become effective immediately prior to the opening of business on the day following the Expiration Date. In the event that the Company is obligated to purchase shares pursuant to any such tender offer, but the Company is permanently prevented by applicable law from effecting any or all such purchases or any or all such purchases are rescinded, the Conversion Price shall again be adjusted to be the Conversion Price which would have been in effect based upon the number of shares actually purchased. If the application of this Section 4.05(5)(B) to any tender offer would result in an increase in the Conversion Price, no adjustment shall be made for such tender offer under this Section 4.05(5)(B). For purposes of this Section 4.05(5), the term “tender offer” shall mean and include both tender offers and exchange offers, all references to “purchases” of shares in tender offers (and all similar references) shall mean and include both the purchase of shares in tender offers and the acquisition of shares pursuant to exchange offers, and all references to “tendered shares” (and all similar references) shall mean and include shares tendered in both tender offers and exchange offers.

(6)                                  For the purpose of any computation under this Indenture, the current market price (the “Current Market Price”) per share of Common Stock on any date shall be deemed to be the average of the daily closing prices for the 10 consecutive Trading Days commencing 11 Trading Days before (A) the Determination Date or the Expiration Date, as the case may be, with respect to distributions or tender offers or (B) the record date with respect to distributions, issuances or other events requiring such computation under. The closing price (the “Closing Price”) for each day shall be the last reported sales price or, in case no such reported sale takes place on such date, the average of the reported closing bid and asked prices in either case on the American Stock Exchange or, if the Common Stock is not listed or admitted to trading on the American Stock Exchange, on the principal national securities exchange on which the Common Stock is listed or admitted to trading or, if not listed or admitted to trading on the American Stock Exchange or any national securities exchange, the average of the closing bid and asked prices as quoted on the Nasdaq OTC Bulletin Board System or any comparable system or, if the Common Stock is not quoted on the Nasdaq OTC Bulletin Board System or any comparable system, the closing sales price or, in case no reported sale takes place, the average of the closing bid and asked prices, as furnished by any two members of the National Association of Securities Dealers, Inc. selected from time to time by the Company for that purpose. If no such prices are available, the Current Market Price per share shall be the fair value of a share of Common Stock as reasonably determined by the Board of Directors (which shall be evidenced by an Officers’ Certificate delivered to the Trustee), in consultation with a financial advisor the Company determines in good faith is reasonably proficient in valuing equity interests.

(7)                                  In any case in which this Section 4.05 shall require that an adjustment be made following a record date or a Determination Date or Expiration Date, as the case may be, established for purposes of this Section 4.05, the Company may elect to defer (but only until five Business Days following the filing by the Company with the Trustee of the certificate described in Section 4.05) issuing to the Holder of any Note converted after such record date or Determination Date or Expiration Date the shares of Common Stock and other capital stock of the Company issuable upon such conversion over and above the shares of Common Stock and other capital stock of the Company issuable upon such conversion only on the basis of the Conversion Price prior to adjustment; and, in lieu of the shares the issuance of which is so deferred, the Company shall issue or cause its transfer agents to issue due bills or other appropriate evidence prepared by the Company of the right to receive such shares. If any distribution in respect of which an adjustment to the Conversion Price is required to be made as of the record date or Determination Date or Expiration Date therefor is not thereafter made or paid by the Company for any reason, the Conversion Price shall be readjusted to the Conversion Price which would then be in effect if such record date had not been fixed or such effective date or Determination Date or Expiration Date had not occurred.

For purposes of this Section 4.05, “record date” shall mean, with respect to any dividend, distribution or other transaction or event in which the holders of Common Stock have the right to receive any cash, securities or other property or in which the Common Stock (or other applicable security) is exchanged or converted into any combination of cash, securities or other property, the date fixed for determination of stockholders entitled to receive such cash, security or other property (whether or not such date is fixed by the Board of Directors or by statute, contract or otherwise).

Section 4.06.                                                 Adjustment of Conversion Price Upon a Non-Stock Change of Control

(a)                                  Subject to Section 4.12 hereof, if and only to the extent a Holder elects to convert Notes at any time during the Change of Control Conversion/Repurchase Period (as defined below in Section 5.15), the Company shall increase the Conversion Rate applicable to such converted Notes by a number of additional shares of Common Stock (the “Additional Shares”) as set forth below. The number of Additional Shares shall be determined by reference to the table below, based on the effective date of the Non-Stock Change of Control and the price (the “Stock Price”) paid per share for the Common Stock in the Non-Stock Change of Control. If holders of Common Stock receive only cash in the Non-Stock Change of Control, the Stock Price shall be the cash amount paid per share. Otherwise, the Stock Price shall be the arithmetic average of the Closing Sale Prices of the Common Stock for the five Trading Days prior to but not including the Effective Date of such Non-Stock Change of Control.

The numbers of Additional Shares set forth in the table below shall be adjusted as of any date on which the Conversion Rate is adjusted in the same manner in which the Conversion Rate is adjusted. The Stock Prices set forth in the table below shall be adjusted, as of any date on which the Conversion Rate is adjusted, to equal the Stock Price applicable immediately prior to such adjustment multiplied by a fraction, of which

(i)                                     the numerator shall be the Conversion Rate immediately prior to the adjustment, and

(ii)                                  the denominator shall be the Conversion Rate as so adjusted.

The following table (the “Make-Whole Premium Table”) sets forth the Stock Price and number of Additional Shares by which the Conversion Rate shall be increased:

Additional Shares Required to be Issued (per $1,000 principal amount of Notes)

Effective	Stock Price
Date	$2.00	$2.25	$2.50	$2.75	$3.00	$3.50	$4.00	$4.50	$5.00	$5.50	$6.00	$6.50
9/30/07	236.779	196.815	166.416	142.78	124.062	96.708	78.069	64.812	55.035	47.608	41.811	37.185
9/30/08	226.493	183.783	151.575	126.839	107.546	80.087	62.13	49.905	41.275	34.983	30.256	26.609
9/30/09	217.939	170.094	134.045	106.646	85.695	57.174	40.029	29.489	22.821	18.456	15.485	13.378
9/30/10	226.65	171.109	126.675	90.322	60.132	20.81	4.643	0.669	0.067	0.005	0	0

If the Stock Price and Effective Date are not set forth on the table above and the Stock Price is:

(i)                                     between two Stock Prices on the table or the Effective Date is between two days on the table, the number of Additional Shares shall be determined by straight-line interpolation between the number of Additional Shares of Common Stock set forth for the higher and lower Stock Price and the two Effective Dates, as applicable, based on a 360-day year;

(ii)                                  in excess of $6.50 per share (subject to adjustment in the same manner as and as of any date on which the Stock Prices are adjusted in the table above) (the “Stock Price Threshold”), no Additional Shares of Common Stock shall be issued upon conversion; or

(iii)                               less than $2.00 per share (subject to adjustment in the same manner as and as of any date on which the Stock Prices are adjusted in the table above) (the “Stock Price Cap”), no Additional Shares shall be issued upon conversion.

(b)                                 Promptly after determination of the Additional Shares to be issued, the Company shall publish a notice containing this information in a newspaper published in the English language, customarily published each Business Day and of general circulation in The City of New York or publish such information on the Company’s web site or through such other public medium as the Company may use at that time.

(c)                                  Whenever the Conversion Price shall be adjusted from time to time by the Company pursuant to Section 4.05, the Stock Price Threshold and the Stock Price Cap shall be adjusted and each of the Stock Prices set forth in the Make-Whole Premium Table shall be adjusted. The adjusted Stock Price Threshold, Stock Price Cap and Stock Prices set forth in the Make-Whole Premium Table shall equal the Stock Price Threshold, the Stock Price Cap and such Stock Prices, as the case may be, immediately prior to such adjustment multiplied by a fraction, the numerator of which is the Conversion Price as so adjusted and the denominator of which is the Conversion Price immediately prior to the adjustment giving rise to such adjustment subject to the limitations set forth in Sections 4.05(2)(c) hereof. Each of the share amounts set forth in the body of the Make-Whole Premium Table shall also be adjusted in the same manner and at the same time.

(d)                                 Notwithstanding the foregoing, the adjustments to Conversion Price or Conversion Rate provided in this Section 4.06 shall be subject to the limitations set forth in Sections 4.05(2)(c) hereof.

Section 4.07.                                                 Conversion After a Public Acquirer Change of Control

(1)                                  In the event of a Public Acquirer Change of Control, the Company may, in lieu of adjusting the Conversion Rate pursuant to 4.12, elect to adjust its conversion obligation and the Conversion Rate such that from and after the Effective Date of such Public Acquirer Change of Control, the Conversion Rate in effect immediately before the Public Acquirer Change of Control shall be adjusted by multiplying it by a fraction:

(A)                              the numerator of which shall be (A) in the case of a consolidation, merger or binding share exchange, pursuant to which the Common Stock is converted solely into cash, the value of such cash paid or payable per share of Common Stock or (B) in the case of any other Public Acquirer Change of Control, the average of the closing sale prices of the Common Stock for the five consecutive Trading Days prior to but excluding the Effective Date of such Public Acquirer Change of Control; and

(B)                                the denominator of which shall be the arithmetic average of Weighted Average Price of the Public Acquirer Common Stock for the five consecutive Trading Days commencing on the Trading Day next succeeding the Effective Date of such Public Acquirer Change of Control.

(2)                                  At least thirty-five (35) Trading Days prior to the expected effective date of such Public Acquirer Change of Control and not later than concurrently with the applicable notice of such Change of Control, the Company shall provide a notice (a “Public Acquirer Change of Control Notice”) to all the Holders, the Trustee and the Paying Agent stating whether the Company elects (i) to adjust the Conversion Rate as set forth in this Section 4.07 or (ii) does not elect to so adjust the Conversion Rate, in which case the Holders will have the right to convert the Notes and, if applicable, receive any Additional Shares as set forth in Section 4.06. In addition, upon a Public Acquirer Change of Control, in lieu of converting securities, the Holders can, subject to certain conditions, require the Company to repurchase all of a portion of the Notes pursuant to Section 5.15.

(3)                                  If the Company elects to make the adjustment to the Conversion Rate described in Section 4.07(1) in the event of a Public Acquirer Change of Control, (i)  Section 4.12 will not apply to such transaction; and (ii) the Company and the acquirer or other issuer of Public Acquirer Common Stock shall execute with the Trustee a supplemental indenture (which shall comply with the Trust Indenture Act as in force at the date of execution of such supplemental indenture, if such supplemental indenture is then required to so comply) providing that such Notes shall, without the consent of any Holders of Notes, be convertible into shares of Public Acquirer Common Stock at the adjusted Conversion Rate as specified above (subject to the conditions relating to conversion of Debentures specified herein. Such supplemental indenture shall provide for adjustments that shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 4, as determined in good faith by the Company or the Public Acquirer.

Section 4.08.                                                 Adjustment for Tax Purposes.

The Company shall be entitled to make such decreases in the Conversion Price, in addition to those required by Section 4.05, as it in its discretion shall determine to be advisable in order that any stock dividends, subdivisions of shares, distributions of rights to purchase stock or securities or distributions of securities convertible into or exchangeable for stock hereafter made by the Company to its stockholders shall not be taxable.

Section 4.09.                                                 No Adjustment.

No adjustment need be made for a change in the par value or a change to no par value of the Common Stock.

Section 4.10.                                                 Conversion Price Reset.

Effective as of September 30, 2009, the Conversion Price shall be reset so as to equal the lower of (A) the then current Conversion Price and (B) the arithmetic average of the Weighted Average Price of the Common Stock for the 30 consecutive trading days preceding September 30, 2009 (the “Reset Trading Average”), provided that, in no event, shall the Conversion Price be reset to a conversion price below $3.24 per share (subject to adjustment in the same manner and as of any date as Section 4.05 hereof), as adjusted to give effect to any adjustments to the Conversion Price or Conversion Rate that would have been made prior to September 30, 2009 had Section 4.05(2)(a) been in effect prior to September 30, 2009.

For the avoidance of doubt, in no event will the Conversion Price be adjusted upwards pursuant to this Section 4.10.

Section 4.11.                                                 Notice of Conversion Price Adjustment & Election.

In the event that:

(1)                                  the Company takes any action which would require, or there is otherwise required, an adjustment in the Conversion Price or Conversion Rate;

(2)                                  the Company consolidates or merges with, or transfers all or substantially all of its property and assets to, another corporation and shareholders of the Company must approve the transaction; or

(3)                                  there is a dissolution or liquidation of the Company; or

(4)                                  any election contemplated by Section 4.07(b),

then Company shall mail to Holders and file with the Trustee a notice stating (i) the change or adjustment and (ii) the proposed record or effective date, as the case may be, and deliver to the Trustee an Officers’ Certificate briefly stating the facts requiring the adjustment or election and the manner of computing it. The Company shall mail the notice at least ten Business Days before such date. Failure to mail such notice or any defect therein shall not affect the validity of any transaction referred to in this Section 4.12. Unless and until the Trustee receives any such Officers’ Certificate, it may assume without inquiry that the Conversion Price or Conversion Rate has not been adjusted and that the last Conversion Price or Conversion Rate of which it has knowledge remains in effect.

Section 4.12.                                                 Effect of Reclassification, Consolidation, Merger or Sale on Conversion Privilege.

Subject to the further provisions of this Article 4 and paragraph 9 in the terms of the Form of Note, in the event the Company (i) reclassifies or changes its Common Stock (other than changes resulting from a subdivision or combination) or (ii) consolidates or combines with or merges into any Person or sells or conveys to another Person all or substantially all of its property and assets, and the holders of the Company’s Common Stock receive stock, other securities or other property or assets (including cash or any combination thereof) with respect to or in exchange for their Common Stock, the Holders will thereby have the continuing right to convert their Notes into the consideration they would have received if they had converted their Notes immediately prior to such re-classification, change, consolidation, merger, sale or conveyance (the “Conversion Securities”).

If any of the following shall occur, namely:  (a) any reclassification or change of shares of Common Stock issuable upon conversion of the Notes (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination, or any other change for which an adjustment is provided in Section 4.05); (b) any consolidation or merger or combination to which the Company is a party other than a merger in which the Company is the continuing corporation and which does not result in any reclassification of, or change (other than in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination) in, outstanding shares of Common Stock; or (c) any sale or conveyance as an entirety or substantially as an entirety of the property and assets of the Company, directly or indirectly, to any person, then the Company, or such successor, purchasing or transferee corporation, as the case may be, shall, as a condition precedent to such reclassification, change, combination, consolidation, merger, sale or conveyance, execute and deliver to the Trustee a supplemental indenture providing that the Holder of each Note then outstanding shall have the right to convert such Note into the kind and amount of shares of stock and other securities and property (including cash) receivable upon such reclassification, change, combination, consolidation, merger, sale or conveyance by a holder of the number of shares of Common Stock deliverable upon conversion of such Note immediately prior to such reclassification, change, combination, consolidation, merger, sale or conveyance. Such supplemental indenture shall provide for adjustments of the Conversion Price which shall be as nearly equivalent as may be practicable to the adjustments of the Conversion Price provided for in this Article 4. If, in the case of any such consolidation, merger, combination, sale or conveyance, the stock or other securities and property (including cash) receivable thereupon by a holder of Common Stock include shares of stock or other securities and property of a person other than the successor, purchasing or transferee corporation, as the case may be, in such consolidation, merger, combination, sale or conveyance, then such supplemental indenture shall also be executed by such other person and shall contain such additional provisions to protect the interests of the Holders of the Notes as the Board of Directors shall reasonably consider necessary by reason of the foregoing. The provisions of this Section 4.12 shall similarly apply to successive reclassifications, changes, combinations, consolidations, mergers, sales or conveyances.

In the event the Company shall execute a supplemental indenture pursuant to this Section 4.12, the Company shall promptly file with the Trustee (x) an Officers’ Certificate briefly stating the reasons therefor, the kind or amount of shares of stock or other securities or property (including cash) receivable by Holders of the Notes upon the conversion of their Notes after any such reclassification, change, combination, consolidation, merger, sale or conveyance, any adjustment to be made with respect thereto and that all conditions precedent have been complied with and (y) an Opinion of Counsel that all conditions precedent have been complied with, and shall promptly mail notice thereof to all Holders.

Section 4.13.                                                 Trustee’s Disclaimer.

The Trustee shall have no duty to determine when an adjustment under this Article 4 should be made, how it should be made or what such adjustment should be, but may accept as conclusive evidence of that fact or the correctness of any such adjustment, and shall be protected in relying upon, an Officers’ Certificate including the Officers’ Certificate with respect thereto which the Company is obligated to file with the Trustee pursuant to Section 4.12. The Trustee makes no representation as to the validity or value of any securities or assets issued upon conversion of Notes, and the Trustee shall not be responsible for the Company’s failure to comply with any provisions of this Article 4.

The Trustee shall not be under any responsibility to determine the correctness of any provisions contained in any supplemental indenture executed pursuant to Section 4.12, but may accept as conclusive evidence of the correctness thereof, and shall be fully protected in relying upon, the Officers’ Certificate with respect thereto which the Company is obligated to file with the Trustee pursuant to Section 4.12.

ARTICLE 5.
COVENANTS

Section 5.01.                                                 Payment of Notes.

The Company shall pay or cause to be paid the Principal of, premium, if any, Redemption Price, if applicable, Interest and any other amounts to be paid on the Notes on the dates and in the manner provided in this Indenture and the Notes. Principal, premium, if any, Redemption Price, if applicable, Interest and any other amounts to be paid shall be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary thereof, holds as of 10:00 a.m. Eastern Time on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay all Principal of, premium, if any, Redemption Price, if applicable, Interest and any other amounts to be paid then due.

The Company shall pay Late Charges (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue Principal to the extent lawful; it shall pay Late Charges (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of Interest (without regard to any applicable grace period) at the same rate to the extent lawful.

Section 5.02.                                                 Maintenance of Office or Agency.

The Company shall maintain in the Borough of Manhattan, The City of New York, an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency in the Borough of Manhattan, The City of New York, for such purposes. The Company shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Company hereby designates the corporate trust office of the Trustee, presently located at 101 Barclay Street, New York, NY 10286 as one such office or agency of the Company in accordance with Section 2.03.

Section 5.03.                                                 Reports.

(a)                                  Whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, the Company shall furnish to the Holders of Notes or cause the Trustee to furnish to the Holders if not filed electronically with the SEC and will post on the Company’s website for public availability, within the time periods specified in the SEC’s then existing rules and regulations, all quarterly and annual consolidated financial statements that would be required to be filed with the SEC on Form 10-Q or Form 10-QSB and on Form 10-K or Form 10-KSB and all information and/or financial statements on Form 8-K if the Company were required to file such reports. All such financial statements will be prepared in all material respects in accordance with SEC Regulation S-X and will be accompanied by:  (i) a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in substantially the form that would be required if filed with the SEC with a Form 10-Q or Form 10-QSB or Form 10-K or Form 10-KSB, as the case may be; (ii) a certification by the Company’s chief financial officer that no Default has occurred and is continuing under this Indenture; and (iii) in the case of annual financial statements, an audit report thereon by the Company’s independent public accountants.

If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

(b)                                 If, at any time the Company is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, the Company will nevertheless continue filing the reports specified in this Section 5.03 with the SEC within the time periods specified above unless the SEC will not accept such a filing. The Company will not take any action for the purpose of causing the SEC not to accept any such filings.

(c)                                  For so long as any Notes remain outstanding, the Company shall

(1)                                  subject to Section 5.03(d) below, post on the Company’s website for public availability all material information about the Company and its Subsidiaries that the Company has provided to any Holder or beneficial holder of Notes or other securities of the Company after the date of this Indenture (other than a Holder who after the date of this Indenture has entered into a confidentiality or non-disclosure agreement with the Company); and

(2)                                  furnish to the Holders, beneficial holders of Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(d)                                 Notwithstanding this Section 5.03, the Company shall not be required to publicly disclose any information to the extent that it is subject to a confidentiality, non-disclosure or other similar agreement prohibiting such disclosure; provided, however, that the Company shall use commercially reasonable efforts not to enter into any such confidentiality agreements that would prevent its compliance with the other provisions of this Section 5.03.

Section 5.04.                                                 Compliance Certificate.

(a)                                  The Company and each Guarantor (to the extent that such Guarantor is so required under the TIA) shall deliver to the Trustee, within 90 days after the end of each fiscal year, an Officers’ Certificate, one of the signatories of which is the Company’s Chief Executive Officer, Chief Financial Officer or Chief Accounting Officer, stating that a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Company and each obligor under the Notes and this Indenture has kept, observed, performed and fulfilled its obligations under this Indenture, the Note Guarantee, the Pledge Agreement and the Collateral Documents, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge the Company and each such obligor has kept, observed, performed and fulfilled each and every covenant contained in this Indenture, the Notes, the Note Guarantees, the Pledge Agreement and the Collateral Documents and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture, the Notes, the Note Guarantees, the Pledge Agreement and the Collateral Documents (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company or such obligor is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the Principal of, Interest or any other amounts due, if any, on the Notes is prohibited or if such event has occurred, a description of the event and what action the Company or such obligor is taking or proposes to take with respect thereto.

(b)                                 The Company shall, so long as any of the Notes are outstanding, deliver to the Trustee, forthwith upon any Officer becoming aware of any Event of Default, an Officers’ Certificate specifying such Event of Default and what action the Company is taking or proposes to take with respect thereto.

Section 5.05.                                                 Taxes.

The Company shall pay, and shall cause each of its Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.

Section 5.06.                                                 Stay, Extension and Usury Laws.

The Company and each of the Guarantors covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company and each of the Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

Section 5.07.                                                 Restricted Payments.

The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

(i)                                     declare or pay any dividend or make any other payment or distribution on account of its Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any Restricted Subsidiary of the Company) or to the direct or indirect holders of its Equity Interests in their capacity as such, other than dividends or distributions payable (a) in Equity Interests (other than Disqualified Stock) of the Company) (b) to the Company or any Subsidiary of the Company, or (c) in the case of dividends or distributions payable by any Restricted Subsidiary of the Company, pro rata to the holders of such Subsidiary’s Equity Interests;

(ii)                                  purchase, redeem or otherwise acquire or retire for value (including without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company;

(iii)                               make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Company or any of its Subsidiaries that is contractually subordinated to the Notes or any Note Guarantee (excluding any intercompany Indebtedness between or among the Company and any of its Subsidiaries), except a payment of interest or principal at the maturity date; or

(iv)                              make any Restricted Investment,

all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments” unless, solely with respect to any payment or other action that would otherwise constitute a Restricted Payment as set forth in clause (i), (ii) or (iv) above, at the time of and after giving effect to such Restricted Payment:

(1)                                  no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2)                                  the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, be in compliance with the Fixed Charge Coverage Ratio for the four most recently ended full fiscal quarters for which internal financial statements are available; and

(3)                                  such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries since the date of the indenture (excluding Restricted Payments permitted by clauses (ii) through and including (vii)) of the next succeeding paragraph, is less than the sum, without duplication, of:

(a)                                  50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the indenture to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(b)                                 100% of the aggregate net cash proceeds received by the Company since the date of the indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Company); plus

(c)                                  to the extent that any Restricted Investment that was made after the date of the indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment; plus

(d)                                 to the extent that any Unrestricted Subsidiary of the Company designated as such after the date of the indenture is redesignated as a Restricted Subsidiary after the date of the indenture, the lesser of (i) the Fair Market Value of the Company’s Investment in such Subsidiary as of the date of such redesignation or (ii) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary after the date of the indenture; plus

(e)                                  50% of any dividends received by the Company or a Restricted Subsidiary of the Company after the date of the indenture from an Unrestricted Subsidiary of the Company, to the extent that such dividends were not otherwise included in the Consolidated Net Income of the Company for such period.

So long as no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof, the foregoing provisions shall not prohibit:

(i)                                     the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of this Indenture;

(ii)                                  the making of any Restricted Payment (other than a Restricted Payment as defined in clause (iii) of the definition of Restricted Payment) in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company or a Guarantor) of, Equity Interests of the Company (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to the Company;

(iii)                               the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness of the Company or its Subsidiaries that is contractually subordinated or subordinated with respect to security interests to the Notes or any Note Guarantee with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(iv)                              the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any current or former officer, director or employee of the Company or any of its Restricted Subsidiaries in order to pay or satisfy such officer’s, director’s or employee’s aggregate exercise price or withholding tax payment obligations pursuant to awards granted under the Company’s equity incentive, stock option, restricted stock or other long-term equity compensation plans; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $2,000,000 in the aggregate; and

(v)                                 the repurchase of Equity Interests of the Company deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options.

The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any non-cash Restricted Payment shall be determined by the Board of Directors whose resolution with respect thereto shall be delivered to the Trustee, such determination to be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such Fair Market Value exceeds $5.0 million. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers’ Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this Section 5.07 were computed, together with a copy of any fairness opinion or appraisal required by this Indenture.

Section 5.08.                                                 Dividend and Other Payment Restrictions Affecting Subsidiaries.

The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise permit, cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a)(i) pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries or with respect to any other interest or participation in, or measured by, its profits or (ii) pay any indebtedness owed to the Company or any of its Restricted Subsidiaries, (b) make loans or advances to the Company or any of its Restricted Subsidiaries or (c) sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reasons of:

(i)                                     this Indenture, the Notes and the Note Guarantees;

(ii)                                  agreements governing Existing Indebtedness and Credit Facilities as in effect on the date of this Indenture and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the indenture;

(iii)                               any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Indenture;

(iv)                              purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature set forth in clause (c) of Section 5.08;

(v)                                 Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(vi)                              applicable law rule, regulation or order;

(vii)                           customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business;

(viii)                        any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending the sale or other disposition;

(ix)                                Liens permitted to be incurred under the provisions of Section 5.12 hereof that limit the right of the debtor to dispose of the assets subject to such Liens;

(x)                                   provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into with the approval of the Company’s Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements; and

(xi)                                restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

Section 5.09.                                                 Incurrence of Indebtedness and Issuance of Preferred Stock.

The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Company shall not issue any Disqualified Stock and shall not permit any of its Restricted Subsidiaries to issue any shares of preferred stock.

The provisions of the first paragraph of this Section 5.09 shall not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(i)                                     the incurrence by the Company and its Restricted Subsidiaries of additional Indebtedness and letters of credit under Credit Facilities to procure feedstock, inventory, supplies, consumables and other assets, which would become Collateral, in an aggregate principal amount at any one time outstanding under this clause (i) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) not to exceed $5.0 million, less the aggregate amount of all Net Proceeds of Asset Sales applied by the Company or any of its Restricted Subsidiaries since the date of this Indenture to repay any term Indebtedness under a Credit Facility or to repay any revolving credit Indebtedness under a Credit Facility and effect a corresponding commitment reduction thereunder pursuant to the covenant described above under Section 5.10;

(ii)                                  the incurrence by the Company and its Restricted Subsidiaries of Existing Indebtedness;

(iii)                               the incurrence by the Company, and the Guarantee thereof by the Guarantors, of (a) Indebtedness represented by the Notes on the date of the Indenture, and (b) Permitted Refinancing Indebtedness in respect of any of the foregoing clause (a);

(iv)                              the Guarantees by the Company and its Restricted Subsidiaries of Permitted Project Debt during the construction, commissioning, start-up, testing, completion and acceptance periods in aggregate principal amount not to exceed the lesser of (i) 80% of the amount equal to $1.50 (or such higher amount as proportionately adjusted by increases in Chemical Engineering’s CE Plant Cost Index from and after the Issue Date) per gallon per year of nameplate biodiesel production capacity with respect to any biodiesel refinery being financed or to be financed with such Permitted Project Debt and (ii) $162.0 million, and Permitted Refinancing Indebtedness in respect thereof;

(v)                                 the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the Permitted Business of the Company or any of its Restricted Subsidiaries, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (iv), not to exceed $5.0 million in the aggregate outstanding at any time outstanding;

(vi)                              the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than Indebtedness owed by one Credit Party to another Credit Party) that was permitted by this Indenture to be incurred pursuant to clauses (i),(ii) or (v) of this paragraph;

(vii)                           the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries not to exceed $10.0 million in the aggregate at any time outstanding; provided, however, that (a) such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to this Indenture, the Notes and the Note Guarantees, (b) such Indebtedness matures no less than 91 days following the maturity of the Notes and (c)(A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Subsidiary thereof or (B) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary thereof shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (vii);

(viii)                        the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness not to exceed in the aggregate at any time outstanding the greater of (a) $10.0 million or (b) the amount equal to 1.5 times Consolidated Cash Flow for the twelve calendar months for with financial statements are available immediate preceding the date of incurrence of such Indebtedness; provided, however, that (a) such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to this Indenture, the Notes and the Note Guarantees, (b) such Indebtedness matures no less than 91 days following the maturity of the Notes;

(ix)                                the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business (other than for speculative purposes);

(x)                                   the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, performance and surety bonds in the ordinary course of business; and

(xi)                                the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five business days.

The Company will not incur, and will not permit any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Company or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Notes and the Note Guarantees on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Company solely by virtue of being unsecured or by virtue of being secured on a first or junior Lien basis.

For purposes of determining compliance with this Section, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt set forth above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under Credit Facilities outstanding on the date on which notes are first issued and authenticated under the indenture will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt.

The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount of any such accrual, accretion or payment is included in Fixed Charges of the Company as accrued. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date will be:

(i)                                     the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(ii)                                  the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(iii)                               in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(A)                              the Fair Market Value of such assets at the date of determination; and

(B)                                the amount of the Indebtedness of the other Person.

Section 5.10.                                                 Asset Sales and Events of Loss.

(a)                                  The Company shall not, and shall not permit any of its Restricted Subsidiaries to:

(i)                                     sell, lease, convey or otherwise dispose of any assets or rights other than the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole, which will be governed by Section 5.15 and/or Section 6.01 and not by the provisions of this Section 5.10; and

(ii)                                  issue Equity Interests in any of the Restricted Subsidiaries or sell Equity Interests in any of its Restricted Subsidiaries.

(each of the foregoing, an “Asset Sale”), unless such Asset Sale is a Permitted Asset Sale (as defined below):

(b)                                 A “Permitted Asset Sale” shall mean an Asset Sale in which:

(i)                                     the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and at least 75% of the consideration received therefor by the Company or such Subsidiary is in the form of cash; provided, however, that the amounts of the following shall be deemed to be cash for purposes of this provision:

(A)                              any liabilities (as shown on the Company’s most recent consolidated balance sheet or in the notes thereto), of the Company or any Restricted Subsidiary (other than contingent liabilities or liabilities that are by their terms subordinated in right of payment or as to security interests to the Notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability,

(B)                                any securities, notes or other obligations received by the Company or any such Subsidiary from such transferee that are contemporaneously, subject to ordinary settlement periods, converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received in that conversion), and

(C)                                any stock or assets received of the Company or any Restricted Subsidiary used to acquire (1) all or substantially all of the assets of, or any Capital Stock of, another Permitted Business if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of the Company and a Guarantor or (2) other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business.

(ii)                                  any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $1.0 million in the aggregate;

(iii)                               the sale or lease of products, services or accounts receivable by the Company or any Subsidiary in the ordinary course of business and any sale or other disposition of damaged, worn-out, replaced or obsolete assets by the Company or any Restricted Subsidiary in the ordinary course of business;

(iv)                              the sale or other disposition by the Company or any Restricted Subsidiary of cash or Cash Equivalents;

(v)                                 a transfer of assets by the Company to a Restricted Subsidiary or by a Restricted Subsidiary of the Company or to another Restricted Subsidiary;

(vi)                              an issuance of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary of the Company; and

(vii)                           any Restricted Payment or Permitted Investment that is permitted by Section 5.07 hereof.

(c)                                  Within 365 days after any Permitted Asset Sale, the Company (or such Restricted Subsidiary) may apply the Net Proceeds from such Asset Permitted Sale, at its option, either with respect to the Company or the applicable Restricted Subsidiary.

(i)                                     to repay Indebtedness and other Obligations under a Credit Facility, and if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto,

(ii)                                  to repay Indebtedness and to correspondingly permanently reduce commitments with respect thereto;

(iii)                               to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of the Company and a Guarantor;

(iv)                              to make capital expenditures in a Permitted Business of a Restricted Subsidiary; or

(v)                                 to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business of a Restricted Subsidiary.

(d)                                 In addition, within 365 days after the receipt of any Net Proceeds from an Event of Loss, the Company (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds with respect to the Company or the applicable Restricted Subsidiary:

(i)                                     to repay Secured Indebtedness and to correspondingly reduce commitments with respect thereto;

(ii)                                  to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Subsidiary of the Company and a Guarantor;

(iii)                               to make capital expenditures in a Permitted Business of a Restricted Subsidiary; or

(iv)                              to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business. Notwithstanding the foregoing, the Company or a Restricted Subsidiary shall be deemed to have applied Net Proceeds from an Event of Loss within such 365-day period if, within such 365-day period, it has entered into a binding commitment or agreement to invest such Net Proceeds and continues to use all commercially reasonable efforts to so apply such Net Proceeds as soon as practicable thereafter, and that upon any abandonment or termination of such commitment or agreement after such 365-day period, the Net Proceeds not applied will constitute Excess Proceeds of a Restricted Subsidiary.

Pending the final application of any Net Proceeds from an Asset Sale or Event of Loss, the Company may temporarily invest such Net Proceeds in cash or Cash Equivalents.

Any Net Proceeds from such Permitted Asset Sale or Event of Loss that are not applied or invested as provided above in this Section 5.10 will be deemed to constitute “Excess Proceeds”. Within 15 days of each date on which the aggregate amount of Excess Proceeds exceeds $5.0 million, the Company shall commence an Excess Proceeds Offer pursuant to Section 3.08 hereof to all Holders, to purchase the maximum Principal Amount of Notes that may be purchased out of the Excess Proceeds, at an offer price (except as provided in the next succeeding paragraph) in cash in an amount (the “Excess Proceeds Redemption Price”) equal to 100% of the Principal Amount thereof plus (i) a pro rata portion of the LC Amount and (ii) accrued and unpaid Interest thereon, if any, to the Excess Proceeds Redemption Date, in accordance with the procedures set forth in Section 3.08 hereof. To the extent that the aggregate Excess Proceeds Redemption Price of Notes tendered pursuant to an Excess Proceeds Offer is less than the Excess Proceeds, the Company (or such Restricted Subsidiary) may use such remaining Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate Principal Amount of Notes tendered into such Excess Proceeds Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased on a pro rata basis. Upon completion of such Excess Proceeds Offer, the amount of Excess Proceeds will be deemed to be reset at zero. Any Excess Proceeds Offer shall be made in compliance with any applicable provisions of the Pledge Agreement.

Section 5.11.                                                 Transactions with Affiliates.

The Company shall not, and shall not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any contract, agreement, understanding, loan, advance, transaction or guarantee with, or for the benefit of, any Affiliate of the Company (each of the foregoing, an “Affiliate Transaction”), unless;

(a)                                  such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person, and

(b)                                 the Company delivers to the Trustee:

(1)                                  with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of the Board of Directors set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (a) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Company;

(2)                                  with respect to any Affiliate Transaction or series of related Affiliate Transactions, involving aggregate consideration in excess of $5.0 million, an opinion as to the fairness to the Company or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing; and

(3)                                  with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, the consent of the Majority Holders, which consent shall not be unreasonably withheld, conditioned or delayed;

provided, however, that the Company shall not be required to comply with this Section 5.11 with respect to the following:

(i)                                     any employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and payments made pursuant thereto;

(ii)                                  transactions between or among the Company and/or its Restricted Subsidiaries;

(iii)                               Restricted Payments other than Permitted Investments that do not violate Section 5.07 of this Indenture;

(iv)                              transactions with a Person that is an Affiliate of the Company solely because the Company owns, directly or through a Subsidiary, an Equity Interest in, or controls, such Person;

(v)                                 payment of reasonable directors’ fees to Persons who are not otherwise Affiliates of the Company;

(vi)                              loans or advances to employees for expenses incurred or to be incurred in connection with the Permitted Business and such employee’s employment in the ordinary course of business not to exceed $500,000 in the aggregate, in each case shall not be deemed Affiliate Transactions; or

(vii)                           transactions between or among the Company and its Restricted Subsidiaries, on the one hand, and Unrestricted Subsidiaries of the Company, on the other hand, provided that either (A) Unrestricted Subsidiaries make Investments in the Company or its Restricted Subsidiaries or (B) any such transactions on are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person and are approved by the Board of Directors as, among other things, fair from a financial view to Holders.

Section 5.12.                                                 Liens.

The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly create, incur, assume or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired, except Permitted Liens.

Section 5.13.                                                 Line of Business.

The Company shall not, and shall not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

Section 5.14.                                                 Corporate Existence.

Subject to Article 6 hereof, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect (i) its corporate existence, and the corporate, partnership or other existence of each of its Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Subsidiary and (ii) the rights (charter and statutory), licenses and franchises of the Company and its Subsidiaries; provided, however, that the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Subsidiaries, if the Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders of the Notes.

Section 5.15.                                                 Offer to Repurchase Upon Change of Control.

(a)                                  If prior to the Stated Maturity there shall have occurred a Change of Control, the Company shall make an offer (a “Change of Control Offer”) to each Holder to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of each Holder’s Notes at a purchase price in cash (the “Change of Control Redemption Price”) equal to 102% of the aggregate Principal Amount thereof plus a pro rata portion of the LC Amount to the extent applicable, plus accrued and unpaid Interest and Late Charges thereon, if any, to the Change of Control Redemption Date, subject to the right of Holders on the relevant record date to receive Interest due on the relevant Interest Payment Date.

(b)           Within 15 days after the Company knows or reasonably should know of the occurrence of a Change of Control, the Company shall mail a notice to each Holder (and to beneficial owners as required by applicable law) with a copy to the Trustee (the “Change of Control Notice”) by overnight courier describing the transaction or transactions that constitute the Change of Control and stating:

(1)           that the Change of Control Offer is being made pursuant to this Section 5.15 and that all Notes tendered will be accepted for payment;

(2)           the last date of the Change of Control Conversion/Repurchase Period by which a Holder must deliver a Change of Control Notice to elect the repurchase option pursuant to this Section 5.15 or deliver a Conversion Notice requesting conversion upon a Change of Control in accordance with 4.02;

For purposes of this Indenture, the “Change of Control Conversion/Repurchase Period” shall mean the period beginning upon the date the Change of Control Notice is given and ending on the date twenty (20) Trading Days after the effective date of the Change of Control.

(3)           the Change of Control Redemption Price

(4)           the date of payment of the Change of Control Redemption Price (the “Change of Control Redemption Date”) which shall be the date that is two (2) Business Days following the delivery of the Change of Control Redemption Notice by the applicable Holder;

(5)           the Conversion Price applicable on the date of a Change of Control Notice;

(6)           that any Note not tendered will continue to accrue Interest;

(7)           that, unless the Company defaults in the payment of the Change of Control Redemption Price, all Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue Interest after the Change of Control Redemption Date;

(8)           that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Notes completed, to the Paying Agent at the address specified in the notice (“Change of Control Redemption Notice”) prior to the close of business on the second Business Day preceding the Change of Control Redemption Date;

(9)           that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the Business Day preceding the Change of Control Redemption Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the Principal Amount of Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have the Notes purchased;

(10)         that Holders whose Notes are being purchased only in part will be issued new Notes equal in Principal Amount to the unpurchased portion of the Notes surrendered; and

(11)         whether Additional Shares are required to be paid by the Company upon conversion in connection with such Change of Control.

The Company shall comply with the requirements of Rule 14e-l under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes in connection with a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with any provisions of this Indenture, including this Section 5.15, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached any obligations under this Indenture, including this Section 5.15, by virtue of such compliance.

The Company shall, at least three (3) Business Days prior to delivering the Change of Control Notice, deliver an Officer’s Certificate to the Trustee specifying (A) the information required by the Change of Control Notice pursuant to Section 5.15(b), and (B) whether the Company desires the Trustee to give the Change of Control Notice required by Section 5.15(b).

If the Company requests that the Trustee shall give (at the Company’s expense) such Change of Control Notice in the Company’s name, the Company shall, in all cases, prepare the text of such Change of Control Company Notice. In connection with delivery of the Change of Control Notice to the Holders, the Company shall publish a notice containing substantially the same information that is required in the Change of Control Notice in a newspaper published in the English language, customarily published each Business Day and of general circulation in The City of New York, or publish such information on the Company’s website or through such other public medium as the Company may use at such time.

(c)           On the Change of Control Redemption Date, the Company shall, to the extent lawful, (1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Redemption Price in respect of all Notes or portions thereof so tendered and (3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate Principal Amount of Notes or portions thereof being purchased by the Company. The Paying Agent shall promptly mail to each Holder of Notes so tendered payment in an amount equal to the Change of Control Redemption Price for the Notes, and the Trustee shall promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in Principal Amount to any unpurchased portion of the Notes surrendered by such Holder, if any; provided that each such new Note shall be in a Principal Amount of $1,000 or an integral multiple thereof. The Company shall publicly announce, and mail a notice to each Holder setting forth, the results of the Change of Control Offer on or as soon as practicable after the Change of Control Redemption Date.

(d)           Notwithstanding anything to the contrary in this Section 5.15, the Company shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 5.15 and Section 3.08 hereof and all other provisions of this Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

(e)           The provisions of this Section 5.15 shall be applicable upon a Change of Control whether or not any other provisions of the Indenture are applicable as well.

Section 5.16.                Maintenance of Properties and Insurance.

(a)           The Company shall, and shall cause each of its Restricted Subsidiaries to, maintain all material properties in good working order and condition in all material respects (subject to ordinary wear and tear) and make all necessary repairs, renewals, replacements, additions, betterments and improvements thereto and actively conduct and carry on its business; provided, however, that nothing in this Section 5.16 shall prevent the Company or any of its Restricted Subsidiaries from discontinuing the operation and maintenance of any of its properties if such discontinuance is, in the good faith judgment of the Board of Directors or other governing body of the Company or the Restricted Subsidiary concerned, as the case may be, desirable in the conduct of its business and is not disadvantageous in any material respect to the Holders.

(b)           The Company shall maintain insurance (including appropriate self-insurance) against loss or damage of the kinds that, in the good faith judgment of the holdings and the Company, are adequate and appropriate for the conduct of the business of the Company and its Subsidiaries in a prudent manner, with reputable insurers or with the government of the United States of America or an agency or instrumentality thereof, in such amounts, with such deductibles, and by such methods as shall be customary, in the good faith judgment of the Company, for companies similarly situated in the industry.

Section 5.17.                Payments for Consent.

Neither the Company nor any of its Restricted Subsidiaries shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to or for the benefit of any Holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Section 5.18.                Additional Guarantors.

If at any time, (a) any Person becomes directly or indirectly a Subsidiary of one of the Guarantors, (b) any Person becomes directly or indirectly a parent of a Guarantor (other than the Company), (c) if the Capital Stock of any Guarantor is held by any Subsidiary of the Company that is not a Guarantor, or (d) any Guarantor transfers or causes to be transferred, in one transaction or a series of related transactions, any assets or property to any Guarantor that, following such transaction or series of related transactions is a Restricted Subsidiary but is not a Guarantor, then the Company and such Subsidiary, as soon as reasonably practical and in any event within three Business Days after such event shall:

(a)           execute a supplemental indenture hereto whereby such Subsidiary will become a Guarantor hereunder and comply with the other applicable provisions of this Indenture including Sections 14.04 and 14.05.

(b)           execute and deliver to the Trustee a Guarantee in the form of the Guarantee set forth in Exhibit A pursuant to which such Subsidiary shall unconditionally guarantee on a senior secured basis of all of the Company’s obligations under the Notes and this Indenture on the terms set forth in this Indenture;

(c)           (i) execute and deliver to the appropriate agent any amendments to any then existing intercreditor agreement as such agent deems necessary or advisable in order to make such Subsidiary a party to the such intercreditor agreement; (ii) execute and deliver to the Collateral Agent and the Trustee such amendments to the Collateral Agreements as the Collateral Agent deems necessary or advisable in order to grant to Collateral Agent, for the benefit of the Holders and the Lenders, a perfected security interest in the Capital Stock of such new Subsidiary and the debt securities of such new Subsidiary subject only to the Permitted Liens, which are owned by the Company or any Subsidiary and required to be pledged pursuant to the Security Agreement and (iii) deliver to the Collateral Agent the certificates representing such Capital Stock and debt securities, together with (x) in the case of such Capital Stock, undated stock powers or instruments of transfer, as applicable, endorsed in blank, and (y) in the case of such debt securities, endorsed in blank, in each case executed and delivered by an Officer of the Company or such Subsidiary, as the case may be;

(d)           take such actions necessary or advisable to grant to the Collateral Agent for the benefit of the Holders and the Trustee a perfected security interest in the assets of such new Subsidiary, subject only to Permitted Liens, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Collateral Documents or by law or as may be reasonably requested by the Collateral Agent; and

(e)           take such further action and execute and deliver such other documents specified in this Indenture or otherwise reasonably requested by the Trustee or the Collateral Agent to effectuate the foregoing.

Thereafter, such Subsidiary shall be a Guarantor for all purposes of this Indenture.

Section 5.19.                Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments pursuant to Section 5.07 or under one or more clauses of the definition of Permitted Investments, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of the Company may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted pursuant to Section 5.07. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date pursuant to Section 5.09, the Company will be in Default of Section 5.09. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if

(i)            such Indebtedness is permitted pursuant to Section 5.09, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period;

(ii)           no Default or Event of Default would be in existence following such designation; and

(iii)          the Company delivers to the Trustee an Officers’ Certificate certifying that such designation complies with the conditions described in (i) and (ii) above.

Section 5.20.                Issuance or Sale of Subsidiary Stock.

The Company shall not, and shall not permit any of its Restricted Subsidiaries to, sell any Capital Stock of a Restricted Subsidiary of the Company, except to the Company or to another wholly owned Subsidiary of the Company, unless the Company and its Restricted Subsidiaries, as the case may be, sell 100% of the Capital Stock of the subject Restricted Subsidiary that they own in accordance with Section 5.10, Section 5.15 and/or Article 6 of this Indenture, as applicable. In addition, no Subsidiary of the Company shall issue any Capital Stock, other than to the Company or another Restricted Subsidiary of the Company.

Section 5.21.                Real Estate Mortgages and Filings.

(a)           With respect to any real property, other than a leasehold of the Guarantors (individually and collectively, the “Premises”), the Company shall deliver to the Collateral Agent, no later than five Business Days after the date of this Indenture, as mortgagee, fully-executed counterparts of mortgages, each dated as of the date of acquisition of such property, duly executed by the Company or the applicable Guarantor, together with evidence of the completion (or satisfactory agreements for the completion), of all recordings and filings of such mortgage as may be necessary to create a valid, perfected Lien, subject to Permitted Liens, against the properties purported to be covered thereby.

(b)           With respect to any Premises, (i) acquired in accordance with the terms of this Indenture after the date of this Indenture with a purchase price or (ii) as of the date of this Indenture, with a Fair Market Value, of greater than $1.0 million:

(i)            the Collateral Agent shall have received mortgagee’s title insurance policies in favor of the Collateral Agent, as mortgagee for the ratable benefit of the Collateral Agent, the Trustee and the Holders, with respect to the property purported to be covered by such mortgage, insuring that title to such property is marketable and that the interests created by the mortgage constitute valid Liens thereon free and clear of all liens, defects and encumbrances other than Permitted Liens, and such policies shall also include, to the extent available, a revolving credit endorsement and such other endorsements as the Collateral Agent shall reasonably request and shall be accompanied by evidence of the payment in full of all premiums thereon; and

(ii)           the Company shall deliver to the Collateral Agent, with respect to each of the covered Premises, filings, surveys, local counsel opinions and fixture filings, along with such other documents, instruments, certificates and agreements as the Collateral Agent and its counsel shall reasonably request;

(c)           The Company shall deliver, no later than five Business Days after the date of this Indenture or the date of acquisition as applicable, to the Collateral Agent an Officers’ Certificate to the effect that all conditions contained in this Section 5.21 with respect to the acquisition of each such Premises has been satisfied and an Opinion of Counsel to the effect that a valid and perfected Lien has been created against such Premises.

Section 5.22.                Leasehold Mortgage and Filings.

The Company and each of the Guarantors shall deliver Mortgages with respect to the Company’s or the Guarantor’s leasehold interests in the premises (the “Leased Premises”) occupied by the Company or the Guarantor pursuant to leases entered into in accordance with the terms of this Indenture after the Issue Date (collectively, the “Leases, and individually, a “Lease), other than renewals or leases existing on the date of this Indenture.

Prior to the effective date of any Lease, the Company and such Guarantors shall provide to the Trustee all of the items described in clauses (b), (c) and (d) of Section 5.21 and in addition shall use its reasonable commercial efforts to obtain an agreement executed by the lessor of the Lease, whereby the lessor consents to the mortgage and waives or subordinates its landlord Lien (whether granted by the instrument creating the leasehold estate or by applicable law), if any, and which shall be entered into by the Collateral Agent.

Section 5.23.                Seneca Negative Pledge and Plant Lien.

(a)           The Company and Seneca agree not to, directly or indirectly create, incur, assume or suffer to exist any Lien of any kind on any assets or property of Seneca and Nova Biofuels Seneca LLC (“Seneca Project Entity”), other than Liens on the Seneca Plant granted to secure the obligations of Seneca and the Seneca Project Entity to lenders under Credit Facilities existing as of the date hereof and under any Permitted Project Debt for or related to the Seneca Plant incurred after the date hereof and Permitted Refinancing Debt of such Indebtedness.

(b)           The Company and Seneca will use their commercially reasonable efforts to cause the proposed lender under Permitted Project Debt to permit the Company, Seneca and the Seneca Project Entity (i) contemporaneously with the closing of such Permitted Project Debt, (A)grant to the Holders and the Collateral Agent a Lien on the Seneca Plant pursuant to the Collateral Documents and this Indenture, and (B) enter into a customary intercreditor agreement with any such lender or holder of debt that has or will have a first priority Lien on the Seneca Plant as permitted by the terms of this Indenture and (ii) immediately following the closing of such Permitted Project Debt and from time to time thereafter, file any such notice filings or other agreements or instruments and take further action as reasonably necessary or desirable under applicable law to perfect the Liens created by the Collateral Agreements at such places as the Collateral Agent or the Trustee may reasonably request with respect to the Lien on the Seneca Plant; provided that this Section shall not require the Company or any of its Subsidiaries to amend any terms, conditions or other provisions of any future Credit Facility to induce any lender thereunder to accept a lien junior to the proposed Lien contemplated by this paragraph.

(c)           For the avoidance of doubt, Seneca is a party to this Indenture solely to enter into the covenant contained in this Section 5.23.

(d)           If the Company grants the Holders and the Collateral Agent a Lien on the Seneca Plant pursuant to the Collateral Documents and this Section 5.23, the Company will deliver an Opinion of Counsel to the Trustee to the effect that a valid Lien has been perfected on the Seneca Plant in favor of the Holders and the Collateral Agent.

Section 5.24.                Impairment of Security Interest.

Neither the Company nor any of the Guarantors will take or omit to take any action which would adversely affect or impair the Liens in favor of the Collateral Agent, on behalf of itself, the Trustee and the holders of the Notes, with respect to the Collateral. Neither the Company nor any of its Restricted Subsidiaries shall grant to any Person, or permit any Person to retain (other than the Collateral Agent), any interest whatsoever in the Collateral other than Permitted Liens. Neither the Company nor any of its Restricted Subsidiaries will enter into any agreement that requires the proceeds received from any sale of Collateral to be applied to repay, redeem, defease or otherwise acquire or retire any Indebtedness of any Person, other than as permitted or required by this Indenture, the Notes or the Collateral Documents. The Company shall, and shall cause each Guarantor to, at their sole cost and expense, execute and deliver all such agreements and instruments as the Collateral Agent or the Trustee shall reasonably request to more fully or accurately describe the property intended to be Collateral or the obligations intended to be secured by the Collateral Documents. The Company shall, and shall cause each Guarantor to, at its sole cost and expense, file any such notice filings or other agreements or instruments as may be reasonably necessary or desirable under applicable law to perfect the Liens created by the Collateral Agreements at such times and at such places as the Collateral Agent or the Trustee may reasonably request.

Section 5.25.                Additional Interest; Special Interest.

If at any time Additional Interest becomes payable by the Company pursuant to the Registration Rights Agreement or any Special Interest becomes payable by the Company pursuant to Section 7.03 hereof, the Company shall promptly deliver to the Trustee a certificate to that effect and stating (i) the amount of such applicable Additional Interest or Special Interest that is payable and (ii) the date on which such applicable Additional Interest is payable pursuant to the terms of the Registration Rights Agreement or Special Interest is payable pursuant to Section 7.03 hereof. Unless and until a Responsible Officer of the Trustee receives such a certificate, the Trustee may assume without inquiry that no Additional Interest or Special Interest is payable. If the Company has paid Additional Interest or Special Interest directly to the Persons entitled to such Additional Interest or Special Interest, the Company shall deliver to the Trustee a certificate setting forth the particulars of such payment.

Section 5.26.                Requirement to Seek Stockholder Approval.

At the next special or annual meeting of stockholders of the Company with a record date after the Issue Date, the Company shall take all action necessary to obtain the approval of its stockholders providing for the Company’s issuance of all of the shares of Common Stock issued and issuable pursuant to this Indenture (including, without limitation, upon conversion of the Notes, upon failure to pay the applicable Redemption Price as set forth in Section 3.10 hereof or payment of the Make-Whole Premium), without reference to the limit thereon set forth in Section 4.05(2)(c), pursuant to the rules or regulations of American Stock Exchange (including, without limitation, Section 713 of the Amex Company Guide) or the rules and regulations of the Eligible Market upon which the Company’s Common Stock is then-listed or quoted (the “Stockholder Approval”). In connection with such action, the Company shall provide each stockholder with a proxy statement and shall use its reasonable best efforts to solicit and obtain the Stockholder Approval and to cause its Board of Directors to recommend, to the extent possible consistent with its fiduciary duties under applicable law, to the stockholders that they approve such proposals. If, despite the Company’s reasonable best efforts, such Stockholder Approval is not obtained at the first meeting at which it is presented for a vote, the Company shall seek to obtain such Stockholder Approval at each subsequent general meeting of stockholders to obtain Stockholder Approval to the extent permitted under the rules and regulations of the Eligible Market on which the Common Stock is then-listed. So long as the Company has complied with this Section 5.26, in no event shall the failure to obtain the Stockholder Approval constitute a Default or Event of Default.

ARTICLE 6.
SUCCESSORS

Section 6.01.                Merger, Consolidation, or Sale of Assets.

The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, consolidate or merge with or into another Person (whether or not the Company or such Restricted Subsidiary is the surviving corporation), or sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole in one or more related transactions, to any other Person, unless:

(i)            either the Company or such Restricted Subsidiary is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Company or such Subsidiary) (such surviving Person, the “Surviving Entity”) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any State thereof or the District of Columbia;

(ii)           the Surviving Entity shall expressly assume all the obligations of the Company (including, without limitation, the right to convert into Capital Stock of the Surviving Entity that is listed on an Eligible Market or, to the extent the Capital Stock of the Surviving Entity is not listed on an Eligible Market, then the person whose Capital Stock is listed on an Eligible Market shall unconditionally guarantee the Notes) or such Restricted Subsidiary, if applicable, under this Indenture, the Notes or such Subsidiary’s Note Guarantee, and any applicable Transaction Documents as the case may be, and under the Collateral Documents pursuant to a supplemental indenture executed and delivered in a form reasonably satisfactory to the Trustee;

(iii)          immediately after giving effect to such transaction, no Default or Event of Default exists and no event which after notice or lapse of time or both would become a Default or Event of Default shall have occurred and be occurring;

(iv)          the Collateral contained in the Surviving Entity:

(1)           continues to constitute Collateral under this Indenture and the Pledge Agreement or other Collateral Documents; and

(2)           is subject to a first-priority Lien, subject to Permitted Liens, in favor of the Trustee for the benefit of the Holders of the Notes;

(v)           the Surviving Entity would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to Section 5.09 hereof;

(vi)          to the extent that the assets of the Surviving Entity are assets of the type which would constitute Collateral under this Indenture and the Pledge Agreement or other Collateral Documents, such Surviving Entity shall have taken such action as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the Pledge Agreement or other Collateral Documents in the manner and to the extent required in this Indenture. In addition, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, lease all or substantially all of the properties or assets, of the Company and its Subsidiaries taken as a whole, in one or more related transactions, to any other Person;

(vii)         the Company delivers to the Trustee an Officers’ Certificate to the effect that all the conditions for such consolidation or merger or such sale, assignment, transfer, conveyance or other disposition described in this Section 6.01 have been satisfied; and

(viii)        the Company delivers to the Trustee an Opinion of Counsel to the effect that the conditions set forth in clauses (i), (ii), (iv) (except as to priority of Liens) and (vi) of this Section 6.01 have been satisfied.

Section 6.02.                Successor Corporation Substituted

Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Company or any of its Restricted Subsidiaries in accordance with Section 6.01 hereof, the successor Person formed by such consolidation or into or with which the Company or such Restricted Subsidiary is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, lease, conveyance or other disposition, the provisions of this Indenture referring to the “Company,” or to a “Restricted Subsidiary” or “Guarantor” shall refer instead to the successor corporation and not to the Company or such Restricted Subsidiary or Guarantor, as the case may be), and may exercise every right and power of the Company or such Restricted Subsidiary or Guarantor under this Indenture with the same effect as if such successor Person had been named as the Company or a Restricted Subsidiary or Guarantor herein; provided, however, that the predecessor Person shall not be relieved from the obligation to pay the Principal of, Interest and any other amounts due on the Notes, except in the case of a sale of all or substantially all assets that meets the requirements of Section 6.01 hereof.

ARTICLE 7.
DEFAULTS AND REMEDIES

Section 7.01.                Events of Default.

An “Event of Default” means any of the following events:

(a)           the Company’s (i) failure to cure a Conversion Failure by delivery of the required number of shares of Common Stock within ten Business Days after the applicable Conversion Date or (ii) notice, written or oral, to any Holder, including by way of public announcement or through any of its agents, at any time, of its intention not to comply with a request for conversion of any Notes into shares of Common Stock that is tendered in accordance with the provisions of this Indenture;

(b)           the Common Stock is not listed on any Eligible Market;

(c)           the Company defaults in the payment when due of Interest (whether payable in cash or as Capitalized Interest) on the Notes and such default continues for a period of 30 days;

(d)           the Company defaults in the payment when due of Principal of or premium, if any, on the Notes when the same becomes due and payable at maturity, upon redemption (including in connection with an offer to purchase) or otherwise;

(e)           the Company or any of its Subsidiaries fails to comply with any of the provisions of Section 5.07, 5.09, 5.10, 5,12, 5.15, or 6.01 hereof;

(f)            the occurrence of a Withdrawal Event;

(g)           failure by the Company to give the Change of Control Notice pursuant to Section 5.15, the Excess Proceeds Offer pursuant to Section 3.08 or the Holder Optional Redemption Notice pursuant to Section 3.09;

(h)           the Company or any Guarantor fails to observe or perform any other covenant, representation, warranty or other agreement in this Indenture (other than a default specified in clauses (a) through (g) above), the Notes, the Note Guarantees or the Collateral Documents for 30 days after notice to the Company by the Trustee or the Holders of at least 25% in aggregate Principal Amount of the Notes then outstanding voting as a single class;

(i)            a default occurs under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Subsidiaries (or the payment of which is guaranteed by the Company or any of its Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the date of this Indenture, which default (i) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or (ii) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the Principal Amount of such Indebtedness, together with the Principal Amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more;

(j)            a final judgment or final judgments for the payment of money are entered by a court or courts of competent jurisdiction against the Company or any of its Subsidiaries and such judgment or judgments remain undischarged, unpaid or unstayed for a period (during which execution shall not be effectively stayed) of 60 days, provided that the aggregate of all such undischarged judgments exceeds $5.0 million;

(k)           except as otherwise permitted by this Indenture, any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee;

(l)            except as otherwise permitted by this Indenture, the Pledge Agreement, any Collateral Document is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect; provided that it shall not be an Event of Default under this clause (i) if the sole result is that any Lien purported to be granted on any Collateral, individually or in the aggregate, having a Fair Market Value of not more than $5.0 million, ceases to be an enforceable and perfected first priority Lien, subject only to Permitted Liens;

(m)          except as otherwise permitted by this Indenture, any Lien purported to be granted under the Pledge Agreement or any Collateral Document on any Collateral having a Fair Market Value, individually or in the aggregate, in excess of $5.0 million is held in any judicial proceeding not to be an enforceable and perfected first priority Lien or ceases for any reason to be in full force and effect, subject only to Permitted Liens;

(n)           the Company, any of the Restricted Subsidiaries, any Significant Subsidiary or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, pursuant to or within the meaning of Bankruptcy Law:

(i)            commences a voluntary case,

(ii)           consents to the entry of an order for relief against it in an involuntary case,

(iii)          consents to the appointment of a custodian, receiver, trustee, assignee, liquidator or similar official under Bankruptcy Law of it or for all or substantially all of its property,

(iv)          makes a general assignment for the benefit of its creditors, or (v)  generally is not paying its debts as they become due; or

(o)           a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i)            is for relief against the Company, any of the Restricted Subsidiaries, any Significant Subsidiary or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, in an involuntary case;

(ii)           appoints a custodian, receiver, trustee, assignee, liquidator or similar official under Bankruptcy Law of the Company, any of the Restricted Subsidiaries, any Significant Subsidiary or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, or for all or substantially all of the property of the Company, any of the Restricted Subsidiaries, any Significant Subsidiary or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary; or

(iii)          orders the liquidation of the Company, any of the Restricted Subsidiaries, any Significant Subsidiary or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, and the order or decree remains unstayed and in effect for 60 consecutive days.

Section 7.02.                Acceleration.

If any Event of Default (other than an Event of Default specified in clause (n) or (o) of Section 7.01 hereof with respect to the Company, any of the Restricted Subsidiaries, any Significant Subsidiary or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, occurs and is continuing, the Trustee or the Holders of at least 25% in Principal Amount of the then outstanding Notes may declare all the Notes plus any remaining LC Amount to be due and payable immediately (the “Event of Default Redemption Price”). Upon any such declaration, the Notes plus any remaining LC Amount shall become due and payable immediately. Notwithstanding the foregoing, if an Event of Default specified in clause (n) or (o) of Section 7.01 hereof occurs with respect to the Company, any of the Restricted Subsidiaries, any Significant Subsidiary or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, all outstanding Notes plus any remaining LC Amount shall be due and payable immediately without further action or notice.

The Majority Holders by written notice to the Trustee may on behalf of all of the Holders rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of Principal, Interest or premium that has become due solely because of the acceleration) have been cured or waived.

Section 7.03.                Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of Principal, premium, if any, and Interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Notwithstanding the foregoing, the sole remedy for an Event of Default relating to the failure by the Company to comply with the provisions of Section 5.03 shall, for the first 120 days after the occurrence of such an Event of Default, consist exclusively of the right to receive special interest (“Special Interest”) on the Notes at an annual rate equal to 1.00% of the principal amount of the Notes. Such Special Interest shall be paid semi-annually in arrears, with the first semi-annual payment due of the first Interest Payment Date following the date on which such Special Interest began to accrue on the Notes. Special Interest shall accrue on all Outstanding Notes from and including the date on which an Event of Default relating to a failure to comply with the provisions of Section 5.03 shall first occur to but not including the 120th day thereafter (or such earlier date on which such Event of Default shall have been cured or waived). On such 120th day (or earlier, if the Event of Default relating to the failure to comply with Section 5.03 is cured or waived prior to such 120th day), such Special Interest shall cease to accrue and, if the Event of Default relating to the failure to comply with Section 5.03 shall not have been cured or waived prior to such 120th day, the Notes shall be subject to acceleration as provided in Section 7.02. The provisions of this paragraph shall not affect the rights of holders in the event of the occurrence of any other Event of Default. Upon the occurrence of an Event of Default giving rise to the obligation to pay Special Interest, all references herein to interest accrued or payable of any date shall include any Special Interest accrued or payable as of such dates as provided in this Section 7.03.

Section 7.04.                Waiver of Past Defaults.

The Majority Holders by notice to the Trustee may on behalf of the Holders of all of the Notes waive an existing Default and its consequences hereunder, except (a) a Default or Event of Default described in clauses (n) or (o) of Section 7.01 or (b) in respect of a covenant or provision hereof which under Section 10.02 cannot be modified or amended without the consent of the Holder of each outstanding Note affected. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 7.05.                Control by Majority.

Subject to Section 8.02(f), the Majority Holders shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee, provided that:  (a) such direction shall not be in conflict with any rule of law, this Indenture or the Pledge Agreement; (b) the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction; and (c) the Trustee may refuse to follow any direction that conflicts with law or that the Trustee determines may involve the Trustee in personal liability or may be prejudicial to the rights of the Holders of Notes.

Section 7.06.                Limitation on Suits.

No Holder shall have any right to institute any proceeding, judicial or otherwise, in respect of this Indenture, or for the appointment of a receiver or trustee, or for any other remedy hereunder (other than in the case of an Event of Default specified in clause (m) or (n) of Section 7.01), unless:

(a)           the Holder of a Note gives to the Trustee written notice of a continuing Event of Default;

(b)           the Holders of at least 25% in Principal Amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy;

(c)           such Holder of a Note or Holders of Notes offer and, if requested, provide to the Trustee indemnity reasonably satisfactory to the Trustee against any loss, liability or expense;

(d)           the Trustee does not comply with the request within 60 days after receipt of the request and the offer and, if requested, the provision of indemnity; and

(e)           during such 60-day period the Majority Holders do not give the Trustee a direction inconsistent with the request.

No one or more Holders shall have any right in any manner whatever by virtue of, or by availing itself of, any provision of this Indenture to affect, disturb or prejudice the rights of any other Holders, or to obtain or to seek to obtain priority or preference over any other Holders or to enforce any right under this Indenture, except in the manner herein provided and for the equal and ratable benefit of all the Holders.

Section 7.07.                Unconditional Rights of Holders of Notes to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of the Principal, the Redemption Price, or Interest, in respect of the Notes held by such Holder, on or after the respective due dates expressed in the Notes or any Redemption Date, as applicable, and to convert the Notes in accordance with Article 6, or to bring suit for the enforcement of any such payment on or after such respective dates or the right to convert, shall not be impaired or affected adversely without the consent of such Holder.

Section 7.08.                Collection Suit by Trustee.

If an Event of Default specified in Section 7.01(c) or (d) occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company and the Subsidiaries for the whole amount of Principal of, premium, if any, Redemption Price, Interest and any other amounts remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 7.09.                Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes and the Note Guarantees, including the Guarantors), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 8.07 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 8.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 7.10.                Priorities.

If the Trustee collects any money pursuant to this Article 7, it shall pay out the money in the following order:

First:  to the Trustee, its agents and attorneys for amounts due under Section 8.07 hereof, including payment of all compensation, expense and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

Second:  to Holders of Notes for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for Principal, premium, if any, Interest and any other amounts due, respectively; and

Third:  to the Company or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 7.10.

Section 7.11.                Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, in either case in respect of the Notes, a court may require any party litigant in such suit to file an undertaking to pay the costs of the suit, and the court may assess reasonable costs, including reasonable attorney’s fees, and expenses, against any party litigant in the suit having due regard to the merits and good faith of the claims or defenses made by the party litigant; but the provisions of this Section 7.11 shall not apply to any suit instituted by the Company, to any suit instituted by the Trustee, to any suit instituted by any Holder, or group of Holders, holding in the aggregate more than 10% in aggregate Principal Amount of the outstanding Notes, or to any suit instituted by any Holder for the enforcement of the payment of the Principal Amount or Interest, on any Note on or after the Stated Maturity of such Note or applicable Redemption Price on or after the applicable Redemption Date. This Section 7.11 shall be in lieu of Section 315(e) of the Trust Indenture Act and such Section 315(e) is hereby expressly excluded from this Indenture, as permitted by the Trust Indenture Act.

Section 7.12.                Waiver of Stay or Extension of Laws.

The Company covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Indenture; and the Company (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.

ARTICLE 8.
TRUSTEE

Section 8.01.                Duties of Trustee.

(a)           If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture and the Collateral Documents, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b)           The duties and responsibilities of the Trustee shall be as provided by the TIA. Except during the continuance of an Event of Default:

(i)            the duties of the Trustee shall be determined solely by the express provisions of this Indenture, the Pledge Agreement and the Collateral Documents, and the Trustee need perform only those duties that are specifically set forth in this Indenture, the Pledge Agreement and the Collateral Documents, and no others, and no implied covenants or obligations shall be read into this Indenture, the Pledge Agreement and the Collateral Documents, against the Trustee; and

(ii)           in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture, the Pledge Agreement and the Collateral Documents. However, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture, the Pledge Agreement and the Collateral Documents.

(c)           The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i)            this paragraph does not limit the effect of paragraph (b) of this Section 8.01(c);

(ii)           the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(iii)          the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 7.05 hereof.

(d)           Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b), and (c) of this Section 8.01(c).

(e)           No provision of this Indenture shall require the Trustee to expend or risk its own funds or incur any liability. The Trustee shall be under no obligation to exercise any of its rights and powers under this Indenture at the request of any Holder, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

(f)            The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

Section 8.02.                Rights of Trustee.

(a)           The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.

(b)           Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel. The Trustee may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c)           The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

(d)           The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e)           Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company or a Guarantor shall be sufficient if signed by an Officer of the Company or such Guarantor.

(f)            The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or discretion of any of the Holders unless such Holders shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.

(g)           The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default or Event of Default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.

(h)           The rights, privileges, immunities and benefits given to the Trustee, including without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other person employed to act hereunder.

(i)            The Trustee may request that the Company deliver an Officers’ Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to the Indenture, which Officers’ Certificate may be signed by any person authorized to sign an Officers’ Certificate, including any person specified as to authorized in any such certificate previously delivered and not suspended.

Section 8.03.                Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 8.10 and 8.11 hereof.

Section 8.04.                Trustee’s Disclaimer.

The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture, the Collateral Documents, the Collateral or the Notes, it shall not be accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section 8.05.                Notice of Defaults.

If a Default or Event of Default occurs and is continuing and if it is known to the Trustee, the Trustee shall mail to Holders of Notes a notice of the Default or Event of Default within 90 days after it knows of such Default or Event of Default. Except in the case of a Default or Event of Default in payment of Principal of, premium, if any, Interest or any other amounts due on any Note, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders of the Notes.

Section 8.06.                Reports by Trustee to Holders of the Notes.

Within 60 days after each July 15 beginning with the July 15 following the date of this Indenture, and for so long as Notes remain outstanding, the Trustee shall mail to the Holders of the Notes a brief report dated as of such reporting date that complies with TIA § 313(a) (but if no event described in TIA § 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also shall comply with TIA § 313(b)(2). The Trustee shall also transmit by mail all reports as required by TIA § 313(c).

A copy of each report at the time of its mailing to the Holders of Notes shall be mailed to the Company and filed with the SEC and each stock exchange on which the Notes are listed in accordance with TIA § 313 (d). The Company shall promptly notify the Trustee when the Notes are listed on any stock exchange.

Section 8.07.                Compensation and Indemnity.

The Company shall pay to the Trustee from time to time compensation for its acceptance of this Indenture and services hereunder as shall be agreed in writing by the Company and the

Trustee. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

The Company shall indemnify the Trustee against any and all losses, liabilities, damages, claims or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses of enforcing this Indenture against the Company (including this Section 8.07) and defending itself against any claim (whether asserted by the Company or any Holder or any other person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense may be attributable to its gross negligence, willful misconduct or bad faith. The Trustee shall notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company shall not relieve the Company of its obligations hereunder. The Company shall defend the claim and the Trustee shall cooperate in the defense. The Trustee may have separate counsel and the Company shall pay the reasonable fees and expenses of such counsel. The Company need not pay for any settlement made without its consent, which consent shall not be unreasonably withheld.

The obligations of the Company under this Section 8.07 shall survive the satisfaction and discharge of this Indenture and the resignation or removal of the Trustee.

To secure the Company’s payment obligations in this Section, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay Principal and Interest on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture.

When the Trustee incurs expenses or renders services after an Event of Default specified in Section 7.01 (n) or (o) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

The Trustee shall comply with the provisions of TIA § 313(b)(2) to the extent applicable.

Section 8.08.                Replacement of Trustee.

A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment and taking of office as provided in this Section.

The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Company. The Majority Holders may remove the Trustee by so notifying the Trustee and the Company in writing. The Company may remove the Trustee if:

(a)           the Trustee fails to comply with Section 8.10 hereof;

(b)           the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(c)           a custodian, receiver, trustee, assignee, liquidator or similar official under Bankruptcy Law or public officer takes charge of the Trustee or its property; or

(d)           the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Majority Holders may appoint a successor Trustee to replace the successor Trustee appointed by the Company.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company, or the Holders of at least 10% in Principal Amount of the then outstanding Notes may petition any court of competent jurisdiction, at the expense of the Company, for the appointment of a successor Trustee.

If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 8.10, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 8.07 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 8.08, the Company’s obligations under Section 8.07 hereof shall continue for the benefit of the retiring Trustee.

Section 8.09.                Successor Trustee by Merger, etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act shall be the successor Trustee; provided, that such successor corporation shall otherwise be eligible and qualified under this Article 8.

Section 8.10.                Eligibility; Disqualification.

There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $ 100 million as set forth in its most recent published annual report of condition.

This Indenture shall always have a Trustee who satisfies the requirements of TIA § 310(a)(l), (2) and (5). The Trustee is subject to TIA § 310(b).

Section 8.11.                Preferential Collection of Claims Against Company.

The Trustee is subject to TIA § 311 (a), excluding any creditor relationship listed in TIA § 311 (b). A Trustee who has resigned or been removed shall be subject to TIA § 31I (a) to the extent indicated therein.

ARTICLE 9.

COVENANT DEFEASANCE

Section 9.01.                Option to Effect Covenant Defeasance.

The Company may, at the option of its Board of Directors evidenced by a resolution set forth in an Officers’ Certificate, at any time, elect to have Section 9.02 hereof be applied to all outstanding Notes and all obligations of the Guarantors discharged with respect to the Note Guarantees upon compliance with the conditions set forth below in this Article 9.

Section 9.02.                Covenant Defeasance.

Upon the Company’s exercise under Section 9.01 hereof of the option applicable to this Section 9.02, the Company and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 9.03 hereof, be released from its obligations under the covenants contained in Sections 5.07, 5.08, 5.09, 5.10, 5.11, 5.12, 5.13, 5.15, 5.16, 5.17, 5.18, 5.19 and 5.20 hereof and Section 6.01 hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 9.03 are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 7.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby. In addition, upon the Company’s exercise under Section 9.01 hereof of the option applicable to this Section 9.02 hereof, subject to the satisfaction of the conditions set forth in Section 9.03 hereof, Sections 7.01(c) through 7.01(j) hereof shall not constitute Events of Default.

Section 9.03.                Conditions to Covenant Defeasance.

The following shall be the conditions to the application of Section 9.02 hereof to the outstanding Notes:

(a)           the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in United States dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Notes on the stated date for payment thereof;

(b)           the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(c)           no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the incurrence of Indebtedness all or a portion of the proceeds of which will be used to defease the Notes pursuant to this Article 9 concurrently with such incurrence) or insofar as Sections 7.0l(k) or 7.01(1) hereof is concerned, at any time in the period ending on the 91st day after the date of deposit;

(d)           such Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(e)           the Company shall have delivered to the Trustee an Opinion of Counsel (which may be subject to customary exceptions) to the effect that on the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

(f)            the Company shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company; and

(h)           the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for or relating to the Covenant Defeasance have been complied with.

Section 9.04.                Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 9.05 hereof, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 9.04, the “Trustee”) pursuant to Section 9.03 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Company and Guarantors shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 9.03 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article 9 to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time upon the request of the Company any money or non-callable Government Securities held by it as provided in Section 9.03 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 9.03(a) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 9.05.                Repayment to Company.

Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium, if any, or interest on any Note and remaining unclaimed for two years after such principal, and premium, if any, or interest has become due and payable shall be paid to the Company on its request or (if then held by the Company) shall be discharged from such trust; and the Holder of such Note shall thereafter look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Company.

ARTICLE 10.
AMENDMENT, SUPPLEMENT AND WAIVER

Section 10.01.              Without Consent of Holders of Notes.

Notwithstanding Section 10.02 of this Indenture, the Company, the Guarantors and the Trustee may amend or supplement this Indenture, the Note Guarantees or the Notes without the consent of any Holder of a Note:

(a)           to cure any ambiguity, defect or inconsistency; provided, however, that such cure does not, in the good faith option of the Board of Directors, adversely affect the interests of the Holders in any material respect;

(b)           to provide for uncertificated Notes in addition to or in place of certificated Notes or to alter the provisions of Article 2 hereof (including the related definitions) in a manner that does not materially adversely affect any Holder;

(c)           to provide for the assumption of the Company’s or a Guarantor’s obligations to the Holders of the Notes under the Indenture, the Notes and the Note Guarantee by a successor to the Company or a Guarantor pursuant to Article 6 or Article 12 hereof;

(d)           to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights hereunder or under, the Notes, the Note Guarantees, the Pledge Agreement and the Collateral Documents of any Holder of the Note;

(e)           to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the TIA; or

(f)            to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the Notes.

In determining whether the Holders of the required Principal Amount of Notes have concurred in any direction, waiver or consent under this Indenture, Notes owned by the Company, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company, shall be considered as though not outstanding; provided, however, that no Holder shall be deemed to be directly or indirectly controlling or controlled by or under direct or indirect common control with the Company solely by reason of ownership of such Notes. A change in a defined term used in this Section shall be deemed to be a change to this Section.

Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental Indenture, and upon receipt by the Trustee of the documents described in Section 8.02 hereof, the Trustee shall join with the Company and the Guarantors in the execution of any amended or supplemental Indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall not be obligated to enter into such amended or supplemental Indenture that affects its own rights, duties or immunities under this Indenture or otherwise.

Section 10.02.              With Consent of Holders of Notes.

Except as provided below in this Section 10.02, the Company and the Trustee may amend or supplement this Indenture (including Sections 3.08, 5.10 and 5.15 hereof), the Note Guarantees, the Notes, the Pledge Agreement and any Collateral Document with the consent of the Majority Holders voting as a single class (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and, subject to Sections 7.04 and 7.07 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the Principal of, premium, if any, Interest or any other amounts due on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, the Note Guarantees, the Notes, the Pledge Agreement and

any Collateral Document may be waived with the consent of the Majority Holders voting as a single class (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes).

After an amendment, supplement or waiver under this Section becomes effective, the Company shall mail to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental Indenture, Notes, Note Guarantees, Pledge Agreement or Collateral Document or waiver. Subject to Sections 7.04 and 7.07 hereof, the Majority Holders voting as a single class may waive compliance in a particular instance by the Company with any provision of this Indenture or the Notes, the Note Guarantees, the Pledge Agreement or any Collateral Document. Notwithstanding anything in this Indenture to the contrary, without the consent of each Holder affected, an amendment or waiver under this Section 10.02 may not (with respect to any Notes held by a non-consenting Holder):

(a)           reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(b)           reduce the Principal of, Redemption Price of, Interest, premium, or any other amounts due hereunder or change the fixed maturity of any Note or alter or waive any of the provisions with respect to the redemption of the Notes except as provided above with respect to Sections 3.08, 3.09, 5.10 and 5.15 hereof;

(c)           reduce the rate of or change the time for payment of Interest, including Late Charges, on any Note;

(d)           waive a Default or Event of Default in the payment of Principal of or premium, if any, Interest or any other amounts due on the Notes (except a rescission of acceleration of the Notes by the Majority Holders and a waiver of the payment default that resulted from such acceleration);

(e)           make any Note payable in money or currency other than that stated in the Notes;

(f)            make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of Principal or Interest or premium, if any, or any other amounts due on the Notes;

(g)           make any change in Section 7.04 or 7.07 hereof or in the foregoing amendment and waiver provisions of Section 10.01 or this Section 10.02;

(h)           impair the right to institute suit for the enforcement of any payment on or with respect to, or conversion of, any Note;

(i)            modify the Company’s obligation to purchase Notes at the option of Holders or the Company’s right to redeem the Notes, in a manner adverse to the Holders;

(j)            make any change that adversely affects the redemption option of Holders upon a Change of Control;

(k)           reduce the percentage in aggregate Principal Amount of Notes outstanding necessary to modify or amend this Indenture or to waive any past default;

(l)            modify the provisions in Section 3.01 in any manner adverse to Holders;

(m)          reduce the quorum or voting requirements under this Indenture;

(n)           modify in any manner the calculation of the Interest Make-Whole or Redemption Price; or

(o)           change the ranking of the Notes in a manner adverse to the Holders;

(p)           release any Pledged Collateral from the Liens of the Pledge Agreement and/or the Collateral Documents, except as contemplated by the Pledge Agreement and/or the Collateral Documents;

(q)           adversely affect the conversion rights of the Holders of the Notes set forth in Article 4 hereof; or

(r)            release any Guarantor from any of its obligations under its Note Guarantee or this Indenture, except in accordance with the terms of this Indenture.

Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental Indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders holding the applicable percentage of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 8.02 hereof, the Trustee shall join with the Company in the execution of such amended or supplemental Indenture, the Notes, Note Guarantees, Pledge Agreement or Collateral Document unless such amended or supplemental Indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental Indenture.

It shall not be necessary for the consent of the Holders of Notes under this Section 10.02 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

Section 10.03.              Compliance with Trust Indenture Act.

Every amendment or supplement to this Indenture, the Notes, the Note Guarantees, the Pledge Agreement or any Collateral Document shall be set forth in an amended or supplemental Indenture that complies with the TIA as then in effect.

Section 10.04.              Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

Section 10.05.              Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes (and accompanying Note Guarantees) that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 10.06.              Trustee to Sign Amendments, etc.

The Trustee shall sign any amended or supplemental Indenture, Note, Note Guarantee, Pledge Agreement or Collateral Document authorized pursuant to this Article 10 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. The Company and Guarantors may not sign an amendment or supplemental Indenture until the Board of Directors or Guarantor, as applicable, approves it. In executing any amended or supplemental indenture, the Trustee shall be entitled to receive and (subject to Section 8.01 hereof) shall be fully protected in relying upon, in addition to the documents required by Section 15.04 hereof, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture.

ARTICLE 11.
COLLATERAL AND SECURITY

Section 11.01.              Collateral Documents.

The due and punctual payment of the Principal of and Interest, if any, on the Notes when and as the same shall be due and payable, whether on an Interest Payment Date, at maturity, by acceleration, repurchase, redemption or otherwise, Late Charges (to the extent permitted by law), if any, and any other amounts due on the Notes and performance of all other obligations of the Company to the Holders of Notes or the Trustee under this Indenture and the Notes, according to the terms hereunder or thereunder, shall be secured as provided herein and in the Collateral Documents. Each Holder of Notes, by its acceptance thereof, consents and agrees to the terms of the Collateral Documents (including, without limitation, the provisions providing for foreclosure and release of Pledged Collateral) as the same may be in effect or may be amended from time to time in accordance with its terms and authorizes and directs each of the Collateral Agent and the Trustee, as the case may be, to enter into the Collateral Documents and to perform its obligations and exercise its rights thereunder in accordance therewith. The Company shall deliver to the Trustee copies of all documents delivered to the Collateral Agent pursuant to any Collateral Document, and shall do or cause to be done all such acts and things as may be necessary or proper, or as may be required by the provisions of any Collateral Document, to assure and confirm to the Trustee and the Collateral Agent the security interest in the Pledged Collateral contemplated hereby, by any Collateral Document or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture, the Notes and the Note Guarantees secured hereby, according to the intent and purposes herein expressed. The Company shall take, or shall cause its Subsidiaries to take, upon request of the Trustee or the Collateral Agent, any and all actions reasonably required to cause the Collateral Documents to create and maintain, as security for the Obligations of the Company hereunder, a valid and enforceable perfected first priority Lien in and on all the Pledged Collateral, in favor of the Collateral Agent and the Trustee, as the case may be, for the benefit of the Holders of Notes and other Indebtedness subject to the Pledge Agreement superior to and prior to the rights of all third Persons and subject to no other Liens other than Permitted Liens.

The Company and the Guarantors shall pledge as additional Collateral all After-Acquired Property, subject to Permitted Liens. The Company and the Guarantors shall also use all commercially reasonable efforts to ensure that any material contract or agreement relating to After-Acquired Property will not contain provisions that would impair or prevent the creation of a security interest therein or result in such contract or After-Acquired Property being excluded from the Collateral.

Section 11.02.              Recording and Opinions.

(a)           The Company shall furnish to the Collateral Agent and the Trustee contemporaneously with the execution and delivery of this Indenture and promptly after the execution and delivery of any other instrument of further assurance or amendment an Opinion of Counsel (i) stating that in the opinion of such counsel the Collateral Documents are effective to create a Lien in the collateral described therein to the extent that the Company has rights in or the power to transfer such collateral and creation of a Lien in such collateral is governed by Article 9 of the UCC; and (ii) stating that in the opinion of such counsel, all action has been taken with respect to the filing of financing statements as is necessary to perfect the Lien in that portion of the collateral (x) in which the Company has rights or the power to transfer, (y) the creation and perfection of a Lien which is governed by Article 9 of the UCC and (z) in which a Lien can be perfected by filing a financing statement under the UCC.

(b)           The Company shall furnish to the Collateral Agent and the Trustee on October 31 of each year beginning with October 31, 2007, an Opinion of Counsel, dated as of such date, (i) stating that the Collateral Documents have not been terminated or revoked by the Company, and remain in full force and effect; and (ii) stating that all action has been taken with respect to the filing of financing statements, continuation statements and other registrations and recordings as is necessary for the Lien in that portion of the collateral subject to the Collateral Documents (x) in which the Company has rights or the power to transfer, (y) the creation and perfection of a

Lien which is governed by Article 9 of the UCC, and (z) in which a Lien can be perfected by filing a financing statement under the UCC, to continue to be perfected.

(c)           The Company shall otherwise comply with the provisions of TIA §314(b).

Section 11.03.              Release of Collateral.

(a)           Subject to subsections (b), (c) and (d) of this Section 11.03 and Section 10.02, Pledged Collateral shall automatically be released from the Lien and security interest created by the Collateral Documents at any time or from time to time in accordance with the provisions of the Collateral Documents or as provided hereby. In addition, upon the request of the Company pursuant to an Officers’ Certificate certifying that all conditions precedent hereunder have been met and stating whether or not such release is in connection with an Asset Sale and (at the sole cost and expense of the Company and without any recourse, representation or warranty), the Trustee or the Collateral Agent, as the case may be, shall release Pledged Collateral that is sold, conveyed or disposed of in compliance with the provisions of this Indenture; provided, that if such sale, conveyance or disposition constitutes an Asset Sale, the Company shall comply with Section 5.10, including the provisions relating to the application of any Net Proceeds in accordance with Section 5.10 hereof. Upon receipt of such Officers’ Certificate the Collateral Agent shall, at the sole cost and expense of the Company and without recourse, representation or warranty, execute, deliver or acknowledge any necessary or proper instruments of termination, satisfaction or release to evidence the release of any Pledged Collateral permitted to be released pursuant to this Indenture or the Collateral Documents.

(b)           No Pledged Collateral shall be released from the Liens and security interest created by the Collateral Documents pursuant to the provisions of the Collateral Documents unless there shall have been delivered to the Collateral Agent the Officers’ Certificate required by this Section 11.03.

(c)           At any time when a Default or Event of Default shall have occurred and be continuing and the maturity of the Notes shall have been accelerated (whether by declaration or otherwise), no release of Pledged Collateral pursuant to the provisions of the Collateral Documents shall be effective as against the Holders of Notes.

(d)           The release of any Pledged Collateral from the terms of this Indenture and the Collateral Documents shall not be deemed to impair the security under this Indenture in contravention of the provisions hereof if and to the extent the Pledged Collateral is released pursuant to the terms hereof. To the extent applicable, the Company shall cause TIA § 313(b), relating to reports, and TIA § 314(d), relating to the release of property or securities from the Lien and security interest of the Collateral Documents and relating to the substitution therefor of any property or securities to be subjected to the Lien and security interest of the Collateral Documents, to be complied with. Any certificate or opinion required by TIA § 314(d) may be made by an Officer of the Company except in cases where TIA § 314(d) requires that such certificate or opinion be made by an independent Person, which Person shall be an independent engineer, appraiser or other expert selected or approved by the Trustee and the Collateral Agent in the exercise of reasonable care.

Section 11.04.              Certificates of the Company.

The Company shall furnish to the Trustee and the Collateral Agent, prior to each proposed release of Pledged Collateral pursuant to any Collateral Document, (i) all documents required by TIA §314(d) and (ii) an Opinion of Counsel, which may be rendered by internal counsel to the Company, to the effect that such accompanying documents constitute all documents required by TIA §314(d). The Trustee may, to the extent permitted by Sections 8.01 and 8.02 hereof, accept as conclusive evidence of compliance with the foregoing provisions the appropriate statements contained in such documents and such Opinion of Counsel.

Section 11.05.              Certificates of the Trustee.

In the event that the Company wishes to release Pledged Collateral in accordance with the Collateral Documents and has delivered the certificates and documents required by the Collateral Documents and Sections 11.03 and 11.04 hereof, the Trustee shall determine whether it has received all documentation required by TIA § 314(d) in connection with such release and, based on such determination and the Opinion of Counsel delivered pursuant to Section 11.04, shall deliver a certificate to the Collateral Agent setting forth such determination.

Section 11.06.              Authorization of Actions to Be Taken by the Trustee Under the Collateral Documents.

Subject to the provisions of Section 8.01 and 8.02 hereof, the Trustee may, in its sole discretion and without the consent of the Holders of Notes, on behalf of the Holders of Notes, take, or direct the Collateral Agent to take, all actions it deems necessary or appropriate in order to (a) enforce any of the terms of the Collateral Documents and (b) collect and receive any and all amounts payable in respect of the Obligations of the Company hereunder. The Trustee and the Collateral Agent shall each have power to institute and maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Pledged Collateral by any acts that may be unlawful or in violation of the Collateral Documents or this Indenture, and such suits and proceedings as the Trustee may deem expedient to preserve or protect its interests and the interests of the Holders of Notes in the Pledged Collateral (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest hereunder or be prejudicial to the interests of the Holders of Notes or of the Trustee).

Section 11.07.              Authorization of Receipt of Funds by the Trustee Under the Pledge Agreement.

The Trustee is authorized to receive any funds for the benefit of the Holders of Notes distributed under the Collateral Documents, and to make further distributions of such funds to the Holders of Notes according to the provisions of this Indenture.

Section 11.08.              Termination of Security Interest.

Upon the payment in full of all Obligations of the Company under this Indenture and the Notes, the Trustee shall, at the request and sole cost and expense of the Company, deliver a certificate to the Collateral Agent stating that such Obligations have been paid in full, and instruct the Collateral Agent to release the Liens pursuant to this Indenture and the Pledge Agreement.

Section 11.09.              Collateral Agent.

Each Holder of Notes, by its acceptance thereof, hereby (a) appoints the Collateral Agent hereunder and under the other Collateral Documents, and (b) authorizes the Collateral Agent (and its officers, directors, employees and agents) to take such action on the Holder’s behalf in accordance with the terms hereof and thereof. The Collateral Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Holders, and such instructions shall be binding upon all Holders of Notes; provided, however, that the Collateral Agent shall not be required to take any action which, in the reasonable opinion of the Collateral Agent, exposes the Collateral Agent to liability or which is contrary to this Indenture or any other Transaction Document or applicable law. The Collateral Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Indenture or any of the other Transaction Documents and its duties hereunder or thereunder, upon advice of counsel selected by it.

Section 11.10.              Successor Collateral Agent.

The Collateral Agent may resign from the performance of all its functions and duties hereunder and under the other Transaction Documents at any time by giving at least thirty (30) Business Days’ prior written notice to the Company and each holder of Securities. Such resignation shall take effect upon the acceptance by a successor Collateral Agent of appointment as otherwise provided below.

Upon any such notice of resignation, the Majority Holders shall appoint a successor collateral agent. Upon the acceptance of any appointment as collateral agent hereunder by a successor agent, such successor collateral agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the collateral agent, and the Collateral Agent shall be discharged from its duties and obligations under this Indenture and the other Transaction Documents. After the Collateral Agent’s resignation hereunder as the collateral agent, the provisions of this Section 11.10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Collateral Agent under this Indenture and the other Transaction Documents.

If a successor collateral agent shall not have been so appointed within said 30 Business Day period, the Collateral Agent shall then appoint a successor collateral agent who shall serve as the collateral agent until such time, if any, as the Majority Holders appoint a successor collateral agent as provided above.

ARTICLE 12.
NOTE GUARANTEES

Section 12.01.              Guarantee.

Subject to this Article 12, each of the Guarantors hereby jointly and severally, unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Company hereunder or thereunder, that:  (a) the Principal of and Interest on the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption, repurchase or otherwise, Late Charges and any other amounts due on the Notes, if any, if lawful, and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately, whether or not such failure to pay has become an Event of Default which could cause acceleration pursuant to Article 7 hereof. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

The Guarantors hereby agree that their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Guarantor hereby waives and relinquishes diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenant that this Note Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or the Guarantors, any amount paid by either to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 7 hereof for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article 7 hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee. The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Guarantee.

Section 12.02.              Limitation on Guarantor Liability.

Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Note Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 12, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent transfer or conveyance.

Section 12.03.              Continuing Guarantee.

Each Guarantor hereby agrees that its Note Guarantee set forth in Section 12.01 shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Note Guarantee.

If an Officer whose signature is on this Indenture no longer holds that office at the time the Trustee authenticates the Note, the Note Guarantee shall be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Note Guarantee set forth in this Indenture on behalf of the Guarantors.

Section 12.04.              Releases Following Sale of Assets.

In the event of a sale or other disposition of all of the assets of any Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all the capital stock of any Guarantor, in each case to a Person that is not (either before or after giving effect to such transactions) the Company or a Subsidiary of the Company, then such Guarantor (in the event of a sale or other disposition, by way of merger, consolidation or otherwise, of all of the capital stock of such Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor) shall automatically be released and relieved of any obligations under its Note Guarantee; provided, however, that such sale or other disposition (including by way of merger, consolidation or otherwise) shall be made in compliance with the provisions of this Indenture applicable thereto, including Article 6 hereof. Upon delivery by the Company to the Trustee of an Officers’ Certificate and an Opinion of Counsel to the effect that such sale or other disposition was made by the Company in accordance with the provisions of this Indenture, the Trustee shall execute any documents reasonably required in order to evidence the release of any Guarantor from its obligations under its Note Guarantee.

Any Guarantor not released from its obligations under its Note Guarantee shall remain liable for the full amount of Principal of, Interest and any other amounts due on the Notes and for the other obligations of any Guarantor under this Indenture as provided in this Article 12.

ARTICLE 13.
SATISFACTION AND DISCHARGE

Section 13.01.              Satisfaction and Discharge.

This Indenture will be discharged and will cease to be of further effect (except as to any surviving rights of registration of transfer or exchange of Notes herein expressly provided for) as to all Notes issued hereunder, when:

(1)                                  either:

(a)                                  all Notes that have been authenticated (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Company) have been delivered to the Trustee for cancellation; or

(b)                                 all Notes that have not been delivered to the Trustee for cancellation have become due and payable and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes not delivered to the Trustee for cancellation for Principal, premium, if any, and accrued Interest to the Stated Maturity;

(2)                                  the Company or any Guarantor has paid or caused to be paid all other sums payable by it under the Transaction Documents;

(3)                                  the Company has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity; and

(4)                                  the Company has delivered an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Notwithstanding the satisfaction and discharge of this Indenture, the obligations of the Company to the Trustee under Section 8.07 and, if money shall have been deposited with the Trustee pursuant to subclause (b) of clause (1) of this Section, the provisions of Section 13.02 and Section 9.06 shall survive.

Section 13.02.              Application of Trust Money.

Subject to the provisions of Section 9.05, all money deposited with the Trustee pursuant to Section 13.01 shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the Principal (and premium, if any) and Interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 13.01 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 13.01; provided that if the Company has made any payment of Principal of, premium, if any, or Interest on any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

ARTICLE 14.
MATURITY DATE, INTEREST, INTEREST RATE AND LATE CHARGES

Section 14.01.              Maturity

(a)           The Company promises to pay an amount in cash representing the outstanding Principal Amount of the Notes plus accrued and unpaid Interest and any other amounts due on the Stated Maturity.

Section 14.02.              Interest and Interest Rate

(a)           The Notes shall accrue interest at the Interest Rate per annum. Interest on the Notes shall be payable semi-annually in arrears on each Interest Payment Date to Holders of record on the record date immediately preceding such Interest Payment Date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Interest on the Notes shall accrue from the most recent date to which Interest has been paid, or if no Interest has been paid, from the Issue Date, until the Principal Amount or Redemption Price, if applicable, is paid or duly made available for payment.

(b)           If prior to any Interest Payment Date, any Additional Interest has accrued pursuant to the Registration Rights Agreement or any Special Interest has accrued pursuant to Section 7.03 hereof, and not theretofore been paid in full or any Late Charge has accrued and not theretofore been paid in full, any such Additional Interest, Special Interest or Late Charge shall be due and payable on such Interest Payment Date, and shall be included in Interest payable on such Interest Payment Date and shall be paid in the manner provided for herein for the payment of Interest (unless otherwise specified in the applicable Transaction Document).

(c)           Interest shall be payable on each Interest Date, to each Holder on the applicable Interest Payment Date in cash (“Cash Interest”); provided, however, that at any time after September 30, 2009, so long as (i) there has been no Equity Conditions Failure (unless the applicable Holder has waived such Equity Conditions Failure) and (ii) the Consolidated Cash Flow for the 12 calendar months for which financial statements are publicly available immediately preceding the applicable Interest Payment Date is not greater than $10,000,000 (the “Consolidated Cash Flow Test”), the Company may at its option, as indicated on the Interest Election Notice, add the Interest (other than Additional Interest, Special Interest and Late Charges) due on such Interest Payment Date to the Principal Amount of the Notes as Capitalized Interest. In order to exercise the Company’s right to pay the Interest (other than Additional Interest, Special Interest and Late Charges) due on the applicable Interest Payment Date as Capitalized Interest, the Company shall deliver a written notice (each, an “Interest Election Notice”) to each Holder and the Trustee at least 20 Trading Days prior to the Interest Payment Date (the date such notice is delivered to all of the Holders, the “Interest Notice Date”) which notice (A) elects to pay Interest as Capitalized Interest or a combination of Cash Interest and Capitalized Interest and specifies the amount of Interest that shall be paid as Capitalized Interest and the amount of Interest, if any, that shall be paid as Cash Interest, (B) certifies that there has been no Equity Conditions Failure and (C) certifies that the Consolidated Cash Test has been satisfied. If any portion of Interest for a particular Interest Payment Date shall be applied as Capitalized Interest, then the Company shall treat such Capitalized Interest as Principal. In no event shall any amounts of Additional Interest, Special Interest or Late Charges be capitalized pursuant to the terms hereof. If the Equity Conditions are not satisfied as of the Interest Notice Date, then the Interest Notice shall indicate that unless such Holder waives the Equity Conditions, the Interest shall be paid as Cash Interest. If the Equity Conditions were satisfied as of the Interest Notice Date but the Equity Conditions are no longer satisfied at any time prior to the Interest Payment Date, the Company shall provide each Holder a subsequent notice to that effect indicating that unless such Holder waives the Equity Conditions, the Interest shall be paid as Cash Interest on the Interest Payment Date.

(d)           Cash Interest on any Note that is payable, and is punctually paid or duly provided for, on any Interest Payment Date shall be paid to the Holder of such Note on the Record Date for such Interest at the office or agency of the Company maintained for such purpose. Each installment of Cash Interest on any Note shall be made by check mailed to the address of the Holder specified in the Securities Register; provided, however, that, in respect of any Holder of Notes with an aggregate Principal Amount in excess of $1,000,000, at the request of such Holder in writing to the Company, Interest on such Holder’s Notes shall be paid by wire transfer in immediately available funds in accordance with the written wire transfer instruction supplied by such Holder from time to time to the Trustee and Paying Agent (if different from the Trustee) at least ten days prior to the applicable Interest Date. In the case of a permanent Global Note, Interest payable on any Interest Payment Date will be paid to the Depositary, in respect of that portion of such permanent Global Note held for its account by Cede & Co. for the purpose of permitting such party to credit the Interest received by it in respect of such permanent Global Note to the accounts of the beneficial owners thereof.

Section 14.03.              Late Charges.

Late charges will be incurred and payable by the Company on any amount of Principal, interest pursuant to Section 14.01(a) hereof, any amount of Additional Interest penalties pursuant to Section 4.04(e) of the Registration Rights Agreement, any amount of Special Interest pursuant to Section 7.03 hereof and any other amount due in cash under any Transaction Document.

ARTICLE 15.
MISCELLANEOUS

Section 15.01.              Trust Indenture Act Controls.

If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by TIA §318(c), the imposed duties shall control.

Section 15.02.              Notices.

Any notice or communication by the Company, any Guarantor or the Trustee to the others is duly given if in writing and delivered in Person or mailed by first class mail (registered or certified, return receipt requested), telex, telecopier or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Company and/or any Guarantor:

Nova Biosource Fuels, Inc.
363 North Sam Houston Parkway East
Suite 630
Houston, Texas 77060
Tel:   (713) 869-6682
Fax:  (713)583-8478
Attention:  President

With a copy (which shall not constitute notice) to:

Baker & McKenzie LLP
2300 Trammell Crow Center
2001 Ross Avenue
Dallas, Texas 75201
Tel: (214) 978-3095
Fax:(214)978-3099
Attention: Roger W. Bivans, Esq.

If to the Trustee:

The Bank of New York Trust Company, N.A.
601 Travis Street, 18th Floor
Houston, Texas 77002
Attention: Corporate Trust Services

The Company, any Guarantor or the Trustee, by notice to the others may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) shall be deemed to have been duly given:  at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when answered back, if telexed; when receipt acknowledged, if telecopied; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

Any notice or communication to a Holder shall be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. Any notice or communication shall also be so mailed to any Person described in TIA § 313(c), to the extent required by the TIA. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Company or a Guarantor mails a notice or communication to Holders, it shall mail a copy to the Trustee and each Agent at the same time.

Section 15.03.              Communication by Holders of Notes with Other Holders of Notes.

Holders may communicate pursuant to TIA § 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Company, the Guarantors, the Trustee, the Registrar and anyone else shall have the protection of TIA § 312(c).

Section 15.04.              Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Company or a Guarantor to the Trustee to take any action under this Indenture, the Company or such Guarantor shall furnish to the Trustee:

(a)           an Officers’ Certificate in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 15.05 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(b)           an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 15.05 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

Section 15.05.              Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to TIA § 314(a)(4)) shall comply with the provisions of TIA § 314(e) and shall include:

(a)           a statement that the Person making such certificate or opinion has read such covenant or condition;

(b)           a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c)           a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(d)           a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

Section 15.06.              Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 15.07.              Indenture, Note Guarantees and Notes Solely Corporate Obligations.

No recourse for the payment of the principal of, or accrued and unpaid interest on, any Note or any Note Guarantee, or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company or any Guarantor in this Indenture or in any Note Guarantee or in any Note, or because of the creation of any Indebtedness represented thereby, shall be had against any past, present or future incorporator, stockholder, employee, agent, officer or director of the Company or Guarantor as such or of any successor Person, either directly or through the Company or any successor Person, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly understood that all such liability is hereby expressly waived and released as a condition of, and as a consideration for, the execution of this Indenture, the Note Guarantees and the issue of the Notes.

Section 15.08.              Governing Law.

THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW THAT WOULD APPLY ANY OTHER LAW.

Section 15.09.              No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 15.10.              Successors.

All agreements of the Company in this Indenture and the Notes shall bind its successors. All agreements of the Trustee in this Indenture shall bind its successors. All agreements of each Guarantor in this Indenture shall bind its successors, except as otherwise provided by Section 12.04.

Section 15.11.              Severability.

In case any provision in this Indenture, the Notes or a Note Guarantee shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 15.12.              Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 15.13.              Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

ARTICLE 16.
LETTER OF CREDIT

Section 16.01.              Letter of Credit.

(a)           On or prior to the Issue Date, the Company shall obtain the Letter of Credit. On each of the first four Interest Payment Dates, the LC Agent shall withdraw from the Letter of Credit an amount equal to the aggregate interest amount due on such Interest Payment Date to the Holders on a pro rata basis based on the Principal Amount of the Notes held by the Holders. Notwithstanding the foregoing, if any Holder shall convert all or any portion of its Notes on or prior to September 30, 2009, the LC Agent shall (and the Company shall give the LC Agent written instructions to) withdraw an amount equal to the Interest Make-Whole with respect to the Principal Amount so converted and shall, within one (1) Business Day, deliver such amount to the applicable Holder(s). The Interest Make-Whole shall be paid to the Holders as their interests may appear in accordance with the written instructions of the Company. In addition, upon the occurrence and during the continuance of an Event of Default of which the Trustee has notice and the Notes have been accelerated in accordance with Section 7.02 hereof and such acceleration has not been rescinded as provided therein, then the Trustee, as the LC Agent, shall draw under the Letter of Credit, including any renewals, extensions or replacements referred to below, for the full Letter of Credit Amount then available thereunder, and apply the proceeds from such draw in accordance with Section 7.10 hereof. The Company shall obtain such renewals, extensions or replacements of the Letter of Credit as necessary to ensure that the Letter of Credit shall not expire prior to the LC Expiration Date (unless the Letter of Credit shall have been reduced to zero in accordance with the terms contained in this Section 16.01 prior to such date). If, at any time, the Company cannot obtain a renewal, extension or replacement of the Letter of Credit such that the Letter of Credit will expire prior to the LC Expiration Date (a “Withdrawal Event”), the Company and the LC Bank shall each give the LC Agent written notice of the occurrence of a Withdrawal Event at least forty-five (45) days prior to the then current expiration date of the Letter of Credit. Following a Withdrawal Event, the LC Agent shall draw down the LC Amount in its entirety and apply the proceeds thereof in accordance with Section 7.10 hereof. The LC Agent shall, upon the written instructions of the Majority Holders, engage a replacement LC Bank designated by such Majority Holders if the LC Bank is unable or unwilling to issue the Letter of Credit or any renewal thereof.. After 91 days following September 30, 2009, any remaining LC Amount shall be returned to the Company so long as there is no Default or Event of Default.

(b)           The Trustee is hereby appointed as the LC Agent for the Holders hereunder, and each Holder by acceptance of the Notes hereunder hereby authorizes the LC Agent (and its officers, directors, employees and agents) to take any and all such actions on behalf of such Holder with respect to the LC in accordance with the terms of this Indenture. At any time, upon 10 Business Days advance notice to the Company, the Letter of Credit Bank and the Trustee, the LC Agent may resign as LC Agent, and the Majority Holders shall appoint a new LC Agent. If a successor LC Agent shall not have been so appointed within said 10 Business Day period, the retiring LC Agent shall then appoint a successor LC Agent who shall serve until such time, if any, as the Majority Holders appoint a successor LC Agent as provided above. The rights and immunities given to the Trustee in Article 8 hereof shall inure to the benefit of the LC Agent.

[Signatures on following page]

Dated as of September 28, 2007

NOVA BIOSOURCE FUELS, INC.

By:	/s/ Kenneth T. Hern
Name: Kenneth T. Hern
Title: CEO

NOVA HOLDING CLINTON COUNTY, LLC

By:	/s/ Kenneth T. Hern
Name: Kenneth T. Hern
Title: CEO

NOVA BIOFUELS CLINTON COUNTY, LLC

By:	/s/ Kenneth T. Hern
Name: Kenneth T. Hern
Title: CEO

NOVA HOLDING SENECA, LLC

By:	/s/ Kenneth T. Hern
Name: Kenneth T. Hern
Title: CEO

THE BANK OF NEW YORK TRUST COMPANY, N.A., as Trustee and as Collateral Agent

By:	/s/ Mauri J. Cowen
Name: Mauri J. Cowen
Title: Vice President

EXHIBIT A –FORM OF NOTE

[FACE OF NOTE]

[INCLUDE IF NOTE IS A RESTRICTED NOTE — THIS NOTE, THE NOTE GUARANTEE AND THE SHARES OF COMMON STOCK OF NOVA BIOSOURCE FUELS, INC. ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS.  NEITHER THIS NOTE, THE NOTE GUARANTEE, THE SHARES OF COMMON STOCK OR OTHER SECURITIES ISSUABLE UPON CONVERSION OF THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN OR THEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION.  EACH PURCHASER OF THIS NOTE IS HEREBY NOTIFIED THAT THE SELLER OF THIS NOTE MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER.

THE HOLDER OF THIS NOTE, BY ITS ACCEPTANCE HEREOF, AGREES TO OFFER, SELL OR OTHERWISE TRANSFER SUCH NOTE, PRIOR TO THE EXPIRATION OF THE HOLDING PERIOD APPLICABLE TO SALES OF THIS NOTE UNDER RULE 144(K) UNDER THE SECURITIES ACT (THE “RESALE RESTRICTION TERMINATION DATE”) ONLY (A) TO NOVA BIOSOURCE FUELS, INC. OR ANY PARENT OR SUBSIDIARY THEREOF, (B) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVNE THAT THE TRANSFER IS BEING MADE UNDER RULE 144A, (C) PURSUANT TO OFFERS AND SALES THAT OCCUR OUTSIDE THE U.S. WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, (D) TO A PERSON IT REASONABLY BELIEVES IS AN INSTITUTIONAL “ACCREDITED INVESTOR” AS DEFINED IN RULE 501(a)(l), (2), (3) OR (7) UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF AN INSTITUTIONAL “ACCREDITED INVESTOR” TO WHICH NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 501 (a)(l), (2), (3) OR (7), (E) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO NOVA BIOSOURCE FUELS, INC.’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM, AND IN EACH OF THE FOREGOING CASES, A CERTIFICATE OF TRANSFER DULY COMPLETED AND DELIVERED BY THE TRANSFEROR TO THE TRUSTEE.  THIS LEGEND WILL BE REMOVED UPON THE EARLIER OF THE TRANSFER OF THIS SECURITY PURSUANT TO CLAUSE (C) ABOVE OR UPON ANY TRANSFER OF THIS SECURITY UNDER RULE 144(K) UNDER THE SECURITIES ACT (OR ANY SUCCESSOR PROVISION).]

[INCLUDE IF NOTE IS A GLOBAL NOTE — THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS NOTE MAY NOT BE

EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (“DTC”), A NEW YORK CORPORATION, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL IN AS MUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

ADDITIONAL TRANSFER RESTRICTIONS ARE SET FORTH IN THE INDENTURE.

THE HOLDER OF THIS NOTE IS ENTITLED TO THE BENEFITS OF A REGISTRATION RIGHTS AGREEMENT, A LETTER OF CREDIT, A SECURITY AGREEMENT AND A PLEDGE AGREEMENT (AS EACH SUCH TERM IS DEFINED IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF) AND, BY ITS ACCEPTANCE HEREOF, AGREES TO BE BOUND BY AND TO COMPLY WITH THE PROVISIONS OF SUCH AGREEMENTS.

FOR PURPOSES OF SECTIONS 1272, 1273 AND 1275 OF THE UNITED STATES INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), THIS NOTE IS ISSUED WITH ORIGINAL ISSUE DISCOUNT.  THE COMPANY AGREES TO PROVIDE PROMPTLY TO THE HOLDER OF THIS NOTE, UPON WRITTEN REQUEST, THE AMOUNT OF ORIGINAL ISSUE DISCOUNT, THE ISSUE PRICE, THE ISSUE DATE AND THE YIELD TO MATURITY.  ANY SUCH WRITTEN REQUEST SHOULD BE SENT TO CHIEF FINANCIAL OFFICER, NOVA BIOSOURCE FUELS, INC., AT THE FOLLOWING ADDRESS:  363 NORTH SAM HOUSTON PARKWAY EAST, SUITE 630, HOUSTON, TEXAS 77060.

ANY TRANSFER OF ALL OR PART OF A NOTE MAY BE EFFECTED ONLY BY REGISTRATION OF SUCH TRANSFER ON THE REGISTER KEPT BY THE SECURITY REGISTRAR.

NOVA BIOSOURCE FUELS, INC.

10% Convertible Senior Secured Notes Due 2012

No.	U.S. $

CUSIP No.:

Nova Biosource Fuels, Inc., a corporation duly organized and validly existing under the laws of the State of Nevada (herein called the “Company”), which term includes any successor corporation under the Indenture referred to on the reverse hereof), for value received hereby promises to pay to [    ], or registered assigns, the principal sum of [                             ] United States Dollars ($        ) [INCLUDE IF NOTE IS A GLOBAL NOTE — (which amount may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for the Depositary, in accordance with the rules and procedures of the Depositary)] on September 30, 2012 and to pay interest on said principal sum semiannually on March 31 and September 30 of each year commencing March 31, 2008 at the rate of 10% per annum (to Holders of record on the immediately preceding March 15 and September 15) which interest has been paid, or if no interest has been paid, from September 28, 2007 until the Principal Amount is paid or duly made available for payment.  Except as otherwise provided in the Indenture, the interest payable on this Note pursuant to the Indenture on any March 31 and September 30 will be paid to the Person in whose name this Note (or one or more predecessor Note) is registered at the close of business on the Record Date, which shall be March 15 and September 15 (whether or not a Business Day) next preceding such March 31 and September 30 respectively.  Payment of the principal of and interest accrued on this Note shall be made by check mailed to the address of the Holder of this Note specified in the register of Note, or, upon written application by a Holder of an aggregate Principal Amount of greater than U.S. $2 million to the Registrar setting forth wire instructions not later than ten (10) days prior to the relevant payment date, such Holder may receive payment by wire transfer in immediately available funds, in such lawful money of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts.

The Issue Date of this Note is September 28, 2007.

Reference is made to the further provisions of this Note set forth on the reverse hereof, including, without limitation, provisions giving Holder of the Note the right to convert this Note into Common Stock of the Company and the right of the Holder of this Note to require the Company to repurchase this Note and upon certain events, in each case, on the terms and subject to the limitations referred to on the reverse hereof and as more fully specified in the Indenture.  Such further provisions shall for all purposes have the same effect as though fully set forth at this place. Capitalized terms used but not defined herein shall have such meanings as are ascribed to such terms in the Indenture.

This Note shall be deemed to be a contract made under the laws of the State of New York, and for all purposes shall be construed in accordance with and governed by the laws of said State.

This Note shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been manually signed by the Trustee or a duly authorized authenticating agent under the Indenture.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated:   September 28, 2007

NOVA BIOSOURCE FUELS, INC.

By:
Name:
Title:

By:
Name:
Title:

This is one of the Notes referred to
in the within-mentioned Indenture:

The Bank of New York Trust Company, N.A.,
  as Trustee:

By:
Authorized Signatory

[Back of Note]

This Note is one of a duly authorized issue of Notes of the Company, designated as its 10% Convertible Senior Secured Notes Due 2012 (the “Note”), all issued or to be issued under and pursuant to an Indenture, dated as of September 28, 2007 (the “Indenture”), among the Company, the Guarantors named therein and The Bank of New York Trust Company, N.A., as Trustee and Collateral Agent (the “Trustee”), to which Indenture and all indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the Holders of the Securities.

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to above unless otherwise indicated.

The indebtedness evidenced by the Notes ranks equally with all of the Company’s other existing and future unsubordinated indebtedness and will be effectively senior to the extent of the value of the Collateral.

1.             INTEREST; MATURITY.   Interest on the Notes shall be paid semi-annually in arrears on each Interest Payment Date to Holders of record on the Record Date immediately preceding such Interest Payment Date.  Interest on the Notes (and any interest added to the Principal Amount as Capitalized Interest) will accrue at a rate equal to 10% per annum, subject to increase as set forth in the following paragraphs below, from September [•], 2007 until maturity on September 30, 2012, subject to increase as set forth in the following paragraphs of this Section 1 of this Note and the Indenture.  The Company will pay interest semi-annually in arrears on March 31 and September 30 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”).  Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.  Interest on the Notes (and any interest added to the Principal Amount as Capitalized Interest)  shall accrue from the most recent date to which interest has been paid, or if no interest has been paid, from September 28, 2007, until the Principal Amount is paid or duly made available for payment; provided that the first Interest Payment Date shall be March 31, 2008.

The interest rate to be borne by this Note shall be subject to increase based on the following;

(i)            Pursuant to, and as set forth in, the Registration Rights Agreement and the Indenture, the Company may be required to pay Additional Interests.

(ii)           Pursuant to, and as set forth in, the Indenture, the Company may be required to pay Special Interest.

(iii)          On any Interest Payment Date after September 30, 2009, if the Company’s consolidated cash flow, calculated on a trailing twelve month basis preceding the relevant Interest Payment Date, is equal or less than $10 million and the Equity Conditions has been satisfied (unless the applicable Holder has waived the satisfaction of such Equity Conditions), the Company may elect to add the Interest (other than Additional Interest, Special Interest and Late Charges) due on such Interest Payment Date to the Principal Amount of the Notes as Capitalized Interest at an interest rate per annum equal to 12% for such portion of the Interest that is paid as Capitalized Interest.

(iv)          The Company shall pay interest (including post petition interest in any proceeding under the Bankruptcy Law) on overdue principal, installments of interest or any other amounts due at the rate of 2% above the interest rate in effect to the extent lawful.

2.             PAYING AGENT, CONVERSION AGENT, AND REGISTRAR.  Initially, The Bank of New York Trust Company, N.A., as the Trustee under the Indenture, will act as Paying Agent, Conversion Agent and Registrar.  The Company may change any Paying Agent, Conversion Agent or Registrar without notice to any Holder.  The Company or any of its Subsidiaries may act as Paying Agent or Registrar.

3.             INDENTURE AND COLLATERAL DOCUMENTS, LETTER OF CREDIT AND REGISTRATION RIGHTS AGREEMENT.  The Company issued this Note under the Indenture.  The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§ 77aaa-77bbbb) (the “Trust Indenture Act”).  The Notes are subject to all such terms and Holders are referred to the Indenture and to the Trust Indenture Act for a statement of such terms.  To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.  The Notes are secured obligations of the Company limited to $55 million in aggregate principal amount (subject to increase if any Interest is capitalized).  The Notes are secured as provided in the Collateral Documents referred to in the Indenture.

4.             OPTIONAL REDEMPTION BY THE COMPANY.

(a)           The Notes may not be redeemed at the option of the Company at any time prior to September 30, 2009.

(b)          If, at any time and from time to time on or after September 30, 2009, if the Equity Conditions are satisfied, the Company may, pursuant to Article 3 of the Indenture, redeem all or a portion of the Notes at a redemption price equal to (i) 100% of the principal amount to be redeemed plus accrued and unpaid interest and Interest Make-Whole, if any, on the Notes if the Optional Redemption Date is prior to September 30, 2010 and the Closing Sale Price of the Company’s Common Stock exceeds $6.00 for 20 of any 30 consecutive Trading Days preceding the Optional Redemption Notice, (ii) 105% of the principal amount to be redeemed plus accrued and unpaid interest if the Option Redemption Date is on or after September 30, 2010 and prior to September 30, 2011, (iii) 102.5% of the principal amount to be redeemed plus accrued and unpaid interest if the Optional Redemption Date is on or after September 30, 2011 and prior to September 30, 2012 and (iv) 100% of the principal amount to be redeemed plus accrued and unpaid interest if the Optional Redemption Date is on or after September 30, 2012, to the applicable Redemption Date (subject to the right of Holders of record on the relevant regular record date to receive interest due on an Interest Payment Date that is on or prior to the Optional Redemption Date).

(c)           On September 30, 2010, the Holder may, pursuant to Section 3.09 of the Indenture, elect to require the Company to redeem all or a portion of the Notes at a purchase price in cash equal to 100% of the Principal Amount to be repurchased plus accrued and unpaid Interest and Late Charges, if any, to but excluding the Holder Optional Redemption Date.

5.             MANDATORY REDEMPTION.

Except as set forth in paragraphs 6 and 7 below, the Company shall not be required to make mandatory redemption payments with respect to the Notes.

6.             REPURCHASE AT OPTION OF HOLDER.

(a)           If there is a Change of Control, the Company shall be required to make, pursuant to Section 5.15 of the Indenture, an offer (a “Change of Control Offer”) to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of each Holder’s Notes at a purchase price equal to 102% of the aggregate Principal Amount thereof plus a pro rata portion of the LC Amount to the extent applicable, and accrued and unpaid Interest and Late Charges thereon, if any, to the date of purchase (the “Change of Control Redemption Price”), subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date.  Within 15 days after the Company knows or reasonably should know of the occurrence of a Change of Control, pursuant to Section 5.15 of the Indenture, the Company shall mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and setting forth the procedures governing the Change of Control Offer as required by the Indenture.

(b)           If the Company or a Subsidiary consummates any Asset Sales, or in an Event of Loss, within five days of each date on which the aggregate amount of Excess Proceeds exceeds $5.0 million, the Company shall pursuant to Section 5.10 of the Indenture, commence an offer to all Holders of Notes (as “Excess Proceeds Offer”) pursuant to Section 3.08 of the Indenture to purchase the maximum principal amount of Notes (including any interest added to the Principal Amount as Capitalized Interest), that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the Principal Amount thereof plus accrued and unpaid Interest and Late Charges thereon, if any, to the date fixed for the closing of such offer in accordance with the procedures set forth in the Indenture.  To the extent that the aggregate amount of Notes (including any interest added to the Principal Amount as Capitalized Interest) tendered pursuant to an Excess Proceeds Offer is less than the Excess Proceeds, the Company (or such Subsidiary) may pursuant to Section 5.10 of the Indenture, use remaining Excess Proceeds for any purpose not otherwise prohibited by the Indenture.  If the aggregate principal amount of Notes surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall pursuant to Section 5.10 of the Indenture, select the Notes to be purchased on a pro rata basis.  Holders of Notes that are the subject of an offer to purchase will receive an Excess Proceeds Offer from the Company prior to any related purchase date and may elect to have such Notes purchased by completing the form entitled “Option of Holder to Elect Purchase” on the reverse of the Notes.

7.             NOTICE OF REPURCHASE.  Notice of repurchase will be mailed at least 30 days but not more than 60 days before the repurchase date, to each Holder whose Notes are to be repurchased at its registered address.  Notes in denominations larger than $1,000 may be repurchased in part but only in whole multiples of $1,000, unless all of the Notes held by a Holder are to be repurchased.  On and after the repurchase date interest ceases to accrue on Notes or portions thereof called for repurchase.

8.             CONVERSION.  A Holder of a Note may convert such Note (or any portion thereof equal to $1,000 or any integral multiple of $1,000 in excess thereof).  The initial Conversion Price is $[•](1) per share of the Company’s Common Stock and is subject to adjustment as provided in the Indenture.

To convert a Note, a Holder must (a) complete and manually sign the conversion notice set forth below and deliver such notice to a Conversion Agent and the Conversion Agent shall have received such notice, on or prior to 5:00 p.m., New York City time, on such date, (b) surrender the Notes to be converted to the Conversion Agent as soon as practicable on or following such date (or an indemnification undertaking with respect to any such Notes in the case of its loss, theft or destruction, (c) furnish appropriate endorsements and transfer documents if required by a Registrar or a Conversion Agent, and (d) pay any transfer or similar tax, if required.  A Holder may convert a portion of a Note equal to $1,000 or any integral multiple thereof.

(1)                                  Insert amount equal to 135% of the arithmetic average of the Weighted Average Price of the Common Stock for the five (5) consecutive Trading Days immediately preceding the execution of the Securities Purchase Agreement.

For any Interest Payment Date occurring after the fourth semi-annual Interest Payment Date due on September 30, 2009, if a Note is converted on or after a Record Date for an interest payment but prior to the corresponding Interest Payment Date, the Holder will be required to pay the Company, at the time it surrenders such Note for conversion, the amount of Interest on such Notes it will receive on the Interest Payment Date corresponding to the period commencing on such conversion date and ending on such Interest Payment Date.  Notwithstanding the foregoing, if a Note is converted prior to payment of the fourth semi-annual interest payment due on September 30, 2009, and (i) if the Holder indicates that the applicable Conversion Amount shall not include any Interest Make-Whole, then such Holder shall receive, in addition to the Company’s Common Stock (or other securities or assets as provided in the Indenture) issuable upon such conversion, in cash the LC Amount applicable to such Note or portion of such Note, and (ii) if the Holder indicates that the applicable Conversion Amount shall include the Interest Make-Whole, then the Letter of Credit shall be deduced by the LC Amount applicable to such Note or portion of such Note.

A Note in respect of which a Holder had delivered an “Option of Holder to Elect Purchase” form exercising the option of such Holder to require the Company to purchase such Note pursuant to an Excess Proceeds Offer or a Change of Control Offer may be converted only if such form is withdrawn in accordance with the terms of the Indenture.

9.             DENOMINATIONS, TRANSFER, EXCHANGE.  The Notes are in registered form without coupons in denominations of $1,000 and integral multiples of $1,000.  The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture.  The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture.  The Company need not exchange or register the transfer of any Note or portion of a Note selected for repurchase, except for the unpurchased portion of any Note being repurchased in part.  Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be repurchased.

10.           PERSONS DEEMED OWNERS.  The Holder of a Note may be treated as its owner for all purposes.

11.           AMENDMENT, SUPPLEMENT AND WAIVER.  Subject to certain exceptions, the Indenture, the Notes and the Collateral Documents may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the then outstanding Notes voting as a single class, and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes voting as a single class.  Without the consent of any Holder of a Note, the Indenture, the Notes and the Collateral Documents may be amended or supplemented to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes or to alter the provisions of Article 2 of the Indenture in a manner that does not adversely affect any Holder, to provide for the assumption of the Company’s or a Guarantor’s obligations to Holders of the Notes in case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights under the Indenture, the Notes, the Note Guarantees, the Pledge Agreement and the Collateral Documents of any such Holder, to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act or to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to a Note.

12.           DEFAULTS AND REMEDIES.  If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes and any remaining Escrowed Interest to be due and payable.  Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, all outstanding Notes plus any remaining LC Amount will become due and payable without further action or notice.  Holders may not enforce the Indenture or the Notes except as provided in the Indenture.  Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power.  The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.  The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes.  The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

13.           UNCLAIMED MONEY.  If money for the payment of principal or interest, if any, remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Company at its written request, subject to applicable unclaimed property laws.  After that, Holders entitled to money must look to the Company for payment as general creditors unless applicable abandoned property law designates another person.

14.           TRUSTEE DEALINGS WITH COMPANY.  The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

15.           AUTHENTICATION.  This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

16.           CUSIP NUMBERS.  Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption or repurchase as a convenience to Holders.  No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

17.           GOVERNING LAW.  THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS NOTE AND THE INDENTURE.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture, the Registration Rights Agreement, the Escrow Agreement, the Pledge Agreement and any Collateral Document.  Requests may be made to:

Nova Biosource Fuels, Inc.
The Riviana Building
2777 Allen Parkway, Suite 860
Houston, Texas  77019
Attention:  President

GUARANTEE

The Guarantors listed below and its successors under the Indenture, jointly and severally with any other Guarantors, hereby irrevocably and unconditionally guarantees, on a senior secured senior basis (i) the due and punctual payment of the principal of, premium, if any, and interest on the Notes, whether at maturity, by acceleration or otherwise, the due and punctual payment of interest on the overdue principal of an interest, if any, on the Notes, to the extent lawful, and the due and punctual performance of all other obligations of the Guarantors listed below to the Holders or the Trustee all in accordance with the terms set forth in Article 12 of the Indenture and (ii) in case of any extension of time of payment or renewal of any Notes or any such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.  Capitalized terms used herein have the meanings assigned to them in the Indenture and the Note unless otherwise indicated.

This Guarantee shall be binding upon the Guarantors listed below and its successors and assigns and shall inure to the benefit of the successors and assigns of the Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges herein conferred upon that party shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof.

This Guarantee shall not be valid or obligatory for any purposes until the certificate of authentication on the Note upon which this Guarantee is noted shall have been executed by the Trustee under the Indenture by the manual signature of one of its authorized officers.

This Guarantee is subject to release upon the terms set forth in the Indenture.

The obligations of the undersigned to Holders and to the Trustee pursuant to this guarantee and the Indenture are expressly set forth in Article 12 of the Indenture and reference is hereby made to the Indenture for the precise terms of the guarantee and all other provisions of the Indenture to which this Guarantee relates.

This Guarantee shall be governed by, and construed in accordance with, the laws of the State of New York.

By:
Name:
Title:

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(Insert Assignees Name)

(I) or (we) assign and transfer this Note
to:

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date :

Your Signature:

(Sign exactly as your name appears on the face of this Note)

Signature
Guarantee*:

*              Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

CONVERSION NOTICE

If you want to convert this Note into Common Stock of the Company, check the box:  ☐

To convert only part of this Note, state the Principal Amount to be converted (which must be $1,000 or an integral multiple of $1,000):    $

If you are converting this Note prior to September 30, 2009 and want to receive the Interest Make-Whole applicable to the Note or portion of Note in shares of Common Stock, check the box:  ☐

Your total Conversion Amount shall consist of the following:

•                  Principal Amount $

•                  Interest $

•                  Late Charges $

•                  Interest Make-Whole (if applicable and above box checked) $

If you want the stock certificate made out in another person’s name, fill in the form below:

(Insert other person’s social security or tax ID no.)

(Print or type other person’s name, address and zip code)

Date:	Signed:
(Sign exactly as your name appears on the other side of this Security)

Signature Guarantee:

Note: Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Security Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 5.10 or 5.15 of the Indenture, check the appropriate box below:

☐ Section 3.09	☐ Section 5.10	☐ Section 5.15

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 3.09, Section 5.10 or Section 5.15 of the Indenture, state the amount you elect to have purchased:

$

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature
Guarantee*:

*                                         Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).